SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
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☐	Soliciting Material Pursuant to Section 240.14a-12
ROVI CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Continued

ROVI CORPORATION
Two Circle Star Way
San Carlos, California 94070
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 27, 2016
To Our Stockholders:
The annual meeting of stockholders of Rovi Corporation will be held at our offices located at 550 East Swedesford Road, Suite 350, Wayne, Pennsylvania 19087 on April 27, 2016, beginning at 9:00 a.m., local time. Directions to the annual meeting can be found at www.rovicorp.com. We are holding the meeting to act on the following matters:

1)
Election of Directors. You will have the opportunity to elect eight members of the Board of Directors for a term of one year. The following eight persons are our nominees: Thomas Carson; Alan L. Earhart; Eddy W. Hartenstein, N. Steven Lucas; James E. Meyer; Ruthann Quindlen; Raghavendra Rau; and Glenn W. Welling.

2)
Approval of the Company’s Amended 2008 Equity Incentive Plan. You will be asked to approve the company’s Amended 2008 Equity Incentive Plan, which includes an increase in the available share reserve under the company’s 2008 Equity Incentive Plan by 6,000,000 shares and certain other changes to the company’s 2008 Equity Incentive Plan as described in Proposal 2 in this Proxy Statement.

3)
Amendment and Restatement of the Company’s 2008 Employee Stock Purchase Plan. You will be asked to approve the amendment and restatement of the company’s 2008 Employee Stock Purchase Plan to, among other things, increase the available share reserve thereunder by 6,500,000 shares.

4)
Appointment of Independent Registered Public Accounting Firm. You will be asked to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016.

5)	Advisory Vote to Approve Named Executive Officer Compensation You will be asked for an advisory vote to approve named executive officer compensation.

6)	Other Business. We will also transact any other business that is properly raised at the meeting.

We cordially invite all stockholders to attend the annual meeting in person. If you were a stockholder as of the close of business on March 3, 2016, you are entitled to vote at the annual meeting. A list of stockholders eligible to vote at the annual meeting will be available for review during our regular business hours at our headquarters in San Carlos for at least ten days prior to the meeting for any purpose related to the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: March 14, 2016	Thomas Carson, President & CEO
San Carlos, California

Continued

YOUR VOTE IS IMPORTANT
We are using Securities and Exchange Commission rules that allow us to make our proxy statement and related materials available on the Internet. Accordingly, we are sending a “Notice of Internet Availability of Proxy Materials” to our stockholders of record instead of a paper proxy statement and financial statements. The rules provide us the opportunity to save money on the printing and mailing of our proxy materials and to reduce the impact of our annual meeting on the environment. We hope that you will view our annual meeting materials over the Internet if possible and convenient for you. Instructions on how to access the proxy materials over the Internet or to request a paper or email copy of our proxy materials may be found in the notice you received.
Whether or not you expect to attend the annual meeting, please make sure you vote so that your shares will be represented at the meeting. Our stockholders can vote over the Internet or by telephone as specified in the accompanying voting instructions or by completing and returning a proxy card. This will ensure the presence of a quorum at the annual meeting and save the expense and extra work of additional solicitation. Sending your proxy card will not prevent you from attending the meeting, revoking your proxy and voting your stock in person.

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PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Annual Meeting Information

Time and Date:	9:00 a.m., local time, on Wednesday, April 27, 2016
Place:	Offices located at 550 East Swedesford Road, Suite 350, Wayne, Pennsylvania 19087
Record Date:	March 3, 2016
Voting:	•	Stockholders as of the record date are entitled to vote.
•
You can vote over the Internet or by telephone or by completing and returning a proxy card or, if you hold shares in a brokerage account in your broker’s name (in “street name”), a voting instruction form as supplied by your broker.

	•	See the voting instructions for Internet and telephone voting in the Notice of Availability or in the materials sent to you for more information.
Attending the Annual Meeting:	•	In Person: The meeting starts at 9:00 a.m. local time. You will be required to present proof of identification and stock ownership in order to attend the meeting.
	•	You do not need to attend the annual meeting to vote if you have submitted your proxy or otherwise voted your shares in advance of the meeting.
Annual Meeting Agenda and Voting Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)
Election of 8 directors	For each director nominee	5
Approval of the company’s Amended 2008 Equity Incentive Plan	For	11
Amendment and restatement of the company’s 2008 Employee Stock Purchase Plan	For	21
Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2016	For	28

PROXY STATEMENT SUMMARY

Advisory resolution on named executive officer compensation	For	30
Corporate Governance Highlights

Governance Matter	Summary Highlights	Page Reference (for more detail)
Board Independence	Independent nominees: 7 out of 8 Independent chairman: James E. Meyer Independent Board committees: All	31
Director Elections	Frequency: Annual Voting standard for uncontested elections: Majority of votes cast	2-5
Meeting Attendance	All directors attended at least 75% of the total number of meetings of our Board and committees on which the director served in 2015	32
Evaluating and Improving Board Performance	Board evaluations: Annual Committee evaluations: Annual	34-35
Aligning Director and Stockholder Interests	Director stock ownership guidelines: Yes Director equity grants: Yes Director compensation limits: Yes	68
Stockholder Engagement and Executive and Director Compensation Changes
We are committed to ensuring our executive compensation program is effective in aligning our executive pay with our performance and our stockholders’ interests. We engage with our stockholders on our executive compensation programs and corporate governance and have made the following fundamental changes for our 2015 and 2016 compensation program:

	• Changed our long-term performance-based awards (beginning in 2015) to be measured over a three-year performance period based upon the achievement of two equally weighted objective performance factors (a relative total stockholder return metric and a compound annual growth rate and margin target);	65
	• Clarified measures and goals for all incentive plans in the proxy statement (beginning in 2015) to show rigor of short-term and long-term incentive targets;	62
	• Adopted a clawback policy beginning in 2015;	69

PROXY STATEMENT SUMMARY

Governance Matter		Summary Highlights	Page Reference (for more detail)
	•	Eliminated the discretionary incentive elements from our senior executive bonus plan beginning in 2015;	62
	•	Modified our peer group in both 2015 and 2016 to remove companies whose revenues and market capitalizations were too large to be appropriate for pay positioning purposes;	57-58
	•	Adjusted our 2016 executive pay positioning philosophy downward to target overall target compensation at the 50th percentile of peer data;	68
	•	Reduced our 2016 executive pay levels to reflect this new philosophy, resulting in (i) no increases to base salary for our named executive officers; (ii) no increase in target bonuses for our named executive officers; and (iii) reduction of 2016 equity award target values ranging from 48% to 57% compared to the 2015 long-term equity incentive grants;	68
	•	Changed our CEO’s 2016 equity compensation mix so that performance-based awards represent the largest component of his annual target equity award;	68-69
	•	Increased our CEO stock ownership guideline to 5x annual base salary beginning in 2016;	68
	•	Increased the minimum threshold levels of the corporate performance goals that would be necessary to earn any bonus payout in the 2016 bonus plans from 50% to 75% achievement of targeted goals;	68
	•	Eliminated the automatic initial restricted stock grant under our non-employee director compensation program that previously had a market value equal to $440,000 on the grant date, beginning with any non-employee directors joining our Board of Directors after October 2015; and	82
	•	Added a limitation on the total annual compensation that may be paid or granted to any non-employee director for service on our Board of Directors, subject to stockholder approval of Proposal 2 in this proxy statement.	11

PROXY STATEMENT

ROVI CORPORATION
Two Circle Star Way
San Carlos, California 94070

PROXY STATEMENT
For the
Annual Meeting of Stockholders
To be held on April 27, 2016

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
The Board of Directors (sometimes referred to as the “Board”) of Rovi Corporation (sometimes referred to as the “company” or “Rovi”) is soliciting your proxy for our 2016 annual meeting of stockholders (the “annual meeting” or “meeting”). The annual meeting will be held at our office located at 550 East Swedesford Road, Suite 350, Wayne, Pennsylvania 19087 on April 27, 2016, beginning at 9:00 a.m., local time. Our telephone number is (408) 562-8400. We are first distributing this proxy statement and voting instructions on or about March 14, 2016.
This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the annual meeting. Please read it carefully.
Why did I receive a notice regarding the availability of proxy materials on the internet?
Instead of mailing paper proxy materials, we sent a “Notice of Internet Availability of Proxy Materials” to our stockholders of record. We refer to that notice as the “Notice of Availability.” The Notice of Availability provides instructions on how to view our proxy materials over the Internet, how to vote and how to request a paper or email copy of our proxy materials. This method of providing proxy materials is permitted under rules adopted by the Securities and Exchange Commission (“SEC”). We hope that following this procedure will allow us to save money on the printing and mailing of those materials and to reduce the impact that our annual meeting has on the environment.
We intend to mail the Notice of Availability on or about March 14, 2016 to all stockholders of record entitled to vote at the annual meeting.
What is the purpose of the annual meeting?
At our annual meeting, stockholders will act upon the proposals described in this proxy statement. In addition, management will be available to discuss our performance and respond to questions from stockholders.
Who can vote at the annual meeting?
The Board of Directors set March 3, 2016 as the record date for the annual meeting. If you owned our common stock at the close of business on March 3, 2016, you may attend and vote at the annual meeting. You are entitled to one vote for each share of common stock that you held on the record date for all matters to be voted on at the annual meeting. As of the record date, 83,294,067 shares of common stock, representing the same number of votes, were outstanding.
What is the quorum requirement for the annual meeting?
A majority of our outstanding shares as of the record date must be present in person or represented by proxy at the meeting in order to hold the annual meeting and conduct business. This is called a quorum. Your shares are counted as present in person or represented by proxy at the annual meeting if you are present in person at the meeting or if you have properly submitted a proxy by telephone, Internet or mail. Proxies

PROXY STATEMENT

received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present in person or represented by proxy at the annual meeting.
How do I vote my shares without attending the annual meeting?
You can vote over the Internet or by telephone or by completing and returning a proxy card or, if you hold shares in a brokerage account in your broker’s name (in “street name”), a voting instruction form as supplied by your broker. Voting instructions for Internet and telephone voting can be found in the Notice of Availability or in the materials sent to you. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern time on April 26, 2016.
Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.
How can I vote my shares in person at the annual meeting?
Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to attend the meeting in person, please bring proof of identification to the meeting. If you hold your shares in street name, your broker will forward these proxy materials to you. If you hold your shares in street name, you have the right to direct your broker on how to vote the shares, but you may not vote these shares in person at the annual meeting unless you bring an account statement and a letter of authorization from the broker that holds your shares to the meeting.
How can I change my vote after I return my proxy?
You may revoke your proxy (including any Internet or telephone vote) and change your vote at any time before the final vote at the meeting. You may do this by submitting a new proxy at a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it. Only the latest validly executed proxy that you submit will be counted.
What proposals are scheduled to be voted on at the annual meeting?
The following proposals are scheduled for a vote at the annual meeting:

•	Proposal No. 1: the election of each of the named nominees for director;

•	Proposal No. 2: the approval of the company’s Amended 2008 Equity Incentive Plan;

•	Proposal No. 3: the amendment and restatement of the company’s 2008 Employee Stock Purchase Plan;

•	Proposal No. 4: the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016; and

•	Proposal No. 5: the advisory vote to approve named executive officer compensation.

Will there be any other matters considered at the annual meeting?
We are unaware of any matter to be presented at the annual meeting other than the proposals discussed in this proxy statement. If other matters are properly presented at the annual meeting, then the persons named in the proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter.
What vote is required for each proposal?
Election of Directors. You may vote “FOR” or “AGAINST” a nominee for our Board of Directors or “ABSTAIN” from voting as to a nominee. Our Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections. Therefore, in an uncontested election, each nominee

PROXY STATEMENT

who receives a majority of the votes cast (the number of shares voted “for” the nominee exceeds the number of votes cast “against” that nominee) will be elected, assuming a quorum is present. In a contested election, however, directors are instead elected by a plurality of the votes cast, meaning that the eight nominees receiving the most votes would be elected. You may not vote your shares cumulatively or for a greater number of persons than the number of nominees named in this proxy statement. Abstentions and broker non-votes are not counted as votes cast and therefore will not have any effect on the outcome of this proposal.
Approval of the Company’s Amended 2008 Equity Incentive Plan. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the approval of the Amended 2008 Equity Incentive Plan. The affirmative vote of the majority of the shares present in person or represented by proxy at the meeting will be required for approval. Abstentions will have the same effect as if you voted against the proposal, and broker non-votes will not have any effect on the outcome of this proposal.
Approval of the Amendment and Restatement the Company’s 2008 Employee Stock Purchase Plan. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the approval of the amendment and restatement of the 2008 Employee Stock Purchase Plan. The affirmative vote of the majority of the shares present in person or represented by proxy at the meeting will be required for approval. Abstentions will have the same effect as if you voted against the proposal, and broker non-votes will not have any effect on the outcome of this proposal.
Ratification of Independent Registered Public Accounting Firm. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the ratification of our selection of Ernst & Young LLP as our independent registered public accounting firm. The affirmative vote of the majority of the shares present in person or represented by proxy at the meeting will be required for approval. Abstentions will have the same effect as if you voted against the proposal, and broker non-votes will not have any effect on the outcome of this proposal.
Advisory Vote to Approve Named Executive Officer Compensation. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the non-binding advisory vote on named executive officer compensation. Abstentions will have the same effect as if you voted against the proposal, and broker non-votes will not have any effect on the outcome of this proposal. While the results of this advisory vote are non-binding, our compensation committee will consider the outcome of the vote in deciding whether any actions are necessary to address the concerns raised by the vote and when making future compensation decisions for named executive officers.
All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you return a signed proxy card without indicating how your shares should be voted on a matter and do not revoke your proxy, the shares represented by your proxy will be voted as the Board of Directors recommends. If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the meeting.
What are the recommendations of the Board of Directors?
The recommendation of our Board of Directors is set forth together with the description of each proposal in this proxy statement. In summary, our Board of Directors recommends a vote FOR the election of each of the named nominees for director, FOR approval of the company’s Amended 2008 Equity Incentive Plan, FOR approval of the amendment and restatement of the company’s Employee Stock Purchase Plan and FOR ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016. With respect to the advisory vote, our Board of Directors recommends a vote FOR the compensation of our named executive officers.
Where can I find the voting results?
The preliminary voting results will be announced at the meeting. The final voting results will be reported in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the meeting. If our

PROXY STATEMENT

final voting results are not available within four business days after the meeting, we will file a Current Report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the Current Report on Form 8-K within four business days after the final voting results are known to us.

PROPOSAL 1: ELECTION OF DIRECTORS

PROPOSAL 1: ELECTION OF DIRECTORS
Our Board of Directors currently consists of eight members, a majority of whom are “independent” under applicable rules of the SEC. Our Bylaws provide that our Board of Directors shall have not less than five members, with the exact number of directors to be fixed from time to time by the Board of Directors. Pursuant to our Bylaws, the Board of Directors has fixed the authorized number of directors at eight.
The corporate governance and nominating committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the company’s business. To that end, the committee has identified and evaluated nominees in the broader context of the Board of Directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the corporate governance and nominating committee views as critical to effective functioning of the Board of Directors. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the committee to recommend that person as a nominee. Each corporate governance and nominating committee member may have a variety of reasons, however, for believing that a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members. Each of the nominees listed below is currently a director of the company who was previously elected by the stockholders, except for Mr. Hartenstein. Our Board of Directors elected Mr. Hartenstein to the Board of Directors in September 2015 upon recommendation of our nominating and corporate governance committee, based on its review of his experience and qualifications. Mr. Hartenstein was initially identified to our nominating and corporate governance committee by a search firm and as a result of an extensive external nomination process.
Based on the above, our corporate governance and nominating committee has recommended the eight individuals listed below to stand for election at the annual meeting of stockholders this year and our Board of Directors has approved the nomination of these eight directors to stand for election. Each director will be elected to serve until the next annual meeting of stockholders, or until a successor is duly elected and qualified or until the director’s earlier death, resignation or removal. Each nominee for director below has consented to be named in this proxy statement and has agreed to serve as a director if elected by the stockholders. If any nominee named in this proxy statement should become unable to serve or for good cause will not serve as a director prior to the meeting, our Board of Directors may designate a substitute nominee to fill the vacancy and proxies will be voted for that substitute nominee. If any such substitute nominee(s) are designated, we will file an amended proxy statement and proxy card that, as applicable, identifies the substitute nominee(s), discloses that such nominee(s) have consented to being named in the revised proxy statement and to serve if elected, and includes biographical and other information about such nominee(s) as required by the rules of the SEC.
There are no family relationships among our executive officers, directors and nominees for director.
Nominees for Director
You are being asked to vote on the eight director nominees listed below. Unless otherwise instructed, the proxy holders will vote the proxies received by them for these eight nominees. All of our nominees for director are current members of our Board of Directors.

PROPOSAL 1: ELECTION OF DIRECTORS

Name of Director Nominee	Age	Director Since*	Position
Thomas Carson	56	2011	Director; President and Chief Executive Officer
James E. Meyer	61	1997	Chairman of the Board; Independent Director
Alan L. Earhart	72	2008	Independent Director
Eddy W. Hartenstein	65	2015	Independent Director
N. Steven Lucas	43	2015	Independent Director
Ruthann Quindlen	61	2004	Independent Director
Raghavendra Rau	66	2015	Independent Director
Glenn W. Welling	45	2015	Independent Director
* The “Director Since” column above denotes the year in which such member joined as a director of Rovi Corporation or one of its subsidiaries, Rovi Solutions Corporation (formerly Macrovision Corporation) or Rovi Guides, Inc. (formerly Gemstar-TV Guide International, Inc. (“Gemstar”)).

Thomas Carson.

• Mr. Carson has served as our President and Chief Executive Officer and a member of our Board of Directors since December 2011.
• Mr. Carson previously was Executive Vice President, Worldwide Sales & Marketing since May 2008 when the acquisition of Gemstar-TV Guide International by the company was completed.
• From April 2006 to May 2008, Mr. Carson served in various capacities at Gemstar, including President of the North American IPG business and President for North American CE business.
• Prior to joining Gemstar, Mr. Carson held various executive positions at Thomson Multimedia Corporation (“Thomson”), including Executive Vice President of Operational Efficiency programs, Executive Vice President, Global Sales and Services and Executive Vice President of Patents & Licensing.

Qualifications: Mr. Carson holds a B.S. in business administration and an MBA from Villanova University. We believe Mr. Carson is qualified to sit on our Board of Directors as he is our President and Chief Executive Officer.

Age: 56
Director since: 2011

James E. Meyer.

• Mr. Meyer has served as our Chairman of the Board since July 2015 and a member of our Board since May 2008.
• Mr. Meyer has served as Chief Executive Officer of Sirius XM Radio since December 2012.
• Mr. Meyer served as President of Sirius Satellite Radio from April 2004 to December 2012.
• From 1997 to 2002, Mr. Meyer served in various capacities at Thomson.
• Mr. Meyer served as a member of the Board of Directors of Gemstar from 1997 until May 2008.

Qualifications: Mr. Meyer holds a B.S. in economics and an MBA from St. Bonaventure University. With his years of managerial experience, both at Sirius and Thomson, we believe Mr. Meyer brings to our Board of Directors demonstrated management ability at senior levels and critical industry, technology and operational insights.

Age: 61
Director since: 1997

Alan L. Earhart.
• Mr. Earhart retired as partner of PricewaterhouseCoopers LLP, an accounting	Qualifications: Mr. Earhart holds a B.S. in accounting from the University of Oregon. Mr. Earhart currently serves on

PROPOSAL 1: ELECTION OF DIRECTORS

       and consulting firm, in 2001. At the time of his retirement, he served as Managing Partner for PricewaterhouseCoopers’ Silicon Valley office.
• From 1970 to 2001, Mr. Earhart held a variety of positions with Coopers & Lybrand and its successor entity, PricewaterhouseCoopers LLP.

the Board of Directors of NetApp, a computer storage and data management company, and Brocade Communications Systems Inc., a data center networking solution company. From his experience as a partner at a major accounting firm, we believe Mr. Earhart has extensive knowledge of accounting issues and valuable experience dealing with accounting principles and financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of publicly-reporting companies, as well as technology industry insight.

Age: 72
Director since: 2008

Eddy W. Hartenstein.

• Mr. Hartenstein served as President and Chief Executive Officer of the Tribune Company, a multimedia, publishing, digital media and broadcasting company, from May 2011 to January 2013.
• Mr. Hartenstein was also publisher and Chief Executive Officer of the Los Angeles Times from August 2008 to August 2014.
• Previously, Mr. Hartenstein served as President of DIRECTV, Inc., a television service provider, from its inception in 1990 through 2001 and then as its Chairman and Chief Executive Officer from 2001 to 2003, when News Corporation purchased a controlling interest in the company. He continued as Vice Chairman of The DIRECTV Group until 2004.
• Mr. Hartenstein was inducted into the Consumer Electronics Association Hall of Fame in 2008, the Broadcasting and Cable Hall of Fame in 2002 and the National Academy of Engineering in 2001, and received an Emmy® from the National Academy of Television Arts and Sciences for lifetime achievement in 2007.

Qualifications: Mr. Hartenstein holds a B.S. in aerospace engineering, a B.S. in mathematics and an honorary Doctor of Science from California State Polytechnic University, Pomona, and an M.S. in applied mechanics from the California Institute of Technology. Mr. Hartenstein currently serves as the lead independent director of Sirius XM Radio Inc. and as a director of Broadcom Corporation, an analog and digital semiconductor connectivity solutions company, City of Hope, a private, not-for-profit clinical research center, hospital and medical school, Tribune Publishing and SanDisk Corporation, a flash memory storage device and software company. We believe, Mr. Hartenstein’s experience in the media and service provider industries, senior leadership, as well as his previous operational experience, including serving as the chief executive officer, of large, complex, publicly-held companies brings technological and industry expertise to our Board of Directors.

Age: 65
Director since: 2015

PROPOSAL 1: ELECTION OF DIRECTORS

N. Steven Lucas.

• Mr. Lucas has served as President of SAP’s Platform Solutions organization since January 2013 and leads go-to-market, product marketing and strategy for SAP’s Analytics, Database, Cloud Platform and ‘Internet of Things’ products.
• From January 2012 to July 2013, Mr. Lucas served as Executive Vice President of Business Analytics, Database and Technology of SAP, where he led the mobile, analytics, database, middleware and big data organizations.
• Mr. Lucas served as Global General Manager and Senior Executive for SAP Business Analytics and Technology organization from January 2011 to January 2012, where his responsibilities included strategy and go-to-market activities across sales, marketing and product management lines of business.
• From August 2009 to January 2011, Mr. Lucas served as Senior Vice President of SAP Business Objects, North America, where he oversaw sales of software for data integration and management.

Qualifications: Mr. Lucas holds a B.S. in business from the University of Colorado. Mr. Lucas currently serves on the Board of Directors of SendGrid, Inc., a privately-held internet email infrastructure technology company. Mr. Lucas has also co-chaired various government oriented technology leadership initiatives, including the TechAmerica BigData committee. Given his 20+ years of experience in the analytics and technology industry, we believe Mr. Lucas has valuable expertise in general management operations, research and development, and enterprise sales, and provides technology and operational insight to our Board of Directors.

Age: 43
Director since: 2015

Ruthann Quindlen.

• Ms. Quindlen served as a General Partner or Managing Member in Funds VI-VIII of Institutional Venture Partners (IVP), an early stage Silicon Valley venture capital firm, from 1994 to 2015.
• From July 1983 to May 1993, Ms. Quindlen served as a Managing Director at Alex Brown & Sons, and led the IPOs of many prominent software companies including Microsoft and Electronic Arts as well as leading data analytics companies such as Epsilon.
• Since April 2014, Ms. Quindlen has served as a Venture Advisor to SRI (Stanford Research Institute). Ms. Quindlen has also served as a Board Advisor to two early-stage new media companies since April 2014.
• Ms. Quindlen served as a member of the Board of Directors of Gemstar from October 2004 until May 2008.

Qualifications: Ms. Quindlen holds a B.S. in Foreign Service from Georgetown University and an MBA from the Wharton School of the University of Pennsylvania. Ms. Quindlen has years of experience investing in and advising software, analytics and new media companies in a variety of roles, including early stage venture capitalist, investment banker and Wall Street analyst. We believe Ms. Quindlen’s breadth of software and analytics investment and advisory experience provides for a unique perspective, which helps contribute to the Board of Directors’ effectiveness as a whole.

Age: 61
Director since: 2004

PROPOSAL 1: ELECTION OF DIRECTORS

Raghavendra Rau.

• Mr. Rau served as Chief Executive Officer of SeaChange International Inc., a video software technology company, from November 2011 to October 2014 and was a member of its board from July 2010 until October 2014.
• Mr. Rau has held a number of senior leadership positions with Motorola Inc. from 1992 to 2008, including Senior Vice President of Strategy and Business Development of the Networks & Enterprise business, Senior Vice President of the Mobile TV Solutions business, and Corporate Vice President of Marketing and Professional Services.

Qualifications: Mr. Rau holds a bachelor's degree in engineering from the National Institute of Technology (Surathkal, India) and an MBA from the Indian Institute of Management (Ahmedabad). Mr. Rau served on the board of Aviat Networks, a wireless networking company, from November 2010 to January 2015, and on the board of Microtune, Inc., a silicon and subsystems company from May 2010 to December 2010. We believe Mr. Rau brings extensive prior experience in the service provider industry, senior leadership experience including serving as a chief executive officer and valuable experience in the implementation of corporate strategy to the Board of Directors.

Age: 66
Director since: 2015

Glenn W. Welling.

• Mr. Welling has been the Chief Investment Officer and Principal of Engaged Capital, LLC since its founding in 2012.
• Prior to founding Engaged Capital, Mr. Welling was a principal and managing director of research at Relational Investors, LLC, which he joined in July 2008 and was responsible for the research in the equity fund's consumer, healthcare and utility group.
• Form February 2002 to May 2008, Mr. Welling was a Managing Director of Credit Suisse Group AG, where he also served as the Head of the Investment Banking Department’s Advisory Business.

Qualifications: Mr. Welling holds a B.S. in economics from the University of Pennsylvania. Mr. Welling has been a member of the board of directors of Jamba, Inc., a leading restaurant retailer of better-for-you food and beverage offerings, since January 2015 and on the board of Medifast, Inc., a manufacturer and provider of weight-loss and healthy living products and programs, since June 2015. We believe Mr. Welling brings extensive financial expertise to our Board of Directors.

Age: 45
Director since: 2015

PROPOSAL 1: ELECTION OF DIRECTORS

Required Vote and Board Recommendation
Our Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections. The election of directors pursuant to this Proposal is an uncontested election, and, therefore, the majority vote standard will apply. Therefore, each nominee who receives a majority of the votes cast (the number of shares voted “for” the nominee exceeds the number of votes cast “against” that nominee) will be elected, assuming a quorum is present. You may vote “for” a nominee for our Board of Directors, you may vote “against” a nominee, or you may “abstain” from voting as to a nominee. You may give each candidate one vote for each share you held on the record date. You may not vote your shares cumulatively or for a greater number of persons than the number of nominees named in this proxy statement. If a nominee receives a greater number of votes “against” from his or her election than votes “for” such nominee, such nominee shall offer to tender his or her resignation to the Board in accordance with our Bylaws. Abstentions and broker non-votes are not counted as votes cast and therefore will not have any effect on the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

PROPOSAL 2: APPROVAL OF THE COMPANY'S AMENDED 2008 EQUITY INCENTIVE PLAN

PROPOSAL 2: APPROVAL OF THE COMPANY’S AMENDED 2008 EQUITY INCENTIVE PLAN
At the meeting, stockholders will be asked to approve the company’s 2008 Equity Incentive Plan (the “2008 Equity Plan”), as amended. The 2008 Equity Plan was originally approved by our Board on June 9, 2008 and by our stockholders on July 15, 2008 and has been subsequently amended by the Board and our stockholders in 2011, 2013 and 2014, as described more in detail below.
Subject to stockholder approval, the company’s Board approved an amendment of the 2008 Equity Plan on March 8, 2016, to make certain material changes (the 2008 Equity Plan, as amended, the “Amended 2008 Equity Plan”). The Amended 2008 Equity Plan includes the following material changes to the 2008 Equity Plan, as described in more detail under “Summary of the Amended 2008 Equity Plan” below:

•	increase the aggregate number of shares of the company’s common stock authorized for issuance under the 2008 Equity Plan by 6,000,000 shares;

•
provide that the number of shares available for issuance under the Amended 2008 Equity Plan will be reduced by one share for each share of common stock issued pursuant to a stock option or stock appreciation right, or SAR granted under the Amended 2008 Equity Plan, and 2.0 shares for each share of common stock issued pursuant to a full value award (an award other than a stock option or stock appreciation right) granted under the Amended 2008 Equity Plan;

•
adopt minimum vesting requirements, under which no stock option or SAR will be granted that vests until at least 12 months following the date of grant of the award; provided that up to 5% of the aggregate number of shares that may be issued under the Amended 2008 Equity Plan may be subject to stock options and SARs which do not meet such vesting requirements;

•
for purposes of the requirements of Section 162(m) of the Internal Revenue Code, as amended (the “Code”), approve (i) the applicable award limits, (ii) existing performance criteria upon which performance goals may be based with respect to performance awards under the Amended 2008 Equity Plan and (iii) existing means of adjustment when calculating the attainment of performance goals for performance awards granted under the Amended 2008 Equity Plan; and

•	add a limitation on the total annual compensation that may be paid or granted to any non-employee director with respect to such service.

The 2008 Equity Plan is used to issue stock options and other equity awards to company employees, management, non-employee directors and other service providers in order to incent and reward superior performance in achieving the company’s long-term objectives, with the attendant rewards aligning with increased stockholder value as expressed in higher share prices. The purpose of the 2008 Equity Plan is to allow the company to compete with other technology companies for employees, non-employee directors and other service providers in Silicon Valley, Los Angeles and other competitive labor markets where the company and its subsidiaries operate. The proposed authorized share increase and other changes in the Amended 2008 Equity Plan will help ensure that a sufficient reserve of common stock remains available under the Amended 2008 Equity Plan to allow us to continue to provide equity incentives to our key employees and service providers on a competitive level determined appropriate by our compensation committee, while also implementing compensation and corporate governance best practices. The Amended 2008 Equity Plan will also allow us to utilize a broad array of equity incentives in order to secure and retain the services of our employees and service providers, and to provide long term incentives that align the interests of our employees and service providers with the interests of our stockholders. The company must be able to continue to offer equity compensation to attract, motivate and retain highly qualified employees, non-employee directors and other service providers. While the company’s Board cannot be absolutely certain of the rate at which the available shares under the Amended 2008 Equity Plan will be utilized, the company expects that the increased share reserve will be sufficient to meet the company’s needs over the next couple of years.
Additionally, in approving the Amended 2008 Equity Plan, we are asking our stockholders to also approve of terms and conditions set forth therein that will permit us to grant stock options and performance-based stock and cash awards under the Amended 2008 Equity Plan that may continue to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Section 162(m) of the

PROPOSAL 2: APPROVAL OF THE COMPANY'S AMENDED 2008 EQUITY INCENTIVE PLAN

Code disallows a deduction to any publicly held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million. However, some kinds of compensation, including qualified “performance-based compensation,” are not subject to this deduction limitation. For compensation awarded under a plan to qualify as “performance-based compensation” under Section 162(m) of the Code, among other things, the following terms must be disclosed to and approved by the stockholders before the compensation is paid: (i) a description of the employees eligible to receive such awards; (ii) a per-person limit on the number of shares subject to stock options, SARs and performance-based stock awards, and the amount of cash subject to performance-based cash awards (if applicable), that may be granted to any employee under the plan in any year; and (iii) a description of the business criteria upon which the performance goals for performance-based awards may be granted (or become vested or exercisable). Accordingly, we are requesting that our stockholders approve the Amended 2008 Equity Plan, which includes terms and conditions regarding eligibility for awards, annual per-person limits on awards and the business criteria for performance-based awards granted under the Amended 2008 Equity Plan, as described in more detail under “Summary of the Amended 2008 Equity Plan” below.
We believe it is in the best interests of us and our stockholders to preserve the ability to grant “performance-based compensation” under Section 162(m) of the Code. However, in certain circumstances, we may determine to grant compensation to covered employees that is not intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we grant compensation that is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation ultimately will be deductible by us.
If this proposal is approved by our stockholders, the Amended 2008 Equity Plan will become effective upon the date of the 2016 annual meeting. In the event that our stockholders do not approve this proposal, the Amended 2008 Equity Plan will not become effective and the 2008 Equity Plan will continue in its current form.
Summary of the Amended 2008 Equity Plan
General. The 2008 Equity Plan was originally approved by our Board on June 9, 2008 and by our stockholders on July 15, 2008. On March 22, 2011, the Board approved an amendment of the 2008 Equity Plan to allow the chief executive officer of the company to participate in the 2008 Equity Plan, which was approved by the stockholders on May 24, 2011. On February 12, 2013, the Board approved several amendments to the 2008 Equity Plan, including among other amendments (i) a 4.5 million share increase to the aggregate number of shares of company common stock authorized for issuance under the 2008 Equity Plan; (ii) that the 2008 Equity Plan would be the successor to and continuation of the 2000 Equity Incentive Plan and the Sonic Solutions 2004 Equity Compensation Plan (together, the “Prior Plans”) so that as of April 30, 2013, no new awards would be granted under the Prior Plans, the shares then remaining available for grant under the Prior Plans became available for grant under the 2008 Equity Plan and shares that were subject to outstanding stock awards granted under the Prior Plans that expire or are terminated or forfeited become available for grant under the 2008 Equity Plan and (iii) for purposes of the requirements of Section 162(m) of the Code, confirm (A) the applicable award limits (B) existing performance criteria upon which performance goals may be based with respect to performance awards under the 2008 Equity Plan and (C) existing means of adjustment when calculating the attainment of performance goals for performance awards granted under the 2008 Equity Plan. Our stockholders approved these amendments on April 30, 2013. On March 10, 2014, the Board approved an amendment of the 2008 Equity Plan to increase the aggregate number of shares of the company’s common stock authorized for issuance under the 2008 Equity Plan by 1,500,000. Our stockholders approved this amendment on April 29, 2014.
A copy of the Amended 2008 Equity Plan is attached to the electronic version of this proxy statement filed with the SEC as Annex A, but you can also request a copy of the Amended 2008 Equity Plan by writing to the company to the attention of Investor Relations. The following description of the Amended 2008 Equity Plan is a summary and therefore is qualified by reference to the complete text of the Amended 2008 Equity Plan.

PROPOSAL 2: APPROVAL OF THE COMPANY'S AMENDED 2008 EQUITY INCENTIVE PLAN

The purpose of the Amended 2008 Equity Plan is to provide the company’s employees, non-employee directors and other service providers an opportunity to acquire or increase their ownership stake in the company, creating a stronger incentive to expend maximum effort for the company’s growth and success and encouraging its management, employees, non-employee directors and other service providers to continue their employment or service relationships with the company. Stock options and stock awards, including restricted stock, restricted stock units, SARs and performance shares, may be granted under the Amended 2008 Equity Plan. Options granted under the Amended 2008 Equity Plan may be either “incentive stock options,” as defined in Section 422 of the Code, or nonstatutory stock options, although the company has not granted and at the present time the company does not intend to grant incentive stock options under the Amended 2008 Equity Plan.
Administration. The compensation committee administers the Amended 2008 Equity Plan. The compensation committee approves who will be granted awards, the date of grants of awards and the terms and provisions of each award (which need not be identical).
Eligibility. The company’s employees, consultants, independent contractors and non-employee directors, and those of the company’s subsidiaries, are eligible to receive stock awards under the Amended 2008 Equity Plan. As of March 3, 2016, all of the company’s and the company’s subsidiaries’ approximately 1,154 employees and 7 non-employee directors are eligible to participate in the 2008 Equity Plan.
Securities Subject to Amended 2008 Equity Plan. The 2008 Equity Plan currently authorizes up to 22,149,817 shares for issuance under our general share pool, 14,433,821 of which have been issued or are underlying outstanding award grants as of March 3, 2016. As of March 3, 2016, approximately 6,354,394 shares of common stock (which does not include any shares that might in the future be returned to the 2008 Equity Plan as a result of cancellation or expiration of awards) remain available for future grants under the 2008 Equity Plan, and awards covering 6,137,146 shares of common stock were outstanding under the 2008 Equity Plan, after making annual grants for the 2016 fiscal year on March 1, 2016. If the Amended 2008 Equity Plan is approved by our stockholders under this Proposal 2, an additional 6,000,000 shares will be available for future grants, so that a total of 28,149,817 shares of common stock would be authorized for issuance under the Amended 2008 Equity Plan. Available shares may be granted as stock options, SARs, restricted stock, restricted stock units or performance shares. This maximum number does not include the number of shares subject to the unexercised portion of any stock award granted under the Prior Plans that expires or subject to an award granted under the Prior Plans that is terminated, forfeited or cancelled without the issuance of shares of stock. The company may reissue new awards under the Amended 2008 Equity Plan for shares that were subject to expired, terminated, forfeited or cancelled awards granted under the Prior Plans.
The following table summarizes certain information regarding our equity incentive program, which includes our 2008 Equity Plan and awards granted under our Prior Plans.

As of March 3, 2016
Total number of shares of common stock subject to outstanding stock options	3,703,506
Total number of shares of common stock subject to outstanding full value awards	3,790,531
Weighted-average exercise price of outstanding stock options	$30.55
Weighted-average remaining term of outstanding stock options	3.61 years
Total number of shares of common stock available for grant under the 2008 Equity Plan	6,354,394
Total number of shares of common stock available for grant under other equity incentive plans	0

PROPOSAL 2: APPROVAL OF THE COMPANY'S AMENDED 2008 EQUITY INCENTIVE PLAN

As of March 3, 2016
Per-share closing price of common stock as reported on NASDAQ Global Select Market	$22.50
Total number of shares of common stock outstanding	83,294,067

The Amended 2008 Equity Plan provides that shares not issued or reacquired to satisfy tax withholding obligations in connection with full value awards (awards other than stock options and SARs) will again become available for issuance under the Amended 2008 Equity Plan, but that shares not issued or reacquired to satisfy exercise prices or tax withholding obligations in connection with stock options and SARs will not become available again for issuance under the Amended 2008 Equity Plan. The Amended 2008 Equity Plan also provides that the number of shares available for issuance under the Amended 2008 Equity Plan will be reduced by (i) one share for each share of common stock issued pursuant to a stock option or SAR granted under the Amended 2008 Equity Plan, and (ii) 1.7 shares (which will be increased to 2.0 shares if this Proposal 2 is approved by our stockholders) for each share of common stock issued pursuant to any other type of stock award granted under the Amended 2008 Equity Plan. For each share that is subject to a full value award that is not issued or is reacquired by the company, the share reserve will increase by 1.7 shares (which will be increased to 2.0 shares if this Proposal 2 is approved by our stockholders).
Section 162(m) Limitations. Section 162(m) of the Code generally disallows a tax deduction to a public company for compensation in excess of $1 million paid in a year to the company’s chief executive officer or any of the three other most highly compensated officers, not including the chief financial officer. Awards that qualify as “performance-based compensation” are exempt from Section 162(m) of the Code, thereby preserving the full tax deduction otherwise allowed for such compensation. Stock options and other stock awards may qualify as performance-based compensation if the company satisfies certain requirements in connection with the plan under which the awards are granted. Among other requirements, the plan must be stockholder-approved and must contain a limit on the number of shares that may be granted to any one individual under the plan during a specified period.
Additional requirements apply to certain forms of compensation, such as stock awards other than stock options and SARs, in order for them to qualify as performance-based compensation, including a requirement that payment of the value of the awards be contingent upon achievement of performance goals that are established in a manner specified under Section 162(m) of the Code. The Amended 2008 Equity Plan has been designed to permit the compensation committee to grant stock awards that qualify as performance-based compensation for purposes of Section 162(m). Accordingly, the Amended 2008 Equity Plan provides that no awardee may be granted stock options or SARs covering more than 1,500,000 shares in any calendar year and no awardee may be granted performance shares covering more than 1,500,000 shares in any calendar year.
Non-Employee Director Limitation. The aggregate value of all compensation paid or granted to any non-employee director for services on the Board with respect to any fiscal year (beginning with 2016, if this Proposal 2 is approved), including awards granted under the Amended 2008 Equity Plan and cash fees paid by us to such non-employee director, shall not exceed $700,000 in total value, calculating the value of any equity awards based on the grant date fair value of such awards for financial reporting purposes. The Board may make exceptions to this limit in extraordinary circumstances, as Board determines in its discretion, provided that the director who is granted or paid such additional compensation may not participate in the decision to grant or pay such compensation.
Minimum Vesting. Under the Amended 2008 Equity Plan, no stock option or SAR award will be granted, beginning on the date of the 2016 annual meeting (if this Proposal 2 is approved), that vests (or, if applicable, is exercisable) until at least 12 months following the date of grant of the award; provided, however, that up to 5% of the shares authorized for issuance under the Amended 2008 Equity Plan may be subject to stock options and SAR awards granted on or after the date of the 2016 annual meeting (if this Proposal 2 is approved) which do not meet such vesting (and, if applicable, exercisability) requirements.

PROPOSAL 2: APPROVAL OF THE COMPANY'S AMENDED 2008 EQUITY INCENTIVE PLAN

Terms and Conditions of Options. Each option is evidenced by a stock option agreement between the company and the optionee and is subject to the following additional terms and conditions:
Exercise Price. The exercise price per share in the case of any option granted under the Amended 2008 Equity Plan may not be less than 100% of the fair market value of the common stock on the grant date. For purposes of establishing the exercise price and for all other valuation purposes under the Amended 2008 Equity Plan, the fair market value of a share of common stock on any relevant date will be the closing selling price per share of common stock on that date, as reported on the NASDAQ Stock Market (“NASDAQ”). Except for adjustments upon changes in capitalization, stock split or dividend, merger or similar event, the Amended 2008 Equity Plan prohibits the company from decreasing the exercise price or purchase price of any outstanding award (including by means of cancellation or re-grant) without stockholder approval (see “Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale” below).
Exercise of Option; Form of Consideration. Awards granted under the Amended 2008 Equity Plan in the form of options may be exercised in whole or in part and the purchase price may be paid in cash, other shares of the company’s common stock, through a same day sale program, through a margin commitment program, or any combination of the foregoing. Options granted under the Amended 2008 Equity Plan become exercisable at such time or times as the compensation committee may determine and provide in the option grant agreement, subject to the minimum vesting requirement described above. The compensation committee may accelerate the vesting and exercisability of all or any portion of an option at any time, including but not limited to options held by officers and non-employee directors upon the occurrence of certain events such as a merger.
No optionee will have any stockholder rights with respect to the option shares until the optionee has exercised the option, paid the exercise price and become a holder of record of the shares. During the optionee’s lifetime, the option may be exercised only by the optionee and options are not assignable or transferable other than by will or the laws of descent and distribution. However, the compensation committee may allow an optionee to transfer, for no consideration, non-statutory options to members of the optionee’s immediate family, to trusts or partnerships for the exclusive benefit of members of the optionee’s immediate family, to charitable organizations or pursuant to a domestic relations order or property settlement agreement.
Term of Option. Awards granted in the form of options under the Amended 2008 Equity Plan must be exercised within a period fixed by the compensation committee, which period currently is set as not exceeding seven years from the date of the grant of the option. Options may expire before the end of the option period if the optionee’s service with the company ceases for any reason, including death, disability, retirement or termination.
Termination of Service. Any option held by the optionee upon termination of service will cease to be exercisable 3 months following termination of service, unless otherwise provided in such person’s option agreement. Each such option will normally be exercisable only as to shares of common stock in which the optionee is vested at the time of termination. The compensation committee has complete discretion to accelerate the exercisability of such options in whole or in part or to extend the period in which optionees may exercise vested equity awards after termination of service. This discretion may be exercised at any time while the options remain outstanding. If an optionee’s service terminates for cause (as defined in the Amended 2008 Equity Plan), any option held by the optionee shall immediately terminate and be of no further force and effect, provided that the Administrator may, in its sole discretion, provide in an option agreement that the option, to the extent vested on the date of termination, may be exercised for a period of up to 30 days following termination.
Generally, if an optionee’s employment terminates as a result of optionee’s retirement, disability or death, all outstanding options that were vested and exercisable as of the optionee’s termination date may be exercised for twelve months following the optionee’s termination date but in no event after the expiration date. The compensation committee has the authority to extend the period of time for which an award is to remain exercisable following an optionee’s termination (taking into account limitations and consequences under the Code) but not beyond the expiration of the term of the award.

PROPOSAL 2: APPROVAL OF THE COMPANY'S AMENDED 2008 EQUITY INCENTIVE PLAN

Terms and Conditions of Stock Awards.
Stock Appreciation Rights. The Amended 2008 Equity Plan authorizes the compensation committee to grant SARs either as a separate award or in tandem with any stock option grant. A SAR entitles its holder, at the time the right is exercised, to receive an amount equal to the excess of fair market value of a share of the company’s common stock at the date of exercise over the price of the award previously specified by the compensation committee, multiplied by the number of shares as to which the holder is exercising the award. The company may pay this award amount in shares of common stock (valued at fair market value on the date of exercise), in cash, or in a combination of both. The compensation committee may specify the exercise price for the SAR which exercise price shall not be less than the fair market value of the common stock on the grant date (or not less than the option exercise price per share if the SAR is granted in tandem with a stock option), the number of shares to which the right pertains, the term of the right and when all or any installment is to become exercisable, subject to the minimum vesting requirement described above. To the extent a SAR is cancelled or exercised, any related stock option will be cancelled (or exercised, if permitted by the grant agreement) and, to the extent that a related stock option is cancelled or exercised, the SAR will be cancelled (or exercised, if permitted by the grant agreement).
Restricted Stock Awards and Restricted Stock Units. The Amended 2008 Equity Plan authorizes the compensation committee to grant restricted stock awards and restricted stock units. A restricted stock award is an award entitling the recipient to receive shares of our common stock and a restricted stock unit entitles the recipient to receive the economic equivalent of shares of our common stock, subject in each case to such restrictions and conditions as the compensation committee may determine, at a purchase price and for such consideration as the compensation committee may determine. Such restricted stock awards and restricted stock units may, at the discretion of the compensation committee, be based on continuing employment (or other business relationship) with the company and its subsidiaries or the achievement of pre-established performance goals and objectives. Restricted stock and restricted stock units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as provided in the Amended 2008 Equity Plan or the applicable award agreement.
Performance Shares. The Amended 2008 Equity Plan also authorizes the compensation committee to grant performance shares, entitling the recipient to receive a prescribed number of shares of the company’s common stock, based upon the achievement of performance goals and objectives as determined by the compensation committee based upon criteria set forth in the Amended 2008 Equity Plan. The Amended 2008 Equity Plan is designed to permit the company to provide compensation in the form of performance shares (which may be structured as stock options, SARs, restricted stock awards or restricted stock unit awards) that qualifies as performance-based compensation under Section 162(m) of the Code. Each performance share will have an initial value equal to the fair market value of the underlying shares of common stock on the grant date. The performance criteria set forth in the Amended 2008 Equity Plan that may be used by the compensation committee in establishing the performance goals and objectives for vesting of performance shares and other types of awards include earnings (or net earnings, in either case before or after any or all of: interest, taxes, depreciation and amortization, and other non-cash or nonrecurring items, legal settlements or other income (expense), or stock-based compensation) (“Earnings”), net losses, sales or revenue (or growth thereof), operating income, operating cash flow, return on net assets or investments, return on stockholders’ equity, return on assets, return on capital, return on equity or average stockholders’ equity, stockholder returns, gross or net profit or earnings margin, earnings per share, price per share of stock, market share, expenses and cost reduction goals, cash flow, cash burn, cash collections, debt reduction, operating profit or net operating profit, workforce diversity, employee retention, budget management, or strategic partnerships or transactions, including licensing agreements any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.
The compensation committee is authorized to express performance goals under the Amended 2008 Equity Plan in terms of overall performance of the company or the performance of a division, business unit, or an individual. The compensation committee is authorized to adjust or modify the calculation of performance goals (i) in the event of, or in anticipation of, any unusual or infrequent or nonrecurring corporate item,

PROPOSAL 2: APPROVAL OF THE COMPANY'S AMENDED 2008 EQUITY INCENTIVE PLAN

transaction, event, or development, including any merger, consolidation, acquisition or similar corporate transaction, (ii) in recognition of, or in anticipation of, any other unusual or infrequent or nonrecurring events affecting the company, or the financial statements of the company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions, (iii) to exclude exchange rate effects, effects of changes to generally accepted accounting principles, (iv) to exclude the effects of stock based compensation and the award of bonuses under the company’s bonus plans, (v) to exclude the effect of any change in the outstanding shares of common stock of the company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends, or (vi) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. Performance goals may be applied to the performance of the company relative to a market index, a group of other companies or a combination thereof, as determined by the compensation committee.
Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale. If any change of common stock occurs (through a recapitalization, stock dividend, stock split, reorganization, merger or similar change affecting our common stock), the company will make appropriate adjustments in the number and kind of shares covered by each outstanding option or other award granted under the Amended 2008 Equity Plan, the maximum number of shares reserved for issuance under the Amended 2008 Equity Plan, the number of equity awards that can be granted to any one individual participant in a single calendar year, and the exercise price per share in respect of each outstanding option or other award in order to prevent dilution or enlargement of benefits thereunder.
In the event of a corporate transaction (such as dissolution or liquidation, merger with and into another entity, or sale of all or substantially all of our assets), the compensation committee, in its discretion, may provide for the assumption or substitution of each outstanding award, may accelerate the exercise date of options, and may cancel awards that have not been exercised or are not vested, including for a cash payment to the optionee. Additionally, the compensation committee may accelerate the vesting and exercisability of all or any portion of an award upon the happening of such events.
Amendment and Termination of the Amended 2008 Equity Plan. The Amended 2008 Equity Plan does not have an expiration date. The company’s Board of Directors may, at any time, amend or discontinue the Amended 2008 Equity Plan, and the compensation committee may amend or cancel any award for any lawful purpose, but no action can adversely affect rights under any outstanding award without the holder’s consent. Except for adjustments upon changes in capitalization, stock split or dividend, merger or similar event, the Amended 2008 Equity Plan prohibits the company from decreasing the exercise price or purchase price of any outstanding option or SAR (including by means of cancellation or re-grant in exchange for cash or other awards) without stockholder approval. Without further stockholder approval, no incentive stock option may be granted after July 15, 2018.
New Plan Benefits

Name and Principal Position	Dollar Value ($)	Number of Shares (#)
Thomas Carson President and Chief Executive Officer	(1)	(1)
Peter Halt Chief Financial Officer	(1)	(1)
John Burke Executive Vice President and Chief Operating Officer	(1)	(1)
Pamela Sergeeff Executive Vice President and General Counsel	(1)	(1)
All current executive officers as a group (4 persons)	(1)	(1)

PROPOSAL 2: APPROVAL OF THE COMPANY'S AMENDED 2008 EQUITY INCENTIVE PLAN

Name and Principal Position	Dollar Value ($)	Number of Shares (#)
All current non-executive directors as a group (7 persons)	1,120,000	(2)
All current non-executive officer employees as a group (1,150 persons)	(1)	(1)
(1) No awards have been granted or promised under the Amended 2008 Equity Plan subject to stockholder approval of this Proposal 2. Stock options and stock awards under the 2008 Equity Plan and the Amended 2008 Equity Incentive Plan are made at the discretion of our compensation committee. Therefore, the benefits and amounts that will be received or allocated under the Amended 2008 Equity Plan are not determinable at this time.
(2) Awards granted under the under the 2008 Equity Plan and the Amended 2008 Equity Plan to our non-employee directors are discretionary and are not subject to set benefits or amounts under the terms of such plan. However, pursuant to our current compensation arrangements for non-employee directors, each of our current non-employee directors who has served on our Board for at least a year is eligible to receive annual grants of restricted stock on the July 1 grant date after our annual stockholders’ meeting for the number of shares of our common stock with a market value equal to $160,000. Upon the date of the 2016 annual meeting of our stockholders, any such awards will be granted under the Amended 2008 Equity Plan if this Proposal 2 is approved by our stockholders. For additional information regarding our current compensation arrangements for non-employee directors, please see “Director Compensation” below.
2008 Equity Plan Benefits
The following table shows, for each of the named executive officers for 2015 and the various groups indicated, the number of shares of the company’s common stock underlying outstanding stock awards that have been granted (even if not currently outstanding) under the 2008 Equity Plan since its approval by the stockholders in 2008 and through March 3, 2016.

Name and Principal Position	Number of Shares Subject to Grant (#)
Thomas Carson President and Chief Executive Officer	1,728,627
Peter Halt Chief Financial Officer	430,564
John Burke Executive Vice President and Chief Operating Officer	350,321
Pamela Sergeeff Executive Vice President and General Counsel	282,977
Each Nominee for Director (8 persons):
Thomas Carson	1,728,627
Alan L. Earhart	194,824
Eddy W. Hartenstein	48,087
N. Steven Lucas	25,214
James E. Meyer	194,824
Ruthann Quindlen	194,824
Raghavendra Rau	27,603
Glenn W. Welling	27,603
All current executive officers as a group (4 persons)	2,792,489
All current non-executive directors as a group (7 persons)	712,979

PROPOSAL 2: APPROVAL OF THE COMPANY'S AMENDED 2008 EQUITY INCENTIVE PLAN

Name and Principal Position	Number of Shares Subject to Grant (#)
All current non-executive officer employees as a group (843 persons)	6,874,740
Each Associate of any Director, Executive Officer or Nominee	0
Each other person who received or is to receive 5% of awards	0

Federal Income Tax Consequences
THE FOLLOWING IS A GENERAL SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES TO U.S. TAXPAYERS OF THE ISSUANCE AND EXERCISE OF OPTIONS AND OTHER AWARDS UNDER THE AMENDED 2008 EQUITY PLAN. IT DOES NOT DESCRIBE STATE OR OTHER TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS OR OTHER AWARDS. TAX CONSEQUENCES FOR ANY PARTICULAR INDIVIDUAL MAY BE DIFFERENT. THE COMPANY’S ABILITY TO REALIZE THE BENEFIT OF ANY TAX DEDUCTIONS DESCRIBED BELOW DEPENDS ON OUR GENERATION OF TAXABLE INCOME, AS WELL AS THE REQUIREMENT OF REASONABLENESS, THE PROVISIONS OF SECTION 162(M) OF THE CODE AND THE SATISFACTION OF OUR TAX REPORTING OBLIGATIONS.
Non-Statutory Options. The grant of a nonstatutory option having an exercise price equal to the grant date fair market value of the company’s common stock has no federal income tax effect on the optionee. Upon the exercise of a nonstatutory option, the optionee has taxable ordinary income (and subject to applicable tax law and the company’s tax reporting obligations, the company is entitled to a corresponding deduction) equal to the difference between the option’s exercise price and the fair market value of the shares on the date of exercise. In the case of an optionee who is an employee, the amount included in income will constitute wages for which withholding and employment taxes will be required. Upon the disposition of stock acquired upon exercise of a nonstatutory stock option, the optionee recognizes either long-term or short-term capital gain or loss, depending on how long the stock was held, on any difference between the sale price and the exercise price, to the extent not recognized as taxable income on the date of exercise. We anticipate that the compensation deemed paid by the company upon the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will remain deductible by the company and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers. The company may allow nonstatutory stock options to be transferred subject to conditions and restrictions imposed by the compensation committee; special tax rules may apply on such a transfer. Special federal income tax rules apply if the company’s common stock is used to pay all or part of the option price.
Stock Appreciation Rights. No income will be recognized by a recipient in connection with the grant of a SAR. An individual who is granted a SAR will recognize ordinary income in the year of exercise equal to the amount of cash received and the fair market value of any common stock received on the exercise. In the case of a recipient who is an employee, the amount included in income will constitute wages for which withholding and employment taxes will be required. We expect to be entitled to a business expense deduction equal to the appreciation payment for our taxable year in which the ordinary income is recognized by the individual, subject to applicable tax law and our tax reporting obligations. We anticipate that the compensation paid by us on the exercise of SARs with exercise prices not less than the fair market value of our shares on the grant date will remain deductible by the company and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of compensation paid to certain of our executive officers. If a recipient receives common stock upon the exercise of a SAR, any gain or loss on the sale of such stock will be short-term or long-term capital gain or loss in an amount equal to the difference between the amount realized on such sale and the fair market value at the time of receipt of the shares.
Restricted Stock Grant. Generally, no income will be recognized by a recipient at the time of the grant of restricted stock, unless the recipient files an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days of the date of grant. If the recipient files a Section 83(b) election, he or she will have taxable ordinary income on the date of receipt in the amount of the difference, if any, between the fair market value of the stock on the date of receipt and the purchase price for the stock. Otherwise, at the time

PROPOSAL 2: APPROVAL OF THE COMPANY'S AMENDED 2008 EQUITY INCENTIVE PLAN

the restricted stock vests, the recipient generally will recognize compensation income in the amount of the difference between the fair market value of the stock at the time of vesting and the purchase price for the stock. Individuals subject to Section 16(b) of the Securities Exchange Act of 1934 who purchase restricted stock may be treated as vesting no earlier than six months after such purchase. The recipient’s tax holding period for determining the short-term or long-term character of any subsequent gain or loss begins on the date the recipient recognizes the compensation income. In the case of a recipient who is an employee, the amount included in income will constitute wages for which withholding and employment taxes will be required. The company will be entitled to a tax deduction in the same amount as the recipient recognizes as income on grant or vesting, as applicable, subject to applicable law and the company’s tax reporting obligations, including the $1 million limitation imposed on the deduction of compensation paid to certain officers if the restricted stock does not meet the requirements of performance-based compensation under Section 162(m) of the Code.
Restricted Stock Units. No income will be recognized by a recipient at the time of the grant of a restricted stock unit. At the time the restricted stock units vest, the recipient will recognize compensation income in the amount of the fair market value of a share of the company’s common stock at the time of vesting. The tax holding period of shares of any stock received at the time of vesting, for purposes of determining the short-term or long-term character of any subsequent gain or loss on disposition of such stock, begins on the date the recipient receives the stock. In the case of a recipient who is an employee, the amounts included in income will constitute wages for which withholding and employment taxes will be required. The company will be entitled to a tax deduction in the same amount as the recipient recognizes as income on vesting, subject to applicable law and the company’s tax reporting obligations, including the $1 million limitation imposed on the deduction of compensation paid to certain officers if the restricted stock units do not meet the requirements of performance-based compensation under Section 162(m) of the Code.
Performance Shares. No income will be recognized by a recipient at the time of the grant of performance shares. At the time the performance shares vest, the recipient will recognize compensation income in the amount of the fair market value of such shares at the time of vesting. The tax holding period of shares of stock received at time of vesting, for purposes of determining the short-term or long-term character of any subsequent gain or loss on disposition of such stock, begins on the date the recipient receives the stock. In the case of a recipient who is an employee, the amounts included in income will constitute wages for which withholding and employment taxes will be required. The company will be entitled to a tax deduction in the same amount as the recipient recognizes as income, subject to applicable law and the company’s tax reporting obligations, including the $1 million limitation imposed on the deduction of compensation paid to certain officers if the performance shares do not meet the requirements of performance-based compensation under Section 162(m) of the Code.
Other Tax Consequences
State tax consequences may in some cases differ from those described above. Awards under the Amended 2008 Equity Plan will in some instances be made to employees and service providers who are subject to tax in jurisdictions other than the United States and may result in tax consequences differing from those described above.
Required Vote and Board Recommendation
Approval of the Amended 2008 Equity Plan requires the affirmative vote of the holders of at least a majority of the company’s common stock who are voting on this proposal in person or by proxy and entitled to vote at the special meeting.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE COMPANY’S AMENDED 2008 EQUITY INCENTIVE PLAN.

PROPOSAL 3: AMENDMENT TO THE COMPANY'S 2008 EMPLOYEE STOCK PURCHASE PLAN

PROPOSAL 3: AMENDMENT TO THE COMPANY’S 2008 EMPLOYEE STOCK PURCHASE PLAN
At the meeting, stockholders will be asked to approve the amendment of the company’s 2008 Employee Stock Purchase Plan (the “2008 ESPP”). The 2008 ESPP was originally approved by our Board of Directors on June 9, 2008. Our stockholders approved the 2008 ESPP in July 2008. The 2008 ESPP was amended by the compensation committee of our Board of Directors in November 2008 and October 2010. There were 7,500,000 shares of the company’s common stock initially reserved for issuance under the 2008 ESPP.
Subject to stockholder approval, our Board of Directors adopted an amendment and restatement of the 2008 ESPP (the “Amended 2008 ESPP”) on March 8, 2016, to make the following material changes:

•
increase the aggregate number of shares of the company’s common stock reserved for issuance under the Amended 2008 ESPP by 6,500,000 shares, from 7,500,000 to 14,000,000 shares, subject to adjustment for certain changes in the company’s capitalization; and

•
apply the per-participant limit on the maximum number of shares of the company’s common stock that may be purchased in any offering period under the Amended 2008 ESPP to each offering period (instead of applying such limit on an aggregate basis to all applicable offering periods if a participant is participating in more than one offering period at a time, as under the 2008 ESPP).

Our Board of Directors adopted the Amended 2008 ESPP to ensure that the company can continue to grant purchase rights under the Amended 2008 ESPP at levels determined appropriate by our Board of Directors.
As of March 3, 2016, an aggregate of 6,090,913 shares of the company’s common stock had been previously issued under the 2008 ESPP and 1,409,087 shares of the company’s common stock remained available for future issuance under the 2008 ESPP. Upon approval of this proposal, an additional 6,500,000 shares will become available for future issuance under the Amended 2008 ESPP. We do not maintain any other employee stock purchase plans. As of March 3, 2016, a total of 83,294,067 shares of the company’s common stock were outstanding.
Our stockholders are requested in this proposal to approve the Amended 2008 ESPP. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to approve the Amended 2008 ESPP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
If this proposal is approved by our stockholders, the Amended 2008 ESPP will become effective for all offering periods under the Amended 2008 ESPP that commence on or after August 1, 2016, which is the first day of the next offering period under the Amended 2008 ESPP that commences following the annual meeting.
Accordingly, the additional 6,500,000 shares of the company’s common stock that will be made available for issuance under the Amended 2008 ESPP upon approval of this proposal will not be available for grants of purchase rights under the Amended 2008 ESPP until the next offering period under the Amended 2008 ESPP that commences following the annual meeting. If this proposal is not approved by our stockholders, the Amended 2008 ESPP will not become effective and the 2008 ESPP will continue in its current form.

PROPOSAL 3: AMENDMENT TO THE COMPANY'S 2008 EMPLOYEE STOCK PURCHASE PLAN

Summary of the Amended 2008 ESPP
General. A copy of the Amended 2008 ESPP is attached to the electronic version of this proxy statement filed with the SEC as Annex B, but you can also request a copy of the Amended 2008 ESPP by writing to the company to the attention of Investor Relations. The following description of the Amended 2008 ESPP is a summary and therefore is qualified by reference to the complete text of the Amended 2008 ESPP.
The purpose of the Amended 2008 ESPP is to provide a means by which our eligible employees may be given a favorable opportunity to purchase the company’s common stock, thereby encouraging such employees to accept or continue their employment with us. The company believes the Amended 2008 ESPP increases the interest of such employees in the company’s welfare through participation in the growth and value of the company’s common stock.
Administration. The Amended 2008 ESPP will be administered by our Board of Directors or the compensation committee of the Board of Directors. Our Board of Directors and the compensation committee are each considered to be a Plan Administrator for purposes of this proposal. The Plan Administrator has the sole authority to interpret the Amended 2008 ESPP and make all determinations deemed necessary or advisable for the administration of the Amended 2008 ESPP.
Structure. The Amended 2008 ESPP is structured to permit both (i) offerings of purchase rights to eligible employees of the company or any parent or subsidiary of the company that are intended to satisfy the requirements of Section 423 of the Code, and (ii) offerings of purchase rights to eligible employees of certain non-U.S. subsidiaries of the company that are not intended to satisfy the requirements of Section 423 of the Code.
Stock Subject to Amended 2008 ESPP. Subject to adjustment for certain changes in the company’s capitalization, the aggregate number of shares of the company’s common stock that may be issued under the Amended 2008 ESPP is 14,000,000 shares. If any purchase rights granted under the Amended 2008 ESPP expire or terminate without being fully exercised, the unpurchased shares of the company’s common stock subject to such purchase rights will again become available for issuance under the Amended 2008 ESPP.
Offerings. The Amended 2008 ESPP will be implemented by a series of overlapping offering periods that commence on the first business day of February and August each year. Each offering period under the Amended 2008 ESPP will be approximately 24 months in length and divided into four shorter “purchase periods” that will be approximately six months in length. The purchase dates for each offering period under the Amended 2008 ESPP will occur on the last business day of each purchase period during the offering period. Our Board of Directors has the power to change the duration of offering periods or purchase periods under the Amended 2008 ESPP without stockholder approval, provided that such change is announced at least 15 days prior to the scheduled beginning of the first offering period or purchase period to be affected.
When an eligible employee elects to join an offering period, he or she is granted a right to purchase shares of the company’s common stock on each purchase date within the offering period. On the purchase date, all payroll deductions collected from the participant are automatically applied to the purchase of the company’s common stock, subject to certain limitations (as set forth in the Amended 2008 ESPP and described below under “Purchase Limits”).
The Amended 2008 ESPP includes a “restart” provision, which provides that if the fair market value of the company’s common stock on the first day of any offering period in which a participant is enrolled (the “ongoing offering period”) is higher than the fair market value of the company’s common stock on the first day

PROPOSAL 3: AMENDMENT TO THE COMPANY'S 2008 EMPLOYEE STOCK PURCHASE PLAN

of any subsequent offering period, the participant will be deemed to have withdrawn from the ongoing offering period on the day immediately preceding the first day of the subsequent offering period, and the company automatically will enroll such participant in the subsequent offering period. Any funds accumulated in such participant’s account for the ongoing offering period as of the day immediately preceding the first day of the subsequent offering period will be applied to purchase shares on the purchase date of the ongoing offering period immediately prior to the first day of the subsequent offering period and the ongoing offering period will terminate immediately following such purchase.
Eligibility. Each individual who, on the date of commencement of any offering period under the Amended 2008 ESPP, is an employee of the company or any parent or subsidiary of the company (including any officer or director who is an employee) is eligible to participate in such offering period. However, the following employees will be excluded from participating in the Amended 2008 ESPP: (i) employees whose customary employment is 20 hours or less per week; (ii) employees whose customary employment is not more than five months in any calendar year; and (iii) subject to the terms of the Amended 2008 ESPP, employees who are citizens or residents of a foreign jurisdiction if the grant of purchase rights under the Amended 2008 ESPP to such employees is prohibited under the laws of such jurisdiction or compliance with the laws of such jurisdiction would cause the Amended 2008 ESPP to violate the requirements of Section 423 of the Code. In addition, no employee may be granted a purchase right under the Amended 2008 ESPP if, immediately after the grant, such employee would own 5% or more of the total combined voting power or value of all classes of stock of the company or any parent or subsidiary of the company.
As of March 3, 2016, approximately 1,132 employees of the company and its subsidiaries are eligible to participate in the Amended 2008 ESPP.
Election to Participate. If an individual is an eligible employee and wishes to participate in an offering period under the Amended 2008 ESPP, he or she should enroll in the manner determined by the Plan Administrator no later than the day before the start of the offering period (or by such other earlier date determined by the Plan Administrator and communicated to participants). Once an employee becomes a participant in an offering period, the employee will automatically participate in the offering period commencing immediately following the last day of the offering period in which he or she is currently participating, unless the employee withdraws or is deemed to withdraw from the Amended 2008 ESPP or terminates further participation in the offering period.
Purchase Price. The purchase price per share at which shares of the company’s common stock will be sold on each purchase date during an offering period under the Amended 2008 ESPP is 85% of the lesser of the fair market value of the company’s common stock on the first day of the offering period or on the last day of the applicable purchase period within the offering period.
As of March 3, 2016, the closing price of the company’s common stock as reported on NASDAQ was $22.50 per share.
Payment of Purchase Price; Payroll Deductions. The purchase price of any shares purchased by a participant during an offering period under the Amended 2008 ESPP will be paid with funds accumulated through payroll deductions from the participant’s compensation during the offering period. A participant must specify a rate for such deductions (which may not exceed 100% of the participant’s compensation) to be taken from his or her total compensation earned during each payroll period of the offering period.
A participant may change his or her rate of payroll deductions during an offering period, but not more than one decrease and one increase may be made during any purchase period of the offering period.

PROPOSAL 3: AMENDMENT TO THE COMPANY'S 2008 EMPLOYEE STOCK PURCHASE PLAN

All payroll deductions made for a participant will be credited to a special book account on the company’s books, but no funds will be actually set aside in any special fund or account.
Purchase Limits. No participant may accrue purchase rights to purchase more than $25,000 worth of the company’s common stock (determined based on the fair market value of the shares on the grant date of the purchase right) under all the employee stock purchase plans of the company and any parent or subsidiary of the company in any one calendar year. In addition, no participant may purchase more than 10,000 shares of the company’s common stock in any offering period under the Amended 2008 ESPP (or such lower limit as may be established by the Plan Administrator for a particular purchase period or offering period).
Withdrawal. A participant may withdraw from an offering period under the Amended 2008 ESPP by notifying the Plan Administrator in the manner determined by the Administrator of his or her election to withdraw at any time on or before the end of the offering period (or by such other earlier date determined by the Plan Administrator and communicated to participants). Upon receipt of such notice, all future payroll deductions for the offering period will cease, and any payroll deductions previously collected during the offering period (to the extent not already applied to the purchase of shares) will be refunded, without interest. However, an employee’s withdrawal from an offering period does not affect the employee’s eligibility to participate in any offering period under the Amended 2008 ESPP which commences on a date subsequent to such withdrawal.
Termination of Participation. A participant’s participation in an offering period will automatically terminate upon his or her cessation of employment or retirement with the company or any parent or subsidiary of the company, permanent and total disability, or death. Upon such event, the participant will be treated as having withdrawn from the offering period. Accordingly, all future payroll deductions for the offering period will cease, and any payroll deductions previously collected during the offering period (to the extent not already applied to the purchase of shares) will be refunded, without interest.
Restrictions on Transfer. Purchase rights granted under the Amended 2008 ESPP are not transferable, except by will or the laws of descent and distribution, and may be exercised only by the person to whom the rights are granted during his or her lifetime.
    Termination and Amendment of Amended 2008 ESPP. Our Board of Directors may terminate or amend the Amended 2008 ESPP at any time. However, any outstanding purchase rights granted before such termination or amendment will not be materially impaired by any such termination or amendment except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including Section 423 of the Code), or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment.
In addition, the approval of the company’s stockholders will be required for any amendment of the Amended 2008 ESPP for which stockholder approval is required by applicable law or listing requirements.
The Amended 2008 ESPP does not have an expiration date. The Amended 2008 ESPP will automatically terminate on the earlier of (i) termination by our Board of Directors or (ii) issuance of all the shares reserved under the Amended 2008 ESPP.
Adjustment upon Changes in Capitalization. In the event of any increase or decrease in the number of issued shares of the company’s common stock resulting from a subdivision or consolidation of such shares or the payment of a stock dividend (but only on the company’s common stock) or any other increase or decrease in the number of such outstanding shares of the company’s common stock effected without the receipt of

PROPOSAL 3: AMENDMENT TO THE COMPANY'S 2008 EMPLOYEE STOCK PURCHASE PLAN

consideration by the company, our Board of Directors will proportionately adjust (i) the aggregate number of shares of the company’s common stock reserved for issuance under the Amended 2008 ESPP, (ii) the number of shares of the company’s common stock subject to, and the purchase price applicable to, outstanding purchase rights granted under the Amended 2008 ESPP, and (iii) the maximum number of shares of the company’s common stock that may be purchased by any participant in any offering period under the Amended 2008 ESPP.
Effect of Certain Corporate Transactions. If the company is the surviving corporation in any merger or consolidation (other than one described in (iii) below), each outstanding purchase right under the Amended 2008 ESPP will pertain and apply to the securities to which a holder of the number of shares subject to the purchase right would have been entitled. In the event of certain corporate transactions (as set forth in the Amended 2008 ESPP and described below), each outstanding purchase right under the Amended 2008 ESPP will terminate, unless the surviving corporation in the case of a merger or consolidation assumes the outstanding purchase rights or replaces them with substitute purchase rights having substantially similar terms and conditions. However, if an outstanding purchase right under the Amended 2008 ESPP is to terminate upon such a corporate transaction, the Plan Administrator will provide that, for some period of time prior to such corporate transaction, such purchase right will be exercisable as to all of the shares covered by the portion of such purchase right that previously has not lapsed, terminated, or been exercised.
Under the Amended 2008 ESPP, the types of corporate transactions that are subject to the treatment described above are: (i) a dissolution or liquidation of the company; (ii) a merger or consolidation in which the company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the company or their relative stock holdings and the purchase rights granted under the Amended 2008 ESPP are assumed, converted or replaced by the successor corporation, which assumption will be binding on all participants); (iii) a merger in which the company is the surviving corporation but after which the stockholders of the company (other than any stockholder which merges (or which owns or controls another corporation which merges) with the company in such merger) cease to own their shares or other equity interests in the company; (iv) the sale of substantially all of the assets of the company; or (v) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code, wherein the stockholders of the company give up all of their equity interest in the company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the company from or by the stockholders of the company).
Federal Income Tax Information. The following is a summary of the principal United States federal income taxation consequences to participants and us with respect to participation in the component of the Amended 2008 ESPP intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside or the taxation consequences with respect to participation in any component of the Amended 2008 ESPP not intended to meet the requirements of Section 423 of the Code. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of the company’s common stock acquired under the Amended 2008 ESPP. The Amended 2008 ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

PROPOSAL 3: AMENDMENT TO THE COMPANY'S 2008 EMPLOYEE STOCK PURCHASE PLAN

Under the component of the Amended 2008 ESPP that is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code, a participant will be taxed on amounts withheld for the purchase of shares of the company’s common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or disposition will depend upon the holding period of the acquired shares.
If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.
If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.
There are no federal income tax consequences to us by reason of the grant or exercise of rights under the Amended 2008 ESPP. We are entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).
New Plan Benefits. Participation in the Amended 2008 ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the Amended 2008 ESPP. In addition, our Board of Directors and the compensation committee of our Board of Directors have not granted any purchase rights under the Amended 2008 ESPP that are subject to stockholder approval of this proposal. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the Amended 2008 ESPP are not determinable. Our non-employee directors are not and will not be eligible to participate in the Amended 2008 ESPP.
2008 ESPP Benefits. The following table sets forth, for each of the individuals and the various groups indicated, the total number of shares of the company’s common stock that have been purchased under the 2008 ESPP since its approval by our stockholders in July 2008 through March 3, 2016.

Name and Principal Position	Number of Shares (#)
Thomas Carson President and Chief Executive Officer	13,719
Peter Halt Chief Financial Officer	15,147
John Burke Executive Vice President and Chief Operating Officer	4,631
Pamela Sergeeff Executive Vice President and General Counsel	12,281

PROPOSAL 3: AMENDMENT TO THE COMPANY'S 2008 EMPLOYEE STOCK PURCHASE PLAN

Name and Principal Position	Number of Shares (#)
Each Nominee for Director (8 persons):
Thomas Carson	13,719
Alan L. Earhart	0
Eddy W. Hartenstein	0
N. Steven Lucas	0
James E. Meyer	0
Ruthann Quindlen	0
Raghavendra Rau	0
Glenn W. Welling	0
All current executive officers as a group (4 persons)	45,778
All current non-executive directors as a group (7 persons)	0
All current non-executive officer employees as a group (667 persons)	2,561,788
Each Associate of any Director, Executive Officer or Nominee	0
Each other person who received or is to receive 5% of purchase rights	0

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2008 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 4: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 4: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has selected Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the year ending December 31, 2016. You are being asked to ratify this selection. In the event that the stockholders do not approve the selection of Ernst & Young, our audit committee will reconsider the appointment of the independent registered public accounting firm. Our audit committee has the authority to change our independent registered public accounting firm at any time, even if the stockholders ratify the selection of Ernst & Young.
Ernst & Young, who performed our audit services for fiscal year 2015, including an examination of the consolidated financial statements and services related to filings with the SEC, has served as our independent registered public accounting firm since June 5, 2008. Ernst & Young performed all of its services in 2015 at customary rates and terms. The audit reports of Ernst & Young on the consolidated financial statements of the company and subsidiaries as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
We expect that one or more representatives of Ernst & Young will be present in person or by telephone at the meeting, will be able to make a statement if they wish to do so, and will be able to respond to appropriate questions from the stockholders present at the meeting.
Principal Independent Registered Public Accounting Firm Fees and Services
The following table presents fees for professional audit services rendered by Ernst & Young for the audit of our annual financial statements for 2015 and 2014, and fees billed for other services rendered by Ernst & Young during 2015 and 2014.

Type of Fees	Fees for Fiscal 2015	Fees for Fiscal 2014
Audit Fees (1)	$2,319,131	$1,868,779
Audit-Related Fees (2)	170,000	—
Tax Fees (3)	122,415	34,012
All Other Fees (4)	66,000	2,000

Total Fees	$2,677,546	$1,904,791

(1)
Audit Fees consist of fees for: professional services rendered for the audit of our consolidated financial statements included in our annual report and the review of our interim financial statements included in our quarterly reports; statutory audits of our subsidiaries; services provided in connection with the audit of our internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002; and services that are normally provided by Ernst & Young in connection with regulatory filings or engagements.

(2)	Audit-Related Fees in 2015 consist of fees paid in connection with the carve-out audit of the DivX Business.

(3)	Tax Fees consist of fees for tax compliance and tax advice.

(4)
Other fees in 2015 consist of fees paid for a network security project and the Ernst & Young online accounting research tool. Other fees in 2014 consist of fees paid for the Ernst & Young online accounting research tool.

PROPOSAL 4: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

All the fees described above were approved by our audit committee.
The audit committee must pre-approve, except as provided below, all audit related services and non-audit services provided by our independent registered public accounting firm. However, for de minimus audit related services or permitted non-audit services, the audit committee may approve such services after the fact if the following conditions are met:

•	the aggregate amount of all such services provided constitutes no more than 5% of the total amount of fees paid by us to our accounting firm during the fiscal year in which the services are provided;

•	such services were not recognized by us at the time of engagement as being audit related or non-audit related services; and

•	such services are promptly brought to the attention of the audit committee and approved by the audit committee prior to completion of the annual audit.

In making its recommendation to ratify the appointment of Ernst & Young as our independent registered public accounting firm for 2016, the audit committee has determined that all such services rendered by the independent registered public accounting firm are permissible under applicable laws and regulations, and during 2015, were pre-approved by the audit committee in accordance with the audit committee pre-approval policy that is attached as an exhibit to our audit committee charter. A copy of our audit committee charter and the pre-approval policy is on file with the SEC and is available on our website at www.rovicorp.com.
The audit committee has determined the services provided by Ernst & Young are compatible with maintaining the independence of Ernst & Young.
Required Vote and Board Recommendation
Stockholder ratification of our selection of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 5: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL 5: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
At our 2011 Annual Meeting of Stockholders, the stockholders indicated their preference that the company solicit a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay vote,” every year. We have adopted a policy that is consistent with that preference. In accordance with that policy and as required pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), this year, we are again asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.
Our compensation committee, which is responsible for designing and administering the company’s executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects company performance, job complexity, and strategic value of the position while ensuring long-term retention and motivation and alignment with the long-term interests of the company’s stockholders. We believe the compensation program for the named executive officers has been instrumental in helping the company achieve strong corporate performance in the challenging macroeconomic environment over the past few years. We encourage you to carefully review the section entitled “Compensation Discussion and Analysis” contained in this proxy statement for additional details on the company’s executive compensation, including the company’s compensation philosophy and objectives, as well as the reasons and processes for how our compensation committee determined the structure and amounts of the 2015 compensation of our named executive officers.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to such tables.”
Adoption of this resolution will require the affirmative vote of the majority of the shares of common stock represented in person or by proxy at the meeting. Abstentions will have the same effect as if you voted against the proposal, and broker non-votes will not have any effect on the outcome of this proposal.
The results of this advisory vote are not binding upon the company. However, our compensation committee values the opinions expressed by stockholders in their vote, and will consider the outcome of the vote in deciding whether any actions are necessary to address concerns raised by the vote and when making future compensation decisions for named executive officers.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

INFORMATION ABOUT OUR BOARD OF DIRECTORS
Board Leadership Structure and Risk Oversight
Board Leadership Structure. We separate the roles of chief executive officer and Chairman of the Board of Directors in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company, while the Chairman of the Board of Directors provides guidance to the chief executive officer and sets the agenda for Board meetings and presides over meetings of the full Board. We also believe that separation of the positions reinforces the independence of the Board of Directors in its oversight of the business and affairs of the company, and creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board of Directors to monitor whether management’s actions are in the best interests of the company and its stockholders. Our Chairman of the Board of Directors, is “independent” and presides at all executive sessions of “non-management” directors.
Risk Oversight. The Board’s role in the company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports to enable it to understand our risk identification, risk management and risk mitigation strategies. The company’s compensation committee is responsible for overseeing the management of risks relating to the company’s executive compensation plans and arrangements. The audit committee oversees management of financial risks. The corporate governance and nominating committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed of such risks through committee reports at the Board of Directors meeting following a given committee meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
The company has a formal compliance program, which includes a risk management committee comprised of key operational, financial and legal personnel who regularly assess risks to the company. In addition to the company’s formal compliance program, the Board of Directors encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the company. As a result, the Board of Directors (and its committees) periodically asks the company’s executives to discuss the most likely sources of material future risks and how the company is addressing any significant potential vulnerability.
Independence of Directors
As required by the NASDAQ listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board consults with our legal counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ.
Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, and the company, our executive officers and our independent registered public accounting firm, the Board has affirmatively determined that each of the company’s directors who served on the Board of Directors in 2015 and all current nominees for the Board of Directors, are independent directors, except Mr. Carson, the company’s President and Chief Executive Officer, who is not an independent director by virtue of his employment with the company.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Meetings of the Board and Committees
As of March 3, 2016, our Board of Directors and committees were comprised as follows:

Name	Board of Directors	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Strategy Committee
Thomas Carson	✓
Alan L. Earhart	✓	Chair		✓
Eddy W. Hartenstein	✓				✓
N. Steven Lucas	✓	✓	✓		✓
James E. Meyer	Chair		✓	Chair
Ruthann Quindlen	✓	✓			✓
Raghavendra Rau	✓			✓	Chair
Glenn W. Welling	✓		Chair		✓
Total # of Meetings in 2015	17	4	4	5	7
Total # of Actions by Written Consent in 2015	10	2	1	1	--

Mr. Meyer was appointed Board chair on July 7, 2015, at the same time that the Audit, Compensation, and Corporate Governance and Nominating Committees were constituted as listed above. Mr. Hartenstein was appointed to the Board on September 18, 2015.
Andrew K. Ludwick served as our Board chair, corporate governance and nominating committee chair, and as a member of each of the audit and compensation committee until May 12, 2015. James P. O’Shaughnessy served as our compensation committee chair and as a member of the Board until May 12, 2015.
Each of our directors other than Mr. Carson (including, during the time in which they served, Messrs. Ludwick and O’Shaughnessy), meets the standard of independence required by SEC Rules and Regulations and listing standards of NASDAQ. All members of our Audit Committee, at all times during which they served on such Committee, are “independent” as required by NASDAQ Rule 5605(c)(2)(A).
Board of Directors
Each director who served on the Board during 2015 attended, for the portion of the year in which they served, at least 75% of the aggregate of: (i) the total number of meetings of our Board of Directors that were held in 2015 and (ii) the total number of all meetings of the committees of our Board of Directors on which he or she served. As part of each regularly scheduled Board meeting, the independent members of our Board of Directors hold a separate meeting that non-independent directors and other members of management do not attend. Although we do not have a formal policy regarding attendance by members of the Board of Directors at the annual meeting of stockholders, we encourage directors to attend. Last year, all of the members of our Board of Directors then serving attended the annual meeting in person or by teleconference.
Our Board of Directors has an audit committee, a compensation committee and a corporate governance and nominating committee. Our Board of Directors has adopted charters governing the duties and responsibilities of each of these committees and a copy of each such charter is available on our website at www.rovicorp.com. We also formed a strategy committee of the Board of Directors in 2015.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Audit Committee
The principal function of the audit committee is to assist our Board of Directors in its oversight responsibilities relating to our financial accounting, reporting and controls. The audit committee monitors and evaluates periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our financial and senior management and our independent registered public accounting firm; is responsible for the appointment, compensation and monitoring of the work of our independent registered public accounting firm; reviews and evaluates the qualifications, independence and performance of our independent registered public accounting firm; monitors our compliance with legal and regulatory requirements; monitors the performance of our internal audit function; and facilitates communication among our independent registered public accounting firm, our financial and senior management and our Board of Directors. Directors Earhart and Quindlen are “Audit Committee Financial Experts” as defined by SEC Rules and Regulations and also meet NASDAQ’s professional experience requirements.
From January 1, 2015 to May 12, 2015, the audit committee was comprised of Messrs. Earhart and Ludwick and Ms. Quindlen. From May 12, 2015 to July 7, 2015, the audit committee was comprised of Mr. Earhart and Ms. Quindlen. From July 7, 2015 to March 3, 2016, the audit committee membership is as shown in the chart above.
Compensation Committee
The principal functions of the compensation committee are to review and approve our incentive compensation programs for all executive-level direct reports of the chief executive officer and review and recommend the annual compensation for the chief executive officer to the Board of Directors for approval. The compensation committee reviews and approves all compensation (including the adjustment of base salary each year) and all bonus and other incentive compensation programs for our executive-level officers (other than our chief executive officer), and authorizes all awards to our executive-level officers under those programs. The compensation committee also approves any employment severance or termination arrangement with any executive-level officer (other than our chief executive officer). All decisions regarding the compensation of our chief executive officer are reviewed by the compensation committee, which then recommends such compensation to the full Board of Directors for approval. The chief executive officer abstains from voting on approval of his own compensation and such approval is made by the remaining members of the Board of Directors, all of whom are “independent” under applicable rules of the SEC.
The compensation committee meets with our chief executive officer and other internal personnel responsible for compensation analysis for the company prior to the beginning of each fiscal year to plan, and meets several times during the first quarter of each year to discuss, the incentive compensation programs to be effective for that fiscal year. The agenda for each compensation committee meeting is determined by the chairman of our compensation committee. The compensation committee may delegate to subcommittees any power and authority of the compensation committee, and such subcommittees have the sole authority to assist the compensation committee in carrying out its responsibilities, including the sole authority to approve any consultant fees.
From January 1, 2015 to May 12, 2015, the compensation committee was comprised of Messrs. Ludwick, Meyer and O’Shaughnessy. From May 12, 2015 to July 7, 2015, the compensation committee was comprised of Mr. Meyer. From July 7, 2015 to March 3, 2016, the compensation committee membership is as shown in the chart above.
Corporate Governance and Nominating Committee
The principal functions of the corporate governance and nominating committee are to advise and make recommendations to our Board of Directors on matters concerning corporate governance, review potential or actual conflicts of interest involving members of our Board of Directors, help identify, evaluate and recruit candidates to fill vacancies on our Board of Directors, identify the nominees for election to our Board of

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Directors at the annual meeting of stockholders and oversee the annual evaluation of members of and performance of our Board of Directors and Board committees.
From January 1, 2015 to May 12, 2015, the corporate governance and nominating committee was comprised of Messrs. Ludwick and Meyer. From May 12, 2015 to July 7, 2015, the corporate governance and nominating committee was comprised of Mr. Meyer. From July 7, 2015 to March 3, 2016, the corporate governance and nominating committee membership is as shown in the chart above.
Strategy Committee
The principal functions of the strategy committee are to (a) review the company’s cost structure; (b) analyze and evaluate capital allocation options; (c) review the strategy and operations of the company, including but not limited to, assisting management with the review and evaluation of potential strategic acquisitions; and (d) to advise and make recommendations to the Board on: any changes to the company’s cost structure, uses of the company’s capital and/or potential changes to the company’s long-term strategy. In conducting such process, the strategy committee assists the Board in carrying out its oversight responsibilities relating to cost reductions, capital allocation and the development and implementation of the company’s long-term strategy.

From July 21, 2015 to September 18, 2015, the strategy committee was comprised of Messrs. Rau, Lucas, Meyer and Welling and Ms. Quindlen. From September 18, 2015 to March 3, 2016, the strategy committee membership is as shown in the chart above.
Compensation Committee Interlocks and Insider Participation
James P. O’Shaughnessy served as a member of our compensation committee from May 2008 until May 2015. Andrew K. Ludwick served as a member of our compensation committee from May 2010 until May 2015. N. Steven Lucas has served as a member of our compensation committee since May 2015. Glenn W. Welling has served as a member of our compensation committee since May 2015.
James Meyer has served as a member of our compensation committee since May 2011. None of the members of the compensation committee during 2015 had any interlocking relationship as defined by the SEC.
Corporate Governance Materials
Code of Conduct. In February 2004, we adopted our Code of Personal and Business Conduct and Ethics (the “Code of Conduct”) as required by applicable securities laws, rules of the SEC and the listing standards of NASDAQ. The Code of Conduct applies to all of our directors and employees, including the principal executive officer, principal financial officer and principal accounting officer. A copy of such Code of Conduct was filed as an Exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003 and is available on our website at www.rovicorp.com. If we make any substantive amendments to the Code of Conduct or grant any waiver, including an implicit waiver, from a provision of the Code of Conduct to our principal executive officer, principal financial officer or principal accounting officer, we will disclose the nature of such amendment or waiver on our website at www.rovicorp.com or in a Current Report on Form 8-K that will be publicly filed.
Corporate Governance Guidelines and Committee Charters. Our Corporate Governance Guidelines are designed to assist the Board of Directors in following corporate practices that serve the best interest of the company and its stockholders. Our Corporate Governance Guidelines are available at our website at www.rovicorp.com.
Director Nomination Process
Director Qualifications
The corporate governance and nominating committee reviews, evaluates and proposes prospective candidates for our Board of Directors. Each member of our Board of Directors must have broad experience

INFORMATION ABOUT OUR BOARD OF DIRECTORS

and business acumen, a record of professional accomplishment in his or her field, and demonstrated honesty and integrity consistent with our values. In evaluating director nominees, the corporate governance and nominating committee considers a variety of factors, including the appropriate size of the Board of Directors, our needs with respect to the particular talents and experience of the directors, the nominee’s experience and understanding of our business and industry, familiarity with national and international business matters, strategic thinking and willingness to share ideas, network of contacts, experience with accounting rules and practices, and diversity of professional expertise and experience beneficial to the achievement of our strategic goals. The corporate governance and nominating committee may also consider such other factors as it may deem are in the best interests of our company and our stockholders. The corporate governance and nominating committee understands that it is necessary for at least one, and preferably for several, members of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules and for a majority of the members of the Board of Directors to meet the definition of “independent director” under the listing standards of NASDAQ.
Diversity Consideration
While there is no formal policy with respect to diversity, the company believes that it is essential that members of the Board of Directors represent diverse viewpoints. The corporate governance and nominating seeks to create a Board of Directors that is strong in its collective knowledge and has a diversity of viewpoints, skills and experience with respect to management and leadership, vision and strategy, business operations, business judgment, industry knowledge, accounting and finance, legal and intellectual property, corporate governance and global markets. When the committee reviews a potential new candidate, the committee looks specifically at the candidate’s qualifications in light of the needs of the Board of Directors and the company at that time, given the then current mix of director attributes, and ensures that diversity considerations are discussed.
Identifying Nominees
The corporate governance and nominating committee identifies nominees by first identifying the desired skills and experience of a new nominee based on the qualifications discussed above. The corporate governance and nominating committee may identify potential nominees based upon suggestions by non-employee members of the Board of Directors, senior level executives, individuals personally known to the members of the Board of Directors, third-party search firms and/or stockholders, and evaluate those persons on its own. The corporate governance and nominating committee does not evaluate proposed nominees differently depending upon who has made the proposal. We engaged a third party search firm to assist us in searches for two potential additional members of our Board of Directors and we retained that firm for $185,000.00 in 2015 for its work.
Stockholder Nominations
In identifying nominees for our Board of Directors, the corporate governance and nominating committee will consider any stockholder recommendations for candidates to serve on the Board of Directors. If a stockholder wishes to nominate a candidate to serve on our Board of Directors, the stockholder should follow the procedures as set forth in our bylaws. Any notice of director nomination must meet all the requirements contained in our bylaws and include other information required pursuant to Regulation 14A of the Exchange Act, including the nominee’s consent to serve as a director and evidence of the nominating stockholder’s ownership of our stock. If a stockholder wishes to suggest a candidate for consideration by the corporate governance and nominating committee, the stockholder should provide comparable information to the corporate governance and nominating committee with a request that the committee consider the candidate for nomination. To assure time for meaningful consideration by the corporate governance and nominating committee, any such notice should be sent to Rovi Corporation, Attention: Corporate Secretary, Two Circle Star Way, San Carlos, California 94070 on or before the date on which stockholder proposals to be included in the proxy statement for a given stockholder meeting must be received by us.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Communications with the Board
Stockholders may send communications to the Board of Directors or individual members of the Board by submitting one or more letters in sealed envelopes labeled with the names of the desired recipients. Any such letters should be placed in a larger envelope and mailed to Rovi Corporation, Attention: Corporate Secretary, Two Circle Star Way, San Carlos, California 94070. The Corporate Secretary will forward the sealed envelopes to the designated recipient. Comments or complaints relating to accounting or auditing matters may be submitted directly to the chair of the audit committee through the same address listed above.

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the company under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
The audit committee reports to the Board of Directors and is responsible for overseeing and monitoring the accounting functions and effectiveness of internal control over financial reporting of the company, its subsidiaries and affiliates and ensuring the objectivity of the company’s financial statements. The Board of Directors, in its business judgment, has determined that all members of the audit committee are “independent” as required by applicable listing standards.
Management is responsible for the financial reporting process, including the system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The company’s independent registered public accounting firm is responsible for auditing those financial statements. The audit committee’s responsibility is to monitor and review these processes. The audit committee discussed with the company’s independent registered public accounting firm the overall scope and plans for its audit. The audit committee meets with the company’s internal auditors and our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the company’s system of internal control and the overall quality of the company’s financial reporting. The audit committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.
In discharging its oversight responsibility, the audit committee has met and held discussions with management and with Ernst & Young, the company’s independent registered public accounting firm for 2015. Management represented to the audit committee that the company’s audited consolidated balance sheets at December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2015 were prepared in accordance with generally accepted accounting principles in the United States. The audit committee has read and discussed the consolidated financial statements with management and with Ernst & Young. The audit committee also discussed with Ernst & Young those matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board.
The audit committee also received from Ernst & Young the written disclosures and the letter regarding Ernst &Young’s communications with the audit committee concerning independence as required by the applicable requirements of Public Company Accounting Oversight Board Rule 3526, “Communications with Audit Committees Concerning Independence,” which in September 2008 superseded Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee.” The audit committee also discussed with Ernst & Young any relationships between the company and the independent registered public accounting firm that may impact Ernst & Young’s independence.
The audit committee reviewed the report of management contained in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC, as well as Ernst & Young’s Reports of Independent Registered Public Accounting Firm included in the company’s Annual Report on Form 10-K related to its audit of: (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The audit committee continues to oversee the company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation for fiscal 2016.
Based on these reviews and discussions and such other matters deemed relevant and appropriate by the audit committee, the audit committee recommended to the Board, and the Board approved, that the company’s audited consolidated balance sheets at December 31, 2015 and 2014, and consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the

AUDIT COMMITTEE REPORT

three-year period ended December 31, 2015 be included in the company’s 2015 Annual Report on Form 10-K. The audit committee also approved, subject to stockholder ratification, the selection of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2016.
Members of the Audit Committee
Alan L. Earhart (Chair)
N. Steven Lucas
Ruthann Quindlen

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The names of our current executive officers, their ages as of March 3, 2016, and their positions are shown below. Biographical summaries of each of our executive officers who are not also members of our Board of Directors are included below.

Name	Age	Positions
Thomas Carson	56	President and Chief Executive Officer
John Burke	53	Executive Vice President and Chief Operating Officer
Peter Halt	55	Chief Financial Officer
Pamela Sergeeff	43	Executive Vice President, General Counsel and Corporate Secretary

For a biography of Thomas Carson, please see above in “Proposal 1: Election of Directors - Nominees for Director.”
John Burke. Mr. Burke joined the company in March 2014. Prior to joining the company, Mr. Burke served as Senior Vice President, Corporate Development & Strategy, and President, Cloud Solutions Business at ARRIS Group, Inc. from May 2013 to November 2013. From January 2012 to April 2013 when Arris acquired Motorola Mobility’s Home business from Google, he served as Senior Vice President and General Manager of the Converged Solutions business. Prior to that, he served in various capacities at Motorola, Inc., including Senior Vice President and General Manager of Motorola’s Broadband Home Solutions from January 2007 to December 2011. Mr. Burke joined Motorola in 2000 with the acquisition of General Instrument Corp., where he spent 15 years in a variety of leadership positions, including Vice President and General Manager of Data & Voice CPE Solutions. Mr. Burke holds a B.S. in business administration from The Ohio State University and an MBA from Saint Joseph’s University.
Peter Halt. Mr. Halt has served as our Chief Financial Officer since May 2012. Mr. Halt previously was Senior Vice President and Chief Accounting Officer since May 2008 when the acquisition of Gemstar-TV Guide International was completed. From March 2004 to May 2008, Mr. Halt served as Senior Vice President, Finance and Chief Accounting Officer at Gemstar. Mr. Halt holds a B.S. in business from the University of Southern California.
Pamela Sergeeff. Ms. Sergeeff has served as our Executive Vice President, General Counsel and Corporate Secretary since December 2013. Ms. Sergeeff joined the company (then Macrovision Corporation) in 2003. She served as the company’s Senior Vice President and Associate General Counsel from March 2011 to December 2013 and as the company’s Vice President and Associate General Counsel from July 2007 to March 2011. Ms. Sergeeff holds a B.A. in economics from the University of California, Los Angeles and a J.D. from the University of California, Berkeley School of Law. Ms. Sergeeff is a member of the California State bar.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows how much of our common stock was beneficially owned as of March 3, 2016, by each director, each executive officer named in the summary compensation table, all executive officers and directors as a group, and by each holder of 5% or more of our common stock. To our knowledge and except as set forth in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless we indicate otherwise, each holder’s address is c/o Rovi Corporation, Two Circle Star Way, San Carlos, California 94070.
The option column below reflects shares of common stock that are subject to options that are currently exercisable or are exercisable within 60 days of March 3, 2016. Those shares are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options, but are not deemed outstanding for the purpose of computing the beneficial ownership of any other person. Percentage ownership is based on 83,294,067 shares outstanding on March 3, 2016. Certain options listed below may have exercise prices in excess of the current fair market value of our common stock.

Beneficial Owner	Shares	Options	Total	Percent of Class
Invesco Ltd. (1)	8,431,366	0	8,431,366	10.20%
Blackrock, Inc. (2)	7,915,196	0	7,915,196	9.60%
Ameriprise Financial, Inc. (3)	7,468,137	0	7,468,137	9.04%
The Vanguard Group (4)	6,164,654	0	6,164,654	7.45%
Loomis Sayles & Co., L.P. (5)	5,943,765	0	5,943,765	6.71%
JPMorgan Chase & Co. (6)	5,314,300	0	5,314,300	6.40%
Dimensional Fund Advisors LP (7)	5,022,288	0	5,022,288	6.08%
Frontier Capital Management Co., LLC (8)	4,802,930	0	4,802,930	5.81%
FMR LLC (9)	4,265,324	0	4,265,324	5.16%
Thomas Carson (10)	407,598	568,402	976,000	1.17%
John Burke (11)	115,690	40,624	156,314	*%
Peter Halt (12)	193,424	97,561	290,985	*%
Pamela Sergeeff (13)	102,390	17,311	119,701	*%
Alan L. Earhart (14)	33,611	45,000	78,611	*%
Eddy W. Hartenstein (15)	48,087	0	48,087	*%
N. Steven Lucas (16)	35,214	0	35,214	*%
James E. Meyer (14)	69,824	45,000	114,824	*%
Ruthann Quindlen (14)	28,146	15,000	43,146	*%
Raghavendra Rau (17)	27,603	0	27,603	*%
Glenn W. Welling (18)	2,277,603	0	2,277,603	2.73%
All executive officers and directors as a group (11 persons)	3,339,190	828,898	4,168,088	5.00%

*	Less than one percent

(1)
Based solely on, and in reliance upon, and without independent investigation of, information provided by Invesco Ltd. in an amended Schedule 13G filed with the SEC on February 8, 2016. Invesco Ltd. and its affiliates have sole dispositive power with respect to all of the shares and sole voting power with respect to 8,282,966 shares. The address of Invesco Ltd. is 1555 Peachtree Street NE, Atlanta, Georgia 30309.

(2)
Based solely on, and in reliance upon, and without independent investigation of, information provided by Blackrock, Inc. in an amended Schedule 13G filed with the SEC on February 10, 2016. Blackrock, Inc. has sole voting power with respect to 7,713,388 shares and sole dispositive power with respect to all of the shares. The address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10022.

(3)
Based solely on, and in reliance upon, and without independent investigation of, information provided by Ameriprise Financial, Inc. in a Schedule 13G filed with the SEC on February 12, 2016. Ameriprise Financial,

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Inc. or AFI, is the parent company of Columbia Management Investment Advisors, LLC, or CMIA, (225 Franklin St., Boston, MA 02110). AFI may be deemed to beneficially own the shares reported by CMIA. The shares reported by AFI include those shares separately reported by CMIA. CMIA and AFI do not directly own any shares of Common Stock of the issuer. As the investment adviser to Columbia Seligman Communications & Information Fund, or the Fund, CMIA may be deemed to beneficially own the shares reported herein by the Fund. The address of Ameriprise Financial, Inc. is 145 Ameriprise Financial Center, Minneapolis, MN 55474.

(4)
Based solely on, and in reliance upon, and without independent investigation of, information provided by The Vanguard Group in an amended Schedule 13G filed with the SEC on February 10, 2016. The Vanguard Group has sole voting power with respect to 106,187 shares, sole dispositive power with respect to 6,055,651 shares and shared dispositive power with respect to 109,003 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)
Based solely on, and in reliance upon, and without independent investigation of, information provided by Loomis Sayles & Co., L.P. in a Schedule 13G filed with the SEC on February 12, 2016. Loomis Sayles & Co., L.P. has sole voting power with respect to 5,312,028 shares and sole dispositive power with respect to all of the shares. The address of Loomis Sayles & Co., L.P. is One Financial Center, Boston, MA 02111.

(6)
Based solely on, and in reliance upon, and without independent investigation of, information provided by JPMorgan Chase & Co. in an amended Schedule 13G filed with the SEC on January 25, 2016. JPMorgan Chase & Co. has sole voting power with respect to 4,840,972 shares, sole dispositive power with respect to 5,237,549 shares and shared dispositive power with respect to 51 shares. The address of JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10017.

(7)
Based solely on, and in reliance upon, and without independent investigation of, information provided by Dimensional Fund Advisors LP in a Schedule 13G filed with the SEC on February 9, 2016. Dimensional Fund Advisors LP has sole voting power with respect to 4,964,067 shares and sole dispositive power with respect to all of the shares. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Austin, Texas 78746. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(8)
Based solely on, and in reliance upon, and without independent investigation of, information provided by Frontier Capital Management Co., LLC in a Schedule 13G filed with the SEC on February 12, 2016. Frontier Capital Management Co., LLC has sole voting power with respect to 2,859,825 shares and sole dispositive power with respect to all of the shares. The address of Frontier Capital Management Co., LLC is 99 Summer Street, Boston, MA 02110.

(9)
Based solely on, and in reliance upon, and without independent investigation of, information provided by Fidelity Management & Research Company (“Fidelity”) in an amended Schedule 13G filed with the SEC on February 12, 2016. Fidelity has sole voting power with respect to 2,782,254 shares and sole dispositive power with respect to all of the shares. Fidelity, a wholly owned subsidiary of FMR LLC, is the beneficial owner of 2,782,254 shares. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees.

(10)
Shares beneficially owned include 203,163 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as the shares vest in annual installments over 4 years. The restrictions lapse as follows: 52,500 shares release in 2017, and 21,250 shares release in 2018. 44,413 shares of restricted stock awards are subject to performance based vesting over a period of up to two years from 2016 to 2017. 85,000 shares of restricted stock awards are subject to performance based vesting and are eligible to vest on March 1, 2017.

(11)
Shares beneficially owned include 96,250 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as the shares vest in annual installments over 4 years beginning May 1, 2014. The restrictions lapse as follows: 13,750 shares release in 2016, 13,750 shares release in 2017, and 13,750 shares release in 2018. 55,000 shares of restricted stock awards are subject to performance based vesting and are eligible to vest on March 1, 2017.

(12)
Shares beneficially owned include 81,159 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as the shares vest in annual installments over 4 years. The restrictions lapse as follows: 6,250 shares release in 2016, 24,625 shares release in 2017, and 6,250 shares release in 2018. 19,034 shares of restricted stock awards are subject to performance based vesting over a period of up to two years from 2016 to 2017. 25,000 shares of restricted stock awards are subject to performance based vesting and are eligible to vest on March 1, 2017.

(13)
Shares beneficially owned include 47,500 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as the shares vest in annual installments over 4 years. The restrictions lapse as follows: 15,000 shares release in 2017, and 12,500 shares release in 2018. 20,000 shares of restricted stock awards are subject to performance based vesting and are eligible to vest on March 1, 2017.

(14)
Shares beneficially owned include 10,037 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse when the shares vest on July 1, 2016.

(15)
Shares beneficially owned include 48,087 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as follows: 16,029 shares release in 2016, 16,029 shares release in 2017, and 16,029 shares release in 2018.

(16)
Shares beneficially owned include 25,214 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as follows: 8,405 shares release in 2016, 8,405 shares release in 2017, and 8,404 shares release in 2018.

(17)
Shares beneficially owned include 27,603 shares subject to the release of restricted stock awards. Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as follows: 9,201 shares release in 2016, 9,201 shares release in 2017, and 9,201 shares release in 2018.

(18)
Shares beneficially owned include direct ownership of 27,603 shares subject to the release of restricted stock awards and indirect ownership of 650,785 shares held by Engaged Capital Master Feeder I, LP and

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

1,599,215 shares held by Engaged Capital Master Feeder II, LP (together with Engaged Capital Master Feeder I, LP, the “Engaged Capital Funds”). Rovi has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse as follows: 9,201 shares release in 2016, 9,201 shares release in 2017, and 9,201 shares release in 2018. Mr. Welling is a Principal and Chief Executive Officer of Engaged Capital, LLC, which is the general partner of each of the Engaged Capital Funds, and may be deemed to have shared voting and dispositive power with respect to the shares held by or issuable to the Engaged Capital Funds. Mr. Welling disclaims beneficial ownership of all such shares held by the Engaged Capital Funds except to the extent of his proportionate pecuniary interest therein.

EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to all of the company’s equity compensation plans in effect as of December 31, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (#) (c)
Equity compensation plan approved by security holders	7,402,155	$30.36(1)	9,670,395 (2)
Equity compensation plans not approved by security holders	0	$0	0
Total	7,402,155	$30.36	9,670,395

(1)
This reflects the weighted average exercise price for stock options granted pursuant to equity compensation plans only. Restricted stock is issued at a cost of $0.001 per share and therefore has no weighted average exercise price.

(2) As of December 31, 2015, 1,917,160 shares remained available for future issuance under the 2008 ESPP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
In accordance with Section 16(a) of the Exchange Act and the regulations of the SEC, our directors, executive officers and holders of more than 10% of our common stock are required to file reports of ownership and changes in ownership with the SEC and NASDAQ and to furnish us with copies of all of the reports they file.
To the best of our knowledge, based solely on a review of the copies of such forms and certifications furnished to us from the reporting persons, we believe that during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to our directors, executive officers and holders of more than 10% of our common stock were timely met.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the material elements of our compensation programs and explains our executive compensation philosophy, policies and practices for the following executives, who are referred to in this Compensation Discussion and Analysis and in the subsequent tables as our named executive officers for 2015: Thomas Carson, President and Chief Executive Officer; John Burke, Executive Vice President and Chief Operating Officer; Peter Halt, Chief Financial Officer; and Pamela Sergeeff, Executive Vice President, General Counsel and Corporate Secretary.
Executive Summary
Rovi Corporation is focused on entertainment discovery and personalization through product technology and intellectual property, using data and analytics to monetize interactions across multiple entertainment platforms. We provide a broad set of content discovery solutions that are embedded in our customers’ products and services, to connect consumers with entertainment, including device embedded and cloud-based interactive program guides, natural language conversational voice and text search and recommendation services and our extensive database of "Metadata" (i.e., descriptive information, promotional images or other content that describes or relates to television shows, videos, movies, music, books, games or other entertainment content). We also offer advertising and a portfolio of data and analytics products including advertising and programming promotion optimization that enable audience targeting in traditional pay TV advertising along with subscriber and operator analytic and insight products that service providers can use to unlock the usage patterns and behaviors of pay TV subscribers. Our products are supported by a broad portfolio of licensable technology patents, covering many aspects of content discovery, digital video recording, video on demand, over-the-top experiences, multi-screen functionality and personalization, as well as interactive applications and advertising.
We have historically licensed our patent portfolio for use with linear broadcast television. However, as the industry transitions to internet platform technologies to enable new video services, we have expanded licensing into connected televisions, multiple screen devices such as tablets, smartphones, personal computers and game consoles, as well as media streaming devices. We believe this transition presents new opportunities to license our intellectual property portfolio for different use cases and to different customers, as well as to develop, market and sell products and services that enable such functionality. Building on this foundation, we are establishing broad industry relationships with the companies leading the next generation of digital entertainment. Our strategy includes developing complementary products, services and intellectual property to address the opportunities presented by this industry transformation.
To achieve our corporate mission, we rely on our employees. We encourage teamwork and collaboration among our employees and we demand accountability and strong results. Accordingly, we have designed our executive compensation program to provide a competitive compensation package that focuses on paying for performance, internal pay equity, retention value and comparability of compensation as compared to peer group companies and executive pay survey data.
Business Transformation
Since December 2011, our business has been in transformation. The transformation began with new management, including the December 2011 appointment of Thomas Carson as our President and Chief Executive Officer, the May 2012 appointment of Peter Halt as our Chief Financial Officer, the appointment of Pamela Sergeeff as our General Counsel in December 2013 and the hiring of John Burke in March 2014. During this transformation, our new executive management team spearheaded the rigorous evaluation of our company’s strategy and operations with the goals of re-focusing the company on its core areas of expertise and high-growth market opportunities, and improving execution and operational efficiency. The team conducted comprehensive product-by-product operational reviews across the business that focused on product rationalization and cost reductions. The cost reductions freed up funds to invest in new value-creating

EXECUTIVE COMPENSATION

strategic initiatives designed to put the company on the path to achieving an operating margin more appropriate for our business.
During this period of transformation, we have continued to make changes to our executive management team and to evaluate compensation policies designed to ensure that we position the company for sustained success. Because of the substantial changes in our management team and the changes flowing from our business transformation, our compensation programs in 2012 and 2013 reflected the elements that our compensation committee believed would stabilize our new leadership team as quickly as possible and ensure long-term retention and motivation and alignment with the long-term interests of our stockholders during our challenging and changing circumstances, which included special new hire and promotion equity awards. We believe that our compensation programs have been integral to the early success of our leadership transition and business transformation and that they have been instrumental in helping the company achieve its operational goals in the challenging environment over the last several years.
Management and our compensation committee have engaged in a series of productive conversations with many of our principal stockholders throughout this period, soliciting their views on the executive compensation issues of primary interest to them. Their input has been valuable, informing our decisions designed to match compensation of our executives with the evolving nature of our business and align their compensation with the fundamental interests of investors. As we continue to focus on transforming our business, we have and we intend to continue eliciting and addressing our stockholders’ interests and concerns regarding our compensation programs, as described below.
2015 Highlights
2015 was a year of significant achievement for our company as we:

•	Entered into or renewed significant new IP licensing agreements, including agreements with AT&T (including DIRECTV), Charter, DISH, Shaw, Sky, Sony and others.

•	Implemented further cost reductions during the year, which funded investments in organic growth initiatives and contributed to higher earnings per share.

•	Continued to expand the breadth and depth of our patent portfolio through targeted patent acquisitions and our ongoing innovation efforts.

•
Invested in strategic growth areas, such as analytics and our cloud platform, as we are in a unique position to collect, analyze and interpret large-scale consumer viewing data and share those insights with our customers. We also expect our cloud platform to be an important technology solution for our clients wanting to address content discovery on internet-connected devices. We expect these investments to deliver breakthrough discovery and analytics solutions to our customers.

Commitment to Responsible Executive Compensation Philosophy and Practices
The following table summarizes what we do and what we don’t do in our executive compensation practices to highlight both the responsible practices we have implemented and the practices we have avoided to best serve our stockholders’ long-term interests.

What We Do		What We Don't Do
•	Pay for performance (page 50)	✗	We don’t guarantee salary increases (page 50)
✓	Grant performance-based stock awards to all of our named executive officers that directly align executive and stockholder interests and are based on rigorous goals over a multi-year	✗	We don’t provide excise tax gross-ups upon change in control of the company (pages 69-70)

EXECUTIVE COMPENSATION

measurement period (page 66)
✓	Use a balanced mix of fixed and variable cash incentives and long-term equity (pages 53-54)	✗	We don't permit hedging or other forms of speculative transactions by executive officers, members of management and directors (page 69)
✓	Maintain rigorous stock ownership guidelines for our named executive officers and directors (page 68)	✗
We don’t reprice underwater stock options without stockholder approval. Despite the fact that our executives hold stock options which are underwater, we have not repriced stock options since our option exchange program over ten years ago (page 51)

✓	Maintain a clawback policy that applies to incentive cash and stock compensation (page 50)
✓	Engage with stockholders to solicit feedback on their views of our compensation practices and consider potential changes based on this input (page 47)
✓	Limit payments and benefits following a change in control of our company to situations involving an involuntary termination of employment (a so-called “double trigger” arrangement) (page 79)
✓	Conduct an annual assessment of compensation-related risk to effectively manage our compensation related risks profile (page 71)

Compensation Committee Engagement Efforts and Actions in connection with Say-on-Pay Vote
Our compensation committee is committed to ensuring that our executive compensation program is effective and aligned with our stockholders’ interests and concerns. Our compensation committee has engaged with our stockholders and made fundamental changes to our compensation programs over the past two years to understand and address their concerns.
A critical component of our compensation committee’s process has been to continue to:

•	Review emerging compensation “best practices” in the U.S., with a focus toward companies of similar size;

•	Solicit advice from our compensation committee’s independent compensation consultant;

•	Gather feedback from major stockholders to gain a thorough understanding of their concerns and review proxy advisory firms’ methodology, rationale and critiques of our compensation program;

•	Discuss with major stockholders and proxy advisory firms potential changes to the compensation program that could address their concerns, before actually implementing any changes; and

EXECUTIVE COMPENSATION

•	Solicit guidance from major stockholders and the proxy advisory firms on any emerging policy issues.

In 2014, our say-on-pay vote was only supported by approximately 40% of our stockholders, and our compensation committee undertook significant efforts to engage with our stockholders to specifically understand the reasons for their dissatisfaction and respond to their concerns. Our compensation committee’s interaction directly with stockholders, proxy advisors and other experts has significantly aided in the ongoing evolution of our compensation program, and led to substantial changes in the compensation program in early 2015.
In 2015, our say-on-pay vote was supported by approximately 84% of our stockholders. We considered the results of our 2015 say-on-pay vote a meaningful improvement from 2014, and an indication that our stockholders acknowledged and appreciated the outreach and changes that we made in response to the 2014 vote and stockholder engagement. However, the compensation committee believes that evaluating our executive compensation program in light of our stockholders’ concerns, best practices and changes in our business is an important ongoing process. Accordingly, the compensation committee has determined to continue the changes that we made or committed to make, with thoughtful refinement in several areas to augment the purposes of such changes, in an effort to further strengthen our compensation program to serve our company and stockholder objectives. The following chart summarizes the key actions our compensation committee has taken for 2015 and thus far in 2016 as a result of the process and events described above:

Topic	Description of Change	2015	2016
Competitive Pay Positioning & Peer Group
Adjusted our competitive positioning philosophy and pay levels downward.  For 2016, we shifted our general long-term incentive equity positioning from the 75th percentile to the 50th percentile of peer data, resulting in significantly reduced long-term incentive grants to our executive officers for 2016 and overall target compensation aimed at the 50th percentile of peer data. We did not provide for any base salary or target bonus increases for 2016.
			✓
Changed our peer group to better align with our company and continue to thoughtfully analyze alignment so that our peers are appropriate reference points.  We made substantial changes to the 2015 peer group, including removing companies with revenues that were 2-3x that of our revenues. In 2016, we further reduced the peer parameters relating to revenue size and refined the business focus of the peer companies within our peer group to better align with our revenues and business focus.
		✓	✓
Stock Ownership Guidelines
Increased our CEO stock ownership guidelines. While we have maintained CEO stock ownership guidelines since 2011, beginning in 2016, we increased our CEO’s stock ownership guidelines from three to five times his annual base salary. As of the date of mailing of this proxy statement, our CEO meets the requirements of our current  and increased stock ownership guideline, and each of our other NEOs and board members also meet or exceed the requirements of our current stock ownership guidelines.
			✓
Short-Term Incentives
Enhanced the rigor of our short-term incentive goals. We set our annual bonus plan targets for the corporate performance factor at rigorous levels at the beginning of each year. For 2015, the revenue target was set at $568.5 million, which was above the high end of the range of annual revenue expectation of $535 to $565 million, and the non-GAAP operating income target was set at $208.2 million, which was aligned with the upper range of
		✓	✓

EXECUTIVE COMPENSATION

annual Non-GAAP EPS expectations of $1.55 to $1.85 per share, which encouraged our executives to obtain substantial results in order to earn a bonus. For 2016, we increased the threshold levels of the corporate performance goals that would be necessary to earn any bonus from 50% to 75% achievement of each element.

Eliminated discretionary provisions under our annual bonus plan. For 2015, we eliminated the previous provision in our annual bonus plan that allowed us to award our chief executive officer a discretionary bonus up to 200% of his annual base salary, and allowed our chief executive officer to award other executive officers a discretionary bonus, based on individual performance. This removal strengthens the link between pay and performance so that our annual bonus plan pays out only upon meeting specified corporate and individual performance goals. For 2016, we have continued this practice and have also eliminated individual goals for our CEO.
		✓	✓
Long-Term Incentives
Structured a significant percentage of equity compensation as performance-based and increased performance-vesting awards for 2016. For 2015, approximately 65% of the equity grants to our chief executive officer consisted of performance-based awards, consisting of performance-vesting awards, based on target performance, and stock options. For 2016, we maintained this same 65% weighting, but structured a greater percentage of our CEO’s long-term equity incentive in the form of performance-vesting awards based on multi-year performance goals. This performance-vesting award, at target, represented the greatest portion (40%) of our CEO’s total target 2016 equity incentive.
		✓	✓
Eliminated use of the same performance goal for our short-term and long-term incentive compensation. We structured the 2015 performance-based equity awards to vest upon the achievement of two equally weighted factors: 50% related to a three-year relative total stockholder return (“TSR”) metric of percentile ranking against the S&P 400 Software & Services Index, and 50% related to a three-year revenue CAGR and margin target, rather than the two performance factors used for our annual bonus plan. This change diversifies our executive’s incentives and addresses our differing long and short-term goals. We have continued this practice for 2016 and continued to ensure the performance goals are appropriately rigorous and competitive.
		✓	✓
Eliminated annual measurement component of performance-based awards and replaced with three-year measurement period. We changed the 2015 performance-based equity awards to be based on a three-year measurement period, rather than one year measurements over a three year period. This change enhances the long-term objectives of the performance awards. We have continued this practice for 2016.
		✓	✓
Disclosure Practices	Enhanced disclosure about structure and process of our performance-based equity awards, including the specific performance goals. Beginning in 2015, we provided a detailed	✓	✓

EXECUTIVE COMPENSATION

description of the performance awards in our Compensation Discussion and Analysis, including the process and amount by which shares may vest based on the level of achievement of performance goals. We disclose actual goals for the previous year (including the threshold and maximum goals) and the corresponding vesting terms of the performance awards. We will continue to disclose the goals so that our stockholders have visibility into the rigor of our goal-setting process and our goals.

Risk Mitigators
Added a clawback policy. We adopted a clawback policy that currently authorizes the Board, beginning after February 2015, to take action to recover the incentive compensation paid to or vested by an executive officer based upon the achievement of certain financial results that were subsequently restated or corrected to the extent that the amount of such compensation would have been lower if the financial results had been properly reported. We adopted this policy proactively even though SEC has not yet issued final rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act requirement, as a good corporate governance practice that is designed to mitigate executive risk taking.
	✓	✓

Commitment to Pay for Performance

Our 2015 executive compensation program is weighted towards at-risk, performance-based compensation designed to align the interests of our executives with those of our stockholders.

A significant portion of the named executive officers’ compensation is at risk and dependent upon our company’s performance and/or an increase in the market price of our company’s common stock. Approximately 92% of our chief executive officer’s total reported compensation (as reflected in the Summary Compensation Table) and approximately 83% of our other named executive officers’ total reported compensation is at risk and dependent upon the company’s performance.
Specifically, bonuses under our annual incentive plan for our senior executives (including the named executive officers) are contingent on the achievement of two key corporate performance goals and individual performance. Additionally, a meaningful portion (an average of 42% in 2015) of the equity awards granted to our named executive officers consists of awards that vest only if certain pre-determined corporate goals, management objectives and relative stockholder value metrics are met over a multi-year period, based on the grant date fair value of such awards as required to be reported in the Summary Compensation Table. The actual economic value of all of the equity grants to our named executive officers depends on the performance of our stock price over the period during which the awards vest.
Chief Executive Officer’s Realizable Pay

Our compensation committee’s goal is to align our chief executive officer’s compensation with stockholder returns as well as the financial goals that we believe lead to long-term stockholder value.

The chart below shows the value of compensation realizable by our chief executive officer, primarily as a result of performance-based vesting and share price movements.

EXECUTIVE COMPENSATION

Realizable pay recognizes the impact of actual financial and stock performance in the returns available (or “realizable”) by the executive. In contrast, reported pay (which is the grant date fair value used in Summary Compensation Table disclosure) estimates the expected value of compensation on the day it was granted, in accordance with financial accounting principles. We believe showing realizable pay compared to reported pay helps investors understand the sensitivity of our plan to actual financial and market performance and the resulting returns available to the executive. The compensation committee believes that given the heavily-weighted pay-for-performance structure of our executive compensation program, realizable pay and the ratio between realizable pay and reported pay shows the alignment between executive compensation and stockholder interests.
As reflected in the chart below, during each of 2013, 2014 and 2015, Mr. Carson’s realizable pay differed, often significantly, from reported pay, which was primarily as a result of changes in our stock price over time. When our stock price falls after options and stock awards are granted early in a year, the realizable value of those awards is reduced (or eliminated completely, in the case of out-of-the-money stock options). Compensation decisions are typically made at the beginning of a year, based on information available at that time and therefore reported pay should be viewed in light of the historical stock price performance at that time; a subsequent increase or decrease in our TSR for such year would generally not factor into the pay decisions until the following year.
2013-2015 Three-year Average Realizable Pay. During the three year period 2013-2015, while TSR increased by an average of approximately 3% per year, Mr. Carson’s 2013-2015 three-year average realizable pay was under the three-year average reported pay by approximately 34%. This was due primarily to the stock price at the end of 2015 being lower than the stock prices at all of the dates of grant for the last three years, which resulted in no in-the-money realizable value for options as all options granted had exercise prices greater than the value of the stock at the end of 2015, and the time-vested and performance-vested stock awards had a lesser value than on the date of grant (or vesting, as applicable).
The chart below demonstrates that while reported pay is a measure required to be disclosed in our “Summary Compensation Table” by SEC rule that provides consistency amongst companies, it is not the measure that best reflects the compensation paid to our CEO nor the amount that can best be compared to our stock price in determining whether our CEO compensation is aligned with stockholders’ interests. The chart below demonstrates general alignment between our CEO’s realizable compensation with our stock price performance. For example, during 2015, TSR decreased by approximately 26%, resulting in Mr. Carson’s 2015 realizable pay being under the reported pay by approximately 47% (and approximately 20% less than 2014 realizable pay). Mr. Carson’s approximately 13% increase in 2015 reported pay was reasonable, given that at the time those pay decisions were made for Mr. Carson in early 2015, we had experienced the 15% stock price increase in 2014 and a further increase after year-end.

EXECUTIVE COMPENSATION

Chief Executive Officer Reported Pay(1) vs. Realizable Pay(2)(3)

	2013	2014	2015
Reported Pay (1)	$5,790	$6,680	$7,555
Realizable Pay (2)	$6,095	$4,994	$3,968
% Change of Reported Pay to Realizable Pay	5%	-25%	-47%
1-Yr TSR	28%	15%	-26%

3-Year Average
Reported Pay 2013-2015 Average	$6,675
Realizable Pay 2013-2015 Average (3)	$4,425
% Change of Reported Pay to Realizable Pay	-34%
3-Yr TSR 2013-2015 Compound Annual Growth Rate	3%

(1)	Reported Pay is defined as total compensation as reported in the 2015 Summary Compensation Table.

(2)
Realizable Pay per year-end represents actual base salary and actual bonus paid out; long-term incentives are valued at year-end stock price each year, covering the in-the-money value of stock options granted in the current year (calculated as the difference between

EXECUTIVE COMPENSATION

the year-end stock price and the exercise price), number of restricted shares or restricted stock units granted per year, and number of shares or units subject to performance-vesting awards earned (if known) or at target (for remaining balance of awards still in current performance periods).

(3)
3-year Average Realizable Pay represents an average of the sum of the last three years’ actual base salary and actual bonus paid out; long-term incentives valued at FY15 year-end stock price, covering the in-the-money value of stock options granted in the corresponding year (calculated as the difference between the year-end stock price and the exercise price), number of restricted shares or restricted stock units granted per year, and number of shares or units subject to performance-vesting awards earned (if known) or at target (for remaining balance of awards still in current performance periods).

Compensation Philosophy: Objectives, Considerations and Elements

Objectives
Our executive compensation programs are designed to:
• attract and retain talented and experienced executives by offering market competitive compensation programs;
• motivate key executives to achieve strategic business initiatives and to reward them for their achievements;
• support a pay-for-performance environment that differentiates bonus amounts among the named executive officers on their responsibilities and contributions toward company performance; and
• align the interests of executives with the long-term interests of our stockholders through equity-based awards whose value over time depends upon the market value of the company’s common stock.

Considerations
To achieve these objectives, our executive compensation package provides a mix of compensation elements, including base salary, annual variable cash bonuses, stock-based compensation, broad-based employee benefits and severance benefits. In any given year, our compensation committee may consider one or more of the following factors in determining the amount and form of each of these compensation elements with appropriate attention to both absolute and relative levels of compensation and the mix in achieving proper parity:

• compensation practices and levels among our peer companies and pay levels among our peer companies and executive pay survey as further described below under “Compensation Positioning Against Peer Data”;
• historical and anticipated corporate and individual performance, including stock price, achievement of revenue and operating profit, and execution of individual, team and company-wide strategic initiatives;
• budget constraints for salary, bonus and equity adjustments;
• historical compensation levels;
• broader economic conditions, with the goal of ensuring that our pay strategies are effective, yet responsible;
• the potential dilutive effect of our equity compensation practices on our stockholders;
• stockholder feedback with respect to our compensation programs and practices in the markets in which we compete for talent; and
• individual negotiations with executives, as these executives may be leaving meaningful compensation opportunities at their prior employer or foregoing other compensation opportunities with other prospective employers to work for us, as well as negotiations upon their departures, as we recognize the benefit to our stockholders of smooth transitions.

EXECUTIVE COMPENSATION

Elements
What We Pay	Why We Pay It
Base Salary (fixed cash)
• Fixed source of compensation for our executives, allowing them a degree of certainty in the face of having a material portion of their compensation “at risk” in the form of annual variable cash bonuses and equity-based compensation.
• Helps to attract and retain our named executive officers.
• The compensation committee generally set base salaries annually and targets base salary levels at the 50th percentile of our market data (using peer group companies and executive pay survey data) as it believes this positioning provides adequate retention incentive.

Annual Variable Cash Bonus (“at-risk” cash)
• Rewards the achievements of our executive officers and their contributions to our financial performance.
• Promotes strong linkages between our executives’ contributions and our company performance, supports the achievement of our business objectives and promotes retention of our executives.
• Our compensation committee recognizes the important role that variable compensation plays in attracting, retaining and motivating our executives to achieve our short-term goals.
• The compensation committee generally sets bonus levels annually and targets annual variable cash bonus levels at the 50th percentile of our market data (using peer group companies and executive pay survey data).

Equity Compensation (“at-risk” stock awards)
• Aligns the long-term interests of our stockholders and our employees by creating a strong, direct link between employee compensation and stock price appreciation and, with respect to performance-based awards, company performance and relative stock price appreciation.
• The compensation committee believes that if our officers own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize long-term stockholder value.
• The compensation committee and/or Board generally approves equity incentives annually in the form of stock options, restricted stock units (“RSUs”) and RSUs that vest based on achievement of specific performance goals.
• The compensation committee generally targets annual equity awards at or above the 50th percentile of our market data (using peer group companies and executive pay survey data) to provide median or above-median opportunity over the long-term if our stock price and/or performance goals are achieved.

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Role of Our Compensation Committee
Our compensation committee evaluates and approves the annual compensation changes for our named executive officers other than our chief executive officer. Our compensation committee also evaluates and recommends for approval by the independent members of the Board the annual compensation changes for our chief executive officer, as well as the performance goals for our compensation programs. References below to approvals by our Board are intended to refer to approvals by the independent members of the Board. In February of each year, our compensation committee solicits and considers our chief executive officer’s recommendations on the compensation levels of each named executive officer, as well as his reviews of each named executive officer’s performance and contributions in the prior year. In addition, our chairman of the Board solicits from other Board members their evaluations of the performance of the chief executive officer for the prior year and discusses his assessment of our chief executive officer’s performance with the other members of the compensation committee.
As part of its deliberations, in any given year, the compensation committee may review and consider materials such as company financial reports and projections, historical achievement of company-wide operational and financial objectives, operational data, tax and accounting information, total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and the recommendations of our chief executive officer, human resources department and the advice of the compensation committee’s independent compensation consultant.
Role of Management in Setting Compensation
The company’s human resources, finance, and legal departments work with our chief executive officer to review peer compensation data, to propose compensation programs for consideration by the compensation committee, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data and other briefing materials, and ultimately to implement the decisions of the compensation committee.
Our internal personnel responsible for compensation analysis for the company generally attend a portion of each of the compensation committee’s meetings and leave before certain executive sessions. None of our named executive officers were present or participated directly in the compensation committee or the Board’s final determinations regarding the amount of any component of their own 2015 compensation packages.
However, given his responsibilities for managing the performance of our executive officers, our chief executive officer plays a primary role in establishing the performance goals for, and evaluating the performance of, our other named executive officers, as described in greater detail below under “Short-Term Incentive Compensation”. The compensation committee solicits and considers his evaluations and recommendations (as well as those of the human resources group), including his recommendations regarding base salary adjustments, target cash and equity incentive award levels for the other named executive officers. In the case of the chief executive officer, the compensation committee and the Board meet outside the presence of our chief executive officer and assess his performance.
Role of Our Independent Compensation Consultant
The compensation committee retains an independent consultant to provide the compensation committee with an additional external perspective with respect to its evaluation of relevant market and industry practices. Since 2012, the compensation committee retained Towers Watson to act as its independent compensation consultant. Following our annual meeting in May 2015, the compensation committee retained Farient Advisors (“Farient”), as its independent compensation consultant, beginning in August 2015.
In weighing its recommendations for executive compensation for the fiscal year 2015, the compensation committee directed Towers Watson to advise the compensation committee on both best practices and peer practices when designing and modifying our compensation program for executive officers in order to achieve

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our objectives. As part of its duties, Towers Watson provided the compensation committee with the following services with respect to 2015 compensation decisions:

•	reviewed and updated our peer group for use in benchmarking 2015 executive compensation;

•	provided compensation data for the peer group and an analysis of the compensation of the company’s executive officers as compared to the peer group;

•	assisted the compensation committee with the design of pay programs consistent with the company’s business strategy and pay philosophy;

•	conducted a comprehensive pay for performance assessment;

•	provided background information and data for 2015 adjustments to the company’s executive compensation program consistent with good governance practices and the company’s objectives; and

•	prepared an analysis of the Board’s 2015 compensation program.

Beginning in August 2015, Farient provided the compensation committee with the following services:

•	carried out a comprehensive review of our peer group for use in making 2016 executive compensation decisions;

•	provided compensation data for the peer group and relevant executive pay survey data and an analysis of the compensation of the company’s executive officers as compared to this market data;

•	provided a competitive assessment of, and comparison to, incentive design and executive pay program structure based on peer group data;

•	provided recommendations regarding the annual bonus and long-term incentive program design for 2016;

•	assisted the compensation committee with the design of 2016 pay programs consistent with the company’s business strategy and pay philosophy;

•	provided background information and data for 2016 adjustments to the company’s executive compensation program consistent with good governance practices and the company’s objectives; and

•	prepared an analysis of the Board’s 2016 compensation program.

In 2015, the compensation committee met with its independent compensation consultant (Towers Watson prior to our annual meeting in May 2015 and Farient beginning in August 2015), both with and without the chief executive officer and/or the executive vice president of human resources present depending upon the topic being discussed. The compensation consultant took its direction from the compensation committee chairman and the company’s executive vice president of human resources and general counsel worked with the compensation consultant to provide any information the compensation consultant needed about the company to provide its services however, the compensation committee retained the sole authority to direct, terminate or continue its compensation consultant’s services. Neither Towers Watson nor Farient was engaged for any non-compensation related services.
The compensation committee has analyzed whether the work of Farient as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the company by Farient; (ii) the amount of fees from the company paid to Farient as a percentage of the firm’s total revenue; (iii) Farient’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Farient or the individual compensation advisors employed

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by the firm with an executive officer of the company; (v) any business or personal relationship of the individual compensation advisors with any member of the compensation committee; and (vi) any stock of the company owned by Farient or the individual compensation advisors employed by the firm. The compensation committee has determined, based on its analysis of the above factors, that the work of Farient and the individual compensation advisors employed by Farient as compensation consultants to the company has not created any conflict of interest.
Peer Group Determination
The compensation committee considers compensation practices and levels among our peer companies as one factor in determining compensation each year. This helps us, among other process objectives, to balance our goal of attracting and retaining top executive talent with the need to maintain a reasonable and responsible cost structure. Our compensation committee generally reviews and updates our peer group of companies annually to reflect changes in the industry and to ensure that our comparisons to peer group data are meaningful to the compensation committee’s process and review.
2015 Peer Group. For the 2015 compensation decisions (which were made in February 2015), management worked with Towers Watson in mid-2014 to make recommendations to update the 2014 peer group of companies, considering, among other things, Rovi’s divestiture of its DivX business and its associated revenue size. Based on this analysis, our compensation committee determined that our 2015 peer group of companies should consist of the 21 companies listed below. The companies in our peer group are generally companies: (i) that may compete with our product offerings or with whom we believe we compete with in the market for executive talent and (ii) with a revenue range of approximately 0.5x to 2x of our projected revenue of $548 million and market capitalizations no greater than 3x ours. Based on these updated parameters, six of our prior peer companies from 2014 were removed and seven new peer companies were added. Specifically, we removed Akamai Technologies, Inc., Cadence Design Systems Inc., Nuance Communications, Inc., OpenText Corporation, Red Hat, Inc. and PTC Inc. because they had revenues and/or market capitalizations above parameters described above.
The compensation committee approved the proposed list of the following 21 peer group companies for 2015:

Commvault Systems, Inc.	Dreamworks Animation Inc.	Pegasystems Inc.*
Compuware Corporation	FactSet Research Systems Inc.	Progress Software Corp.
comScore, Inc.*	Fortinet Inc.	Rocket Fuel Inc.*
Concur Technologies, Inc.*	Harmonic Inc.	Splunk, Inc.*
Conversant, Inc.	Informatica Corporation	TIBCO Software, Inc.
Digital River Inc.*	Microstrategy Inc.*	TiVo Inc.
Dolby Laboratories, Inc.	Monster Worldwide, Inc.	WebMD Health Corp.

*new peer company for 2015
Towers Watson then collected, analyzed and provided to the compensation committee a report on the total direct compensation data for executive officers holding comparable positions at the peer group companies from individual proxy filings based on Equilar data and other proprietary and published survey sources, and, in order to provide a broader reference point, from the 2014 Radford Benchmark Executive Survey.
2016 Peer Group. For 2016 compensation decisions (which were made in February 2016), management worked with Farient in late 2015 to make recommendations to update the 2015 peer group of companies. Farient evaluated several key parameters relating to Rovi’s then-current size and business focus, as well as significant acquisition activity within the 2015 peer group, to formulate the appropriate recommended peer

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group for 2016 compensation decisions. Based on this analysis, our compensation committee determined that our 2016 peer group of companies should consist of the 18 companies listed below. The median revenue of the 2016 peer group is $516 million, lower than from the 2015 peer group median revenue of $585 million. The companies in our peer group are companies: (i) that have similar business focus to us (focusing on a combination of IP licensing, data analytics solutions, data aggregator or provider services, content delivery platforms and solutions, integrated targeted advertising products and a similar customer base) and with whom we believe we compete within the market for executive talent and (ii) with a revenue range of approximately one-third to up to potentially three times our projected revenue at the time (resulting in median revenue for the group below our projected revenue at the time), determined as of October when the peer group was proposed by Farient and approved by the compensation committee. Based on these updated parameters, nine of our prior peer companies from 2015 were removed and six new peer companies were added. Specifically, we removed Compuware Corporation, Concur Technologies, Inc., Conversant, Inc., Digital River Inc., Informatica Corporation and TIBCO Software, Inc. because these companies had been acquired, and we removed FactSet Research Systems Inc., Fortinet Inc. and WebMD Health Corp. because they did not meet the revised parameters described above.

Commvault Systems, Inc.	Harmonic Inc.	Progress Software Corp.
comScore, Inc.	InterDigital, Inc.*	Rocket Fuel Inc.
CoreLogic, Inc.*	Microstrategy Inc.	Splunk, Inc.
Dolby Laboratories, Inc.	Millennial Media Inc.*	Tessera Technologies Inc.*
Dreamworks Animation Inc.	Monster Worldwide, Inc.	TiVo Inc.
Fair Isaac Corporation*	Pegasystems Inc.	Verint Systems Inc.*

*new peer company for 2016
Farient then collected, analyzed and provided to the compensation committee a report on the total direct compensation and pay practice data for executive officers holding comparable positions at the peer group companies from individual proxy filings based on publicly available data and other proprietary and published survey sources, and, in order to provide a broader reference point for certain of the named executive officers, from the 2015 Radford Global Technology Survey for technology companies with revenue between $500 million and $1 billion.
Compensation Positioning Against Peer Data and Executive Pay Survey Data
As a general guideline, our compensation committee targets total direct compensation at a level that is competitive within our peer group and also the marketplaces in which we operate. The compensation committee’s compensation consultant collects, analyzes and provides to the compensation committee a report on the total direct compensation data for executive officers holding comparable positions at the peer group companies from individual proxy filings and based on other proprietary and published survey sources (collectively referred to as the “peer data”).
Our compensation committee believes that compensation should be at the levels necessary to achieve the objectives of our executive compensation program - both attracting and retaining top talent as well as linking more of our executives’ compensation to achievement of annual and longer-term corporate performance goals as well as long-term gains in the value of our stock. The opportunity for higher performance-based compensation reflects our commitment to pay for performance, with compensation being higher for exceptional performance and compensation being lower if our performance goals are not reached.
Our compensation committee believes that comparisons to the peer data and executive pay survey data are useful guidelines to measure the competitiveness of our compensation practices. However for 2015, the compensation committee did not adopt any formal benchmarking guidelines and the compensation committee maintained discretion to set levels of executive compensation above or below peer levels based

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upon distinguishing factors such as individual performance, an executive’s level of experience and responsibilities, the comparability or lack thereof in roles and responsibilities when compared with peer companies, internal pay equity and our compensation budget.
For 2015, the compensation committee generally targeted cash compensation for named executive officers around the median of peer data. The compensation committee referenced the full range of pay for executives in similarly sized firms from the peer data. Long-term incentives are calibrated to deliver above median pay levels with strong financial and market performance and below median with poor performance. Beginning in 2016, the compensation committee changed its general targeting for long-term incentives to be generally at the median level of the peer data and to shift our general pay targeting for total target compensation toward the median of the peer data.
Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2015
As described above under “Compensation Philosophy: Our Objectives, Elements and Considerations,” our 2015 executive compensation program consists of three principal components: base salary, annual variable cash bonus and equity compensation. The compensation committee does not have a set formula for determining the mix of each pay element, and instead seeks to ensure that compensation across all elements is fair and consistent with our company’s compensation philosophy as a whole. In addition, the compensation committee has not adopted any formal or informal policies or guidelines on the mix of the equity awards with regard to stock options versus RSU grants. We believe having flexibility in our allocation among various elements of compensation allows us to tailor each executive’s compensation package to meet our compensation goals based on the facts and circumstances known at that time.
The following charts illustrate, for 2015, the mix of key pay elements for our executives. Percentages represented in the chart below are based on the value of each element of the total compensation package which includes base pay, short term incentive (valued at target) and equity. For purposes of calculating the equity value, the value of RSUs was based on a 30-day trailing average stock price and the value of stock options was based on Black-Scholes valuation.

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2015 Base Salary Decisions
Our compensation committee generally reviews and determines base salaries in the first quarter of every year. In February 2015, our compensation committee reviewed and determined the 2015 base salaries for each of the named executive officers as set forth in the table below. In making these 2015 decisions, the compensation committee considered the positioning of each individual’s salary as compared to the peer data, as well as the individual’s historical salary levels, our then-current budget for employee salary adjustments and anticipated role and responsibilities for the coming year. Specifically, the compensation committee increased Mr. Carson’s base salary to maintain it at approximately the 50th percentile of the peer data, and increased the base salaries of the other executive officers to maintain same at slightly above the 50th percentile of the peer data for Messrs. Burke and Halt and slightly below the 50th percentile of the peer data for Ms. Sergeeff. The compensation committee made these individual adjustments in the context of targeting cash on-target earnings (base salary plus bonus at target) at below the 50th percentile of the peer data for 2015.

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Executive Officer	2015 Base Salary	% Change from 2014
Thomas Carson	$625,000	4.2%
John Burke	$475,000	5.6%
Peter Halt	$413,751	3.0%
Pamela Sergeeff	$355,100	6.0%

2015 Short-Term Incentive Compensation Decisions
Target Amounts. In February 2015, Mr. Carson recommended to our compensation committee the target bonus levels as set forth in the table below. Mr. Carson’s decisions were principally based on the positioning of the target bonus opportunities as an element of total compensation as compared to the peer and survey data. The compensation committee reviewed his recommendations, taking into account the peer data, and determined that the target bonus levels of all of the named executive officers were appropriate. Messrs. Burke’s and Halt’s, and Ms. Sergeeff’s target bonuses were set below the 50th percentile of the peer data with respect to short-term incentive compensation because our compensation committee believes that linking more of their compensation toward long-term performance-based compensation reflects our commitment to pay for performance and will provide a significant incentive to act to maximize long-term stockholder value.

Executive Officer	2015 Target Bonus	% Change from 2014
Thomas Carson	100%	0%
John Burke	70%	16.7%
Peter Halt	60%	0%
Pamela Sergeeff	55%	10.0%

Weighting of Goals. In February 2015, the compensation committee approved the terms of our 2015 Executive Incentive Plan. Under the 2015 Executive Incentive Plan, the named executive officers would be eligible to earn their annual variable cash bonus based on the company’s achievement of worldwide revenue (“Revenue”) and worldwide Non-GAAP operating income (“Non-GAAP Operating Income”) targets, as well as individual performance, with the weighting set forth in the following table. These weightings reflect the compensation committee’s determination of the anticipated and intended contribution of each officer’s achievement against the related goals. The weightings for Mr. Carson reflect a 10% individual performance component in light of the removal of any discretionary element of Mr. Carson’s bonus as described below. Because as chief executive officer Mr. Carson has a greater direct impact on, and responsibility for, corporate performance, the compensation committee determined his bonus should be primarily dependent on corporate performance. With respect to Messrs. Burke and Halt and Ms. Sergeeff, the compensation committee set the 2015 bonus targets and weighting at the same level as in effect at the end of 2014 as they believed it appropriately aligned our executives with corporate performance.

	Weighting Among Goals
Executive Officer	Corporate Performance	Individual Performance
Thomas Carson	90%	10%
John Burke	75%	25%
Peter Halt	75%	25%
Pamela Sergeeff	75%	25%

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Elimination of Discretionary Bonus Element. Prior to 2015, our annual bonus plan included a discretionary component in addition to the bonus that an executive could earn as a result of the specified corporate or individual goals. Specifically, the compensation committee could award Mr. Carson an additional bonus of up to 200% of his annual base salary and Mr. Carson could designate up to 300% of the individual performance bonus pool among other participants based on their individual performance. Our compensation committee eliminated both of these discretionary features of our annual bonus plan for 2015, to further strengthen the intended pay for performance nature of the bonus plan. Accordingly, for our 2015 annual bonus plan, each executive officer’s bonus is entirely dependent on the corporate and individual performance, measured by pre-set goals, and is capped at 200% of target without upward discretionary adjustment.
Corporate Performance Goals. Corporate performance is calculated using a corporate performance factor matrix measuring both Revenue and Non-GAAP Operating Income to determine the “corporate performance factor.” The portion of the annual variable cash bonus that could be earned based on corporate performance is calculated as the product of: (i) the executive’s base salary, (ii) target bonus percentage, (iii) the fraction of the annual variable cash bonus that could be earned based on corporate performance, and (iv) the corporate performance factor determined by the corporate performance factor matrix.
Non-GAAP Operating Income is measured as GAAP operating income from continuing operations, adding back non-cash items such as equity-based compensation and amortization of intangibles, as well as items which impact comparability that are required to be recorded under GAAP, but that the company believes are not indicative of its core operating results such as changes in the fair value of contingent consideration, transaction, transition and integration costs, contested proxy election costs, changes in franchise tax reserves and restructuring and asset impairment charges. While depreciation expense is a non-cash item, it is included in Non-GAAP Operating Income as a reasonable proxy for capital expenditures.
Rigor of Corporate Performance Goals. The 2015 annual bonus plan targets for the determination of the “corporate performance factor” were set above the high end (rather than the midpoint) of our annual expectations for Revenue and Non-GAAP Operating Income, ensuring that our bonus targets were rigorous to achieve and aligned our pay with higher performance of the company. For the 2015 Senior Executive Company Incentive Plan, the Revenue target for the matrix at 100% achievement was $568.5 million. The Non-GAAP Operating Income target for the matrix at 100% achievement was $208.2 million.
The corporate performance factor matrix is set forth below, and uses straight-line interpolation for results between the stated percentages. Threshold levels of performance to earn in any “corporate performance factor” for 2015 were 50% of revenue target and 50% of Non-GAAP Operating Income target. Maximum achievement is capped at 2.0 (or 200% of the target opportunity allocated to corporate performance).

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Corporate Performance Factor Matrix
In 2016, the compensation committee revisited the threshold levels of the corporate performance goals necessary to earn a payout and determined to increase the threshold levels for 2016 to 75%.

Individual Performance Goals. Individual performance is calculated as a number, between 0 and 100%, with 100% as target performance, and that number is called the individual performance factor. The portion of the annual variable cash bonus that could be earned based on individual performance was calculated for each participant as the product of: (i) the executive’s base salary, (ii) target bonus percentage, (iii) the fraction of the annual variable cash bonus that could be earned based on individual performance, and (iv) the individual performance factor. The compensation committee (and the Board of Directors, with respect to Mr. Carson) approved each eligible executive’s individual performance factor based on Mr. Carson’s evaluation of performance of each respective function and whether certain pre-established goals for the year had been achieved. The compensation committee believes it is important to retain flexibility to reward individuals for their contributions to overall company performance.
2015 Corporate Performance Results. Our performance in 2015 against our revenue and operating profit goals was $526.3 million in Revenue, or 92.6% of the target goal, and $197.9 million in Non-GAAP Operating Income, or 95.1% of the target goal, resulting in a factor on the corporate performance factor matrix of 0.86 (that is, 86% of the portion of the target opportunity allocated to corporate performance).
2015 Individual Performance Results. In February 2016, our compensation committee (and, with respect to Mr. Carson, our Board) evaluated Messrs. Carson, Burke and Halt and Ms. Sergeeff to determine the individual performance factors as follows:

•
Thomas Carson: The compensation committee recommended, and our Board approved, an individual performance factor of 86%. The Board determined that Mr. Carson’s individual achievement was aligned with our corporate achievement, and although Mr. Carson’s individual efforts were an integral driver of our continued business transformation (particularly his leadership in renewal of one of our Tier 1 licensing contracts) during a challenging environment, we did not meet all of our corporate goals, including missing our revenue target by 7%.

•	John Burke: Mr. Carson recommended, and our compensation committee approved, an individual performance factor of 90%. The recommendation was based upon Mr. Burke’s overall leadership and

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continued transformation of the product development, product management and sales teams, his achievement of extensive cost savings during 2015, and company revenue results.

•
Peter Halt: Mr. Carson recommended, and our compensation committee approved, an individual performance factor of 85% based on overall leadership, management of our timely financial reporting and audit processes, and his efforts with the company’s analysts and investors.

•
Pamela Sergeeff: Mr. Carson recommended, and our compensation committee approved, an individual performance factor of 100% based on leadership of the worldwide corporate legal function, material contribution on corporate governance and compliance initiatives, management of the worldwide revenue generating commercial legal function and support of business and corporate development strategies.

After determining the individual performance factor for each named executive officer, the compensation committee approved total annual variable cash bonuses as follows:

Executive Officer	Corporate Performance Factor Payout ($)	Individual Performance Factor Payout ($)	Total 2015 Annual Variable Cash Bonus ($)
Thomas Carson	$483,750	$53,750	$537,500
John Burke	$214,463	$74,812	$289,275
Peter Halt	$160,122	$52,753	$212,875
Pamela Sergeeff	$125,972	$48,826	$174,798

The total annual variable cash bonuses awarded for 2015 compared to the target amounts as follows:

Executive Officer	2015 Target Bonus (%)	2015 Target Bonus ($)	2015 Actual Bonus Paid ($)	2015 Actual Bonus as % of Target
Thomas Carson	100	$625,000	$537,500	86.0%
John Burke	70	$332,500	$289,275	87.0%
Peter Halt	60	$248,251	$212,875	85.8%
Pamela Sergeeff	55	$195,305	$174,798	89.5%

2015 Long-Term Incentive Compensation Decisions
Size of Equity Awards. In determining the size of the total equity compensation opportunity in 2015, the compensation committee:

•	aimed to have the aggregate target award value result in target total direct compensation at a level that is competitive in the marketplaces in which we compete;

•
focused a larger portion of total direct compensation in the form of long-term and performance-based equity awards intended to drive long-term differentiated value relative to our peers maximize long-term stockholder value;

•
aimed to structure a substantial portion of equity opportunity in the form of awards that vest based on achievement of performance goals to better align our executives’ long-term compensation opportunity with our stockholders’ interests; and

•	considered the recommendations of Mr. Carson for the other named executive officers.

Equity Award Mix. The compensation committee determined that the equity awards granted to the named executive officers in 2015 should consist of stock options, time-vesting RSU grants and performance-vesting RSU grants as set forth in the table below. The compensation committee determined these three types

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of equity awards provided the appropriate balance of long-term incentives for our executive officers. Specifically, RSU awards that vest based on performance goals focus executives on achieving specific longer-term company performance goals and increasing shareholder value, and RSU awards that vest over time provide tangible value to executive officers and serve as an incentive and retention tool during a difficult operating or volatile business environment, while still being tied to our stockholder value. It is the compensation committee’s view, and consistent with feedback from most investors, that stock options are inherently performance oriented because the executive realizes no value from stock options unless and until the company’s stock price increases over the strike price.
In setting the mix of the three types of equity awards for 2015, the compensation committee determined that a substantial portion of the equity grants should consist of awards that vest based on our performance (in the form of measurable performance goals and stock price appreciation), in addition to continued service over time and accordingly, the compensation committee structured performance-based awards to account for more than half of each executive’s annual equity award and targeted an equity value of between the 50th and 75th percentile of peer data for Messrs. Burke and Halt and slightly more than the 75th percentile of peer data for Mr. Carson and Ms. Sergeeff to offset each of their all cash on-target earnings (base salary plus bonus at target) being below the 50th percentile of market. The mix between the three types of awards were determined based on market data of the equity award practices of peer group companies provided by the compensation committee’s consultant, with the aim that performance-based awards comprise a meaningful portion of each executive officer’s total award. The grant levels were based on market data, individual performance and criticality. The opportunity for higher performance-based compensation opportunity reflects our commitment to pay for performance, with compensation above the median of our peers for exceptional performance and compensation below this level if our performance goals are not reached.

Executive Officer	Stock Options	RSU - Time Vesting	RSU - Performance Vesting (target)
Thomas Carson	212,000	84,000	84,000
John Burke	50,000	37,500	37,500
Peter Halt	40,000	28,000	28,000
Pamela Sergeeff	25,000	21,000	21,000

2015 Performance Award Vesting Criteria. The 2015 performance awards were structured with some key changes from those granted in 2015 to address our investors’ feedback and further refine the awards to best achieve their desired objectives. The 2015 performance awards are based entirely on a three-year performance period (2015-2017) and are eligible to vest on a cliff basis, if at all, after three years based upon the achievement of the following two performance factors, each weighted equally: (i) a three-year relative TSR metric of percentile ranking against the S&P 400 Software & Services Index (the “TSR Factor”), and (ii) three-year revenue compound annual growth rate (“CAGR”) and adjusted EBITDA margin targets (“EBITDA Margin” or “Margin” and together with the CAGR targets, the “CAGR/Margin Factor”), as reflected below. Further, the vesting of the performance awards is conditioned upon the grantee remaining employed with the company through the vesting date, which is the third anniversary of the grant date.
The compensation committee structured the TSR Factor and CAGR/Margin Factor to be based on three-year measurement period (rather than one year measurements over a three-year period), to enhance the long-term nature of the award. The compensation committee chose the CAGR/Margin Factor as a performance goal because it is an important long-term measure that focuses our executives on growing the company’s business and driving profits, while also capturing cost control and operational efficiency. The compensation committee chose the TSR Factor to provide a relative performance metric against an appropriate comparator group of companies to incentivize and reward not only for returns to our stockholders, but returns in excess of our general industry. Additionally, the compensation committee was careful to structure the 2015 performance awards to be based on performance goals that differ from our short-term goals under

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our annual bonus plan. The compensation committee believes that the structure of the 2015 performance awards further aligns management with our long-term stockholder interests.
We carefully set the performance award goals to be rigorous and ultimately serve to align management and our stockholders’ interests. The CAGR and Margin targets for the three year period are reflected in the table below. The TSR Factor was set at levels the compensation committee determined competitively challenging, with the maximum metric sufficiently challenging. As an example, although the performance award goals are measured for the full 2015-2017 period, the company’s one-year performance for the TSR Factor and CAGR/Margin Factor for 2015 would result in zero vesting of the performance awards if that were the company’s TSR Factor and CAGR/Margin Factor for the full 2015-2017 period.
At the end of the 2015-2017 performance period, the compensation committee will apply the vesting factor for the three-year period to the total grant amount to determine the total amount that will vest based on achievement of the two performance metrics. Depending on the level of achievement, the minimum number of shares issuable pursuant to the performance award is zero and the maximum number of shares issuable is twice the number of target shares.
The range of threshold, target and maximum levels for the three-year CAGR/Margin Factor and resulting vesting are as follows:

	Vesting Attainment
CAGR
16%	100%	120%	120%	140%	140%	160%	160%	180%	200%	200%	200%
15%	100%	100%	120%	120%	140%	140%	160%	160%	180%	180%	200%
14%	90%	100%	100%	120%	120%	140%	140%	160%	160%	180%	180%
13%	90%	90%	100%	100%	120%	120%	140%	140%	160%	160%	180%
12%	80%	90%	90%	100%	100%	120%	120%	140%	140%	140%	160%
11% (target)	80%	80%	90%	90%	100%	100%	120%	120%	120%	140%	140%
10%	70%	80%	80%	90%	90%	100%	100%	100%	120%	120%	140%
9%	70%	70%	80%	80%	90%	90%	90%	100%	100%	120%	120%
8%	60%	70%	70%	80%	80%	80%	90%	90%	100%	100%	120%
7%	60%	60%	70%	70%	80%	80%	80%	90%	90%	100%	100%
6%	50%	60%	60%	70%	70%	70%	80%	80%	90%	90%	90%
5%	50%	50%	60%	60%	70%	70%	70%	80%	80%	80%	90%

	40%	41%	42%	43%	44%	45% (target)	46%	47%	48%	49%	50%
	EBITDA Margin*

*EBITDA is measured as GAAP operating income from continuing operations, adding back non-cash items such as equity-based compensation, depreciation and amortization of intangibles, as well as items which impact comparability that are required to be recorded under GAAP, but that the company believes are not indicative of its core operating results such as changes in the fair value of contingent consideration, transaction, transition and integration costs, contested proxy election costs, changes in franchise tax reserves and restructuring and asset impairment charges. EBITDA margin is calculated as EBITDA divided by Revenue.

EXECUTIVE COMPENSATION

The range of threshold, target and maximum levels for the three-year TSR Factor and resulting vesting are as follows:

TSR Factor	Vesting as a % of Target (if TSR is positive)	Payout as a % of Target (if TSR is negative)
95	200%	100%
90	200%	100%
85	188%	100%
80	175%	100%
75	163%	100%
70	150%	100%
65	138%	100%
60	125%	100%
55	113%	100%
50 (target)	100%	100%
45	88%	88%
40	75%	75%
35	63%	63%
30	50%	50%

Equity Compensation Policies
Our general policy is to make annual, new-hire and promotion equity grants on pre-determined dates as follows:

•
Annual equity grants for named executive officers are recommended by the compensation committee and approved by the Board, or approved by the compensation committee, as applicable, on the first regularly scheduled meeting of the compensation committee and/or the Board during the first quarter of each year, with a target grant date effective as of March 1.

•
New hire and promotion grants of stock options and RSUs for all executive officers are subject to approval by our compensation committee and occur on the first day of the month following the new employee’s start date or promotion date, as applicable (except for January, which would be January 2, due to the perpetual January 1 holiday). For example, if the compensation committee authorized a grant to a new-hire executive officer on January 10 and the executive officer started employment on January 20, the grant date would be February 1. If the new-hire executive officer started employment on January 20 but the compensation committee did not authorize the grant until February 2, the grant date would be March 1.

The exercise price of the options is not less than the closing price of our common stock on the grant date of the option. It is our policy not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the grantee to benefit from a more favorable stock price.

EXECUTIVE COMPENSATION

Directors and Named Executive Officers Stock Ownership Guidelines
We have maintained stock ownership guidelines for our Board and our executive officers (including the named executive officers) since 2011. Those guidelines currently provide, (giving effect to prior modifications in February 2012, February 2015 and February 2016), as follows:

•
Board members are required to own, or acquire within five years of July 1, 2011 (or, if later, five years after appointment), shares of common stock of the company (including vested stock options or other vested equity awards received as compensation for serving as a member of the Board) having a market value of at least four times the amount of the annual cash retainer for such director.

•
Our chief executive officer is required to own, or acquire within five years of March 1, 2011 (or, if later, five years after appointment), shares of common stock of the company (including vested stock options or other vested equity awards received as compensation in connection with his employment with the company) having a market value of at least three (increased to five, in February 2016) times his then-current annual base salary.

•
Each named executive officer (other than the chief executive officer) is required to own, or acquire within five years of March 1, 2011 (or, if later, five years after appointment), shares of common stock of the company (including vested stock options or other vested equity awards received as compensation in connection with his or her employment with the company) having a market value of at least one time his or her then-current annual base salary.

•
The required ownership level for each members of the Board, the chief executive officer and the other named executive officers of the company shall be recalculated whenever such person’s level of base pay changes (for members of the Board, such director’s annual cash retainer), and as of January 1 of every third year; and, if such re-calculation results in an increased ownership amount being required under the above guidelines, then such person shall have five years from the date of the re-calculation to accumulate the incremental amount of the increase resulting from the re-calculation.

2016 Pay Decisions
Our compensation committee and Board of Directors made 2016 executive compensation decisions in February 2016. After careful evaluation, we determined not to increase any of the 2016 base salaries of our named executive officers. We also determined there would be no increase to the named executive officers’ target bonuses and weightings for 2016, except that Mr. Carson’s bonus would be based entirely on corporate performance. The 2016 Executive Incentive Plan was generally structured in the same manner as the 2015 Executive Incentive Plan, based on a worldwide revenue target and a worldwide non-GAAP operating profit that the compensation committee determined was appropriate for 2016. In 2016, the compensation committee revisited the threshold levels of the corporate performance goals necessary to earn a payout and determined to increase the threshold levels for 2016 from 50% to 75%.

For 2016, we shifted our general long-term incentive equity positioning for the executive officers from the 75th percentile to the 50th percentile of peer data, resulting in significantly reduced (by approximately 48% to 57%) long-term incentive grant values to our executive officers for 2016. The 2016 equity awards granted to the named executive officers consisted of the same mix of stock awards as for 2015 (stock options, RSUs and performance-vesting RSUs), except that a greater portion of Mr. Carson’s total equity incentive award was granted in the form of performance-vesting RSUs than in 2015. The 2016 performance-vesting RSU awards are structured in the same manner that the 2015 performance-vesting RSU awards were structured, based on achievement of a TSR Factor and a CAGR/Margin Factor established for the three-year performance period (2016-2018).

EXECUTIVE COMPENSATION

Compensation Recovery Policy
We adopted a clawback policy, even though the SEC has not yet issued final rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act requirement. Our policy currently provides that, in the event of (i) a financial statement restatement or (ii) a later determination that the figures upon which incentive compensation (equity compensation or cash) was calculated and paid to executive officers were in error (provided that in each case that an executive officer’s misconduct caused either the noncompliance that resulted in the restatement or the error in the figures upon which incentive compensation was calculated and paid), the Board may take action to recover the incentive compensation that was paid or vested (including gain from the sale of vested shares) during the three-year period preceding the restatement obligation or the determination of the error as noted above. In addition, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. We will also comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will modify our policy to the extent required by law once the SEC adopts final regulations on the subject.
Anti-Hedging Policy
We have a policy that prohibits our executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock. We adopted this policy as a matter of good corporate governance. Furthermore, by not allowing executives to engage in such transactions, they face the downside risk of a reduction in value of their unvested equity awards, and therefore pay from equity is more strongly correlated to stock price performance over the vesting period.
Agreements Providing for Change of Control and Severance Benefits
The employment of each of our named executive officers is “at will.” However, each of the current named executive officers has entered into an executive severance agreement with the company. The severance agreements of Mr. Halt and Ms. Sergeeff have substantially the same material terms, providing cash severance of twelve months of base pay, accelerated vesting of equity-based compensation and continuation of benefits coverage only upon termination of employment in connection with a change in control of the company. The executive severance agreement of Mr. Carson provides for similar cash severance, accelerated vesting and benefit coverage as the other named executive officers in the event of a change in control, but differs from the other named executive officer’s agreements in that Mr. Carson’s executive severance and arbitration agreement generally provides: (i) certain of such severance benefits upon termination of his employment by the company without “cause” or his voluntary termination with good reason unrelated to any change in control of the company or by reason of death, and (ii) a “best after-tax results” provision if such payments upon a change in control results in an excise tax under Internal Revenue Code (the “Code”) Section 4999. The severance agreement of Mr. Burke provides: (i) cash severance of twelve months of base pay and payment of target bonus on a pro-rata basis upon an involuntary termination of employment, and (ii) cash severance of twelve months of base pay, payment of target bonus and accelerated vesting of equity-based compensation upon an involuntary termination of employment in connection with a change in control of the company. The terms of the employment agreements with our named executive officers are discussed more fully in the section below under the heading “Employment Agreements with Named Executives.”
The amounts, terms and conditions of these severance rights reflect the arrangements between our named executive officers and the company at the time these documents were entered into, the benefits provided by our peer companies to similarly situated executives, as well as our desire for internal pay equity among our executive officers. The compensation committee believes that the severance benefits and accelerated vesting offered to our named executive officers in the event of a termination of employment in connection with a change of control serves to minimize the distractions to our executive team and helps our

EXECUTIVE COMPENSATION

named executive officers maintain a balanced perspective in making overall business decisions during periods of uncertainty and are structured so that an acquirer that wishes to retain our management team during a transition period or over the long term will have an opportunity to do so.
401(k) Plan
Our employees, including our named executive officers, are eligible to participate in our 401(k) plan. Our 401(k) plan is intended to qualify as a tax qualified plan under Section 401 of the Code. Our 401(k) plan provides that each participant may contribute a portion of his or her pretax compensation. Employee contributions are held and invested by the 401(k) plan’s trustee. Our 401(k) matching contribution program matches employee contributions at a rate of 50% up to 6% of eligible compensation and within the federal statutory limit under Section 401(a)(17). We believe that this benefit is consistent with the practices of our peer companies, and therefore is a necessary element of compensation in attracting and retaining employees.
Other Employee Benefits
We provide health insurance, dental insurance, life insurance, disability insurance, healthcare savings accounts, health club membership reimbursement and paid vacation time benefits to our employees, including our named executive officers on the same terms and conditions. We believe these benefits are consistent with the practices of our peer companies, and therefore necessary in attracting and retaining our employees.
In addition to the benefits listed above, the compensation committee provides, from time to time, limited business-related perquisites to our named executive officers. In considering potential perquisites, the compensation committee reviews the company’s cost of such benefits against the perceived value we receive. No such perquisites were approved or paid in 2015.
Tax Deductibility of Executive Compensation
Section 162(m) of the Code generally limits the corporate deduction by a public company for compensation paid to its chief executive officer and certain other named executive officers during any single year to $1 million per individual, unless certain requirements are met which qualify that compensation as performance-based under these tax rules. Our compensation committee considers the impact of this deduction limitation rule in establishing and implementing compensation policies and practices. The compensation committee may grant compensation that qualifies as performance-based compensation when it determines that it is in the best interest of the company. For example, under the 2008 Equity Incentive Plan, stock options and performance-based stock awards may be granted in a manner that satisfies the deductibility requirements of Section 162(m). However, we have not established a policy whereby all compensation paid to our named executive officers must be fully deductible. Rather, the deductibility of such compensation is one of the factors considered in establishing and implementing our executive compensation programs, along with the need to design compensation programs that appropriately motivate our senior management and our goal to attract and retain key executives by remaining competitive in our pay practices. For example, in 2015, the compensation committee deemed it desirable to retain adequate flexibility in designing compensation programs that motivate executives to achieve extraordinary results. Therefore, the 2015 Executive Incentive Plan was not structured to qualify as performance-based compensation under the Section 162(m) rules and so compensation payable thereunder may not be fully deductible by us in all circumstances.
Accounting Considerations
The company accounts for equity compensation paid to our employees under the FASB ASC Topic 718, which requires us to estimate and record an expense over the service period of the equity award. Our cash compensation is recorded as an expense at the time the obligation is accrued. The accounting impact of our compensation programs are one of many factors that the compensation committee considers in determining the structure and size of our executive compensation programs.

EXECUTIVE COMPENSATION

Risk Analysis of Our Compensation Program
Our compensation committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the company. As part of its assessment, the compensation committee considered, among other factors, the allocation of compensation among base salary and short- and long-term compensation, our approach to establishing company-wide and individual financial, operational and other performance targets, our bonus structure of payouts at multiple levels of performance (including maximum payout caps and payments for performance below target levels) and the nature of our key performance metrics. We also compared our historic performance to peers and analyzed the competitiveness of our goals to validate how achievable our financial targets are and the robustness of our goals. We believe these practices encourage our employees to focus on sustained long-term company growth, which we believe will ultimately contribute to the creation of stockholder value.
Compensation Committee Report
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the company under the Securities Act or the Exchange Act, other than in Rovi’s Annual Report on Form 10-K where it shall be deemed to be furnished, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K contained in this proxy statement. Based on this review and discussion, the compensation committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement for the fiscal year ended December 31, 2015.
Respectfully submitted,
Members of the Compensation Committee
Glenn W. Welling (Chair)
James E. Meyer
N. Steven Lucas

COMPENSATION INFORMATION

SUMMARY COMPENSATION TABLE
The following table shows the compensation awarded to, earned by or paid to our President and Chief Executive Officer, our Chief Financial Officer, our two other executive officers as of December 31, 2015, each of whom has total 2015 compensation in excess of $100,000 (“Named Executives”) for the fiscal years set forth in the table below. This information includes the dollar value of base salaries, commissions and bonus awards, the number of shares underlying stock options granted and certain other compensation, whether paid or deferred. We have not granted stock appreciation rights and have not provided long-term compensation benefits other than stock options and restricted stock awards or restricted stock unit awards.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)(2)	(f)(3)	(g)(4)	(i)(5)	(j)
Thomas Carson President and Chief Executive Officer	2015	$620,833		$4,468,632	$1,917,816	$537,500	$10,350	$7,555,131
	2014	$591,667		$4,222,630	$1,303,884	$552,000	$10,200	$6,680,381
	2013	$550,000	$60,000	$4,727,335		$440,000	$12,258	$5,789,593
John Burke Executive Vice President and Chief Operating Officer (1)	2015	$470,833		$1,994,925	$452,315	$289,275	$12,427	$3,219,775
	2014	$354,545	$66,272	$2,426,490	$444,270	$147,509	$4,016	$3,443,102
Peter Halt Chief Financial Officer	2015	$411,743		$1,489,544	$361,852	$212,875	$10,350	$2,486,364
	2014	$399,125	$60,755	$1,241,950	$222,143	$166,304	$9,084	$2,099,361
	2013	$384,375	$57,938	$2,381,507		$139,050	$9,480	$2,972,350
Pamela Sergeeff Executive Vice President, General Counsel & Corporate Secretary	2015	$351,750		$1,117,158	$226,158	$174,798	$8,508	$1,878,372
	2014	$335,000	$146,156	$1,738,730	$178,680	$115,575	$8,358	$2,522,500
	2013	$288,063	$35,337	$178,390		$66,560	$9,237	$577,587

(1)	On March 13, 2014, Mr. John Burke was appointed Executive Vice President and Chief Operating Officer effective March 18, 2014.

(2)
Amounts disclosed under “Stock Awards” represent the aggregate grant date fair value of all stock awards granted during the indicated year, calculated in accordance with ASC 718. For a discussion of valuation assumptions, see Note 12, “Equity-based Compensation” in the Consolidated Financial Statements of our 2015 Annual Report on Form 10-K. With respect to the restricted stock units granted in 2015 that vest subject to either performance or market conditions, the grant date fair value assumes probable outcome of the performance conditions. Assuming that the highest level of performance and market conditions will be achieved, the aggregate maximum grant date fair value would be the following amounts: Mr. Carson-$3,423,714; Mr. Halt-$1,141,238; Mr. Burke-$1,528,444; Ms. Sergeeff-$855,929.

(3)
Amounts disclosed under “Option Awards” represent the aggregate grant date fair value of all option awards granted during the indicated year. These amounts have been calculated in accordance with ASC 718, using the Black-Scholes option-pricing model and excluding the effect of estimated forfeitures. These amounts do not necessarily correspond to the actual value that may be recognized from the option awards by the named executive officers. For a discussion of valuation assumptions, see Note 12, “Equity-based Compensation” in the Consolidated Financial Statements of our 2015 Annual Report on Form 10-K.

COMPENSATION INFORMATION

(4)
Amounts disclosed under “Non-Equity Incentive Plan Compensation” represent the individual and corporate performance component of the annual cash bonuses earned pursuant to the Executive Incentive Plan for services rendered in 2015. Such bonuses for services rendered in 2015 were paid in 2016.

(5)
Amounts disclosed under “All Other Compensation” consist of: (i) the matching contributions we made on behalf of the Named Executives to our 401(k) plan and (ii) employer paid premiums for life insurance coverage. For 2015, the amounts disclosed also include the taxable value of the company’s sales excellence meeting in the amount of $3,194 for Mr. Burke.

Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2015 to the Named Executives.
GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2015

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)(4)	Maximum ($)	Threshold (#)	Target (#)(5)	Maximum (#)(5)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Thomas Carson	N/A	N/A		$625,000	$1,250,000
	3/1/2015	2/17/2015								212,000	$24.880	$1,917,816
	3/1/2015	2/17/2015							84,000		$0.001	$2,089,836
	3/1/2015	2/17/2015					84,000	168,000			$0.001	$2,378,796
Peter Halt	N/A	N/A		$248,251	$496,502
	3/1/2015	2/17/2015								40,000	$24.880	$361,852
	3/1/2015	2/17/2015							28,000		$0.001	$696,612
	3/1/2015	2/17/2015					28,000	56,000			$0.001	$792,932
John Burke	N/A	N/A		$332,500	$665,000
	3/1/2015	2/17/2015								50,000	$24.880	$452,315
	3/1/2015	2/17/2015							37,500		$0.001	$932,963
	3/1/2015	2/17/2015					37,500	75,000			$0.001	$1,061,963
Pamela Sergeeff	N/A	N/A		$195,305	$390,610
	3/1/2015	2/17/2015								25,000	$24.880	$226,158
	3/1/2015	2/17/2015							21,000		$0.001	$522,459
	3/1/2015	2/17/2015					21,000	42,000			$0.001	$594,699

(1)
We award the individual and corporate components of cash bonuses pursuant to our 2015 Senior Executive Company Incentive Plan. The 2015 Senior Executive Company Incentive Plan provides for the award of such annual cash bonuses based upon the attainment of: (i) corporate performance based on specified revenue and operating income goals and (ii) individual performance based upon achievement of pre-established management objectives. The table above reflects the target and maximum cash bonuses that each Named Executive could earn with respect to the corporate performance goals. The

COMPENSATION INFORMATION

actual amount of the cash bonus attributable to corporate performance that was earned and paid to each of the Named Executives for fiscal year ended December 31, 2015 is set forth in the Summary Compensation Table under the column Non-Equity Incentive Plan Compensation.

(2)	All restricted stock units and options granted to the Named Executives in 2015 were granted under the company’s 2008 Equity Incentive Plan.

(3)
Represents the aggregate grant date fair value of each award as computed in accordance with FASB ASC Topic 718. With respect to the restricted stock units granted in 2015 that vest subject to either performance or market conditions, the grant date fair value assumes probable outcome of the performance conditions.

(4)	Amounts represent the target payout with respect to corporate performance under the 2015 Senior Executive Company Incentive Plan assuming 100% achievement of target.

(5)
Represents the target and maximum number of shares that may be earned under the performance and market-based restricted stock units granted to Named Executives in 2015 under the company’s 2008 Equity Incentive Plan.

Discussion of Summary Compensation and Plan-Based Awards Tables
Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our continuing compensation plans and arrangements is set forth below.
Employment Agreements with Named Executives
Mr. Carson. In December 2011, we appointed Mr. Carson as the company’s President and Chief Executive Officer. On December 14, 2011 we entered into an offer letter agreement with Mr. Carson under which, he is entitled to an annual base salary, currently set at $625,000 and unchanged from 2015, and is eligible to participate in the company’s Senior Executive Company Incentive Plan (the “EIP”) with a cash bonus target equal to 100% of his base salary, with such percentage subject to change each year as determined by the company’s compensation committee. Pursuant to the offer letter agreement, on January 3, 2012 the company also granted Mr. Carson: (i) options to purchase 300,000 shares of company common stock, having a term of seven years and vesting over four years, with 25% vesting on the one-year anniversary of the grant date and the remaining vesting monthly thereafter, (ii) a restricted stock award in the amount of 100,000 shares that will vest over four (4) years with 25% vesting on each of the annual anniversaries of the grant date, and, (iii) a second restricted stock award in the amount of 150,000 shares that will vest over a period of up to four years based on the achievement of total annual (measured on a calendar year basis) Non-GAAP operating profit performance metrics. Also in December 2011, Rovi entered into an Amended and Restated Executive Severance and Arbitration Agreement with Mr. Carson, which supersedes and replaces Mr. Carson’s previous executive severance and arbitration agreement, the terms of which are described under “Potential Payments upon Termination or Change of Control.”
Mr. Burke. In March 2014, we hired and appointed Mr. Burke as our Executive Vice President and Chief Operating Officer. Under the terms of Mr. Burke’s employment, he is entitled to an annual base salary, currently set at $475,000, and is eligible to participate in the company’s EIP with a cash bonus target equal to 70% of his base salary, with such percentage subject to change each year as determined by the company’s compensation committee. On May 1, 2014 we granted Mr. Burke two restricted stock awards: (i) the first in the amount of 55,000 shares which will vest over four (4) years with 25% vesting on each of the annual anniversaries of the grant date, and (ii) the second restricted stock award in the amount of 55,000 shares that will vest over a period of up to three years based on the achievement of total annual (measured on a calendar year basis) Non-GAAP operating profit performance metrics. On April 1, 2014 we granted Mr. Burke options to purchase 50,000 shares of our common stock, having a term of seven years and vesting over four years, with 25% vesting on the one-year anniversary of the grant date and the remaining vesting monthly thereafter. Also Mr. Burke was

COMPENSATION INFORMATION

offered an Executive Severance and Arbitration Agreement, the terms of which are described under “Potential Payments upon Termination or Change of Control.”
Mr. Halt. In May 2012, we appointed Mr. Halt as our Chief Financial Officer, effective May 19, 2012. Under the terms of Mr. Halt’s employment, he is entitled to an annual base salary, currently set at $413,751, and is eligible to participate in the company’s EIP with a cash bonus target equal to 60% of his base salary, with such percentage subject to change each year as determined by the company’s compensation committee. On June 1, 2012 we granted Mr. Halt options to purchase 75,000 shares of our common stock, having a term of seven years and vesting over four years, with 25% vesting on the one-year anniversary of the grant date and the remaining vesting monthly thereafter; two restricted stock awards: (i) the first in the amount of 25,000 shares which will vest over four (4) years with 25% vesting on each of the annual anniversaries of the grant date, and (ii) the second restricted stock award in the amount of 5,000 shares that will vest over a period of up to four years based on the achievement of total annual (measured on a calendar year basis) Non-GAAP operating profit performance metrics. Also Mr. Halt was offered an Executive Severance and Arbitration Agreement, the terms of which are described under “Potential Payments upon Termination or Change of Control.”
Ms. Sergeeff. In December 2013, we appointed Ms. Sergeeff as our Executive Vice President, General Counsel and Secretary, effective December 7, 2013. Under the terms of Ms. Sergeeff’s employment with the company, she is entitled to an annual base salary, currently set at $355,100, and is eligible to participate in the company’s EIP with a cash bonus target equal to 55% of her base salary, with such percentage subject to change each year as determined by the company’s compensation committee. Ms. Sergeeff was also offered an Executive Severance and Arbitration Agreement, the terms of which are described under “Potential Payments upon Termination or Change of Control.”
2015 Senior Executive Company Incentive Plan Cash Awards. Our 2015 Senior Executive Incentive Plan provides for annual cash bonus award opportunities to reward executive officers for performance in the prior fiscal year. For more information regarding our 2015 Executive Incentive Plan, please see the section entitled “2015 Short-Term Incentive Compensation Decisions” in the Compensation Discussion and Analysis above.
2015 Equity Incentive Awards. During 2015, the Named Executives received option grants and restricted stock awards under the 2008 Equity Incentive Plan. All such option grants were at exercise prices equal to the fair market value of our common stock on the grant dates. All of these options vest over a four-year period after grant, subject to the Named Executive’s continued employment with the company. All options granted to the Named Executives in 2015 expire seven years from the grant date, unless the participant’s employment with the company terminates before the end of such seven-year period. The restricted stock awards granted to the Named Executive Officers in 2015 consisted of awards that vest over a four year period and awards that vest upon specified performance goals, as further described under “2015 Long-Term Incentive Compensation Decisions in the Compensation Discussion and Analysis section above.
Executive Severance and Arbitration Agreements. Our Named Executives have entered into executive severance and arbitration agreements as described under “Potential Payments upon Termination or Change of Control.”
Outstanding Equity Awards
The following table sets forth certain information with respect to outstanding equity awards held by the Named Executives as of December 31, 2015.

COMPENSATION INFORMATION

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Thomas Carson	25,000			$30.00	9/1/2016	235,250(11)	$3,919,265	86,250(15)	$1,436,925
	29,172			$33.43	3/1/2017			75,950(16)	$1,265,327
	39,272			$36.74	4/1/2017			85,000(17)	$1,416,100
	40,000			$54.10	3/1/2018			84,000(18)	$1,399,440
	293,750	6,250(1)		$24.56	1/3/2019
	59,062	75,938(2)		$24.84	3/1/2021
		212,200(3)		$24.88	3/1/2022
Peter Halt	65,625	9,375(4)		$23.48	6/1/2019	92,625(12)	$1,543,133	2,874(19)	$47,881
	10,062	12,938(5)		$24.84	3/1/2021			32,550(20)	$542,283
		40,000(6)		$24.88	3/1/2022			25,000(17)	$416,500
								28,000(18)	$466,480
John Burke	20,833	29,167(7)		$23.58	4/1/2021	78,750(13)	$1,311,975	55,000(17)	$916,300
		50,000(8)		$24.88	3/1/2022			37,500(18)	$624,750
Pamela Sergeeff	8,093	10,407(9)		$24.84	3/1/2021	65,657(14)	$1,093,846	20,000(17)	$333,200
		25,000(10)		$24.88	3/1/2022			21,000(18)	$349,860

(1)	Of the shares underlying unvested options, approximately 6,250 will vest on the 3rd of each month through January 3, 2016.

(2)	Of the shares underlying unvested options, approximately 2,813 will vest on the 1st of each month through March 1, 2018.

(3)	Of the shares underlying unvested options, 53,000 will vest on March 1, 2016, and approximately 4,417 will vest on the 1st of each month thereafter through March 1, 2019.

(4)	Of the shares underlying unvested options, approximately 1,563 will vest on the 1st of each month through June 1, 2016.

(5)	Of the shares underlying unvested options, approximately 480 will vest on the 1st of each month through March 1, 2018.

(6)	Of the shares underlying unvested options, 10,000 will vest on March 1, 2016, and approximately 833 will vest on the 1st of each month thereafter through March 1, 2019.

(7)	Of the shares underlying unvested options, 1,042 will vest on the 1st of each month through April 1, 2018.

(8)	Of the shares underlying unvested options, 12,500 will vest on March 1, 2016, and approximately 1,042 will vest on the 1st of each month thereafter through March 1, 2019.

COMPENSATION INFORMATION

(9)	Of the shares underlying unvested options, approximately 386 will vest on the 1st of each month through March 1, 2018.

(10)	Of the shares underlying unvested options, 6,250 will vest on March 1, 2016, and approximately 521 will vest on the 1st of each month thereafter through March 1, 2019.

(11)	These shares vest as follows: 25,000 shares on January 3, 2016; 73,500 shares on March 1, 2016; 73,500 shares on March 1, 2017; 42,250 shares on March 1, 2018; and 21,000 shares on March 1, 2019.

(12)	These shares vest as follows: 34,500 shares on March 1, 2016; 6,250 shares on July 1, 2016; 31,625 shares on March 1, 2017; 13,250 shares on March 1, 2018; and 7,000 shares on March 1, 2019.

(13)
These shares vest as follows: 9,375 shares on March 1, 2016; 13,750 shares on May 1, 2016; 9,375 shares on March 1, 2017; 13,750 shares on May 1, 2017; 9,375 shares on March 1, 2018; 13,750 shares on May 1, 2018; and 9,375 shares on March 1, 2019.

(14)	These shares vest as follows: 22,407 shares on March 1, 2016; 20,250 shares on March 1, 2017; 17,750 shares on March 1, 2018; and 5,250 shares on March 1, 2019.

(15)
No shares vested in 2013 for 2012 performance based on performance relative to Non-GAAP operating profit plan. 29,625 shares vested in 2014 for 2013 performance based on performance relative to Non-GAAP operating profit plan. 34,125 shares vested in 2015 for 2014 performance based on performance relative to Non-GAAP operating profit plan. 31,942 shares vested in 2016 for 2015 performance based on performance relative to Non-GAAP operating profit plan. 54,308 shares were unvested and cancelled in 2016.

(16)
31,150 shares vested in 2014 for 2013 performance based on performance relative to Non-GAAP operating profit plan and management objective achievement. 32,900 shares vested in 2015 for 2014 performance based on performance relative to Non-GAAP operating profit plan. 31,537 shares vested in 2016 for 2015 performance based on performance relative to Non-GAAP operating profit plan. If performance metrics result in 100% of Non-GAAP operating profit plan for 2016, 35,000 shares will vest in 2017 for 2016 performance. Any unvested shares after the 2017 vesting determination will be cancelled.

(17)	These shares are eligible to vest on March 1, 2017, based on the achievement of total annual revenue and Non-GAAP operating profit performance metrics (each measured on a calendar year basis).

(18)
These shares are eligible to vest on March 1, 2018, based on the achievement of the following two factors weighted equally: (i) a three-year relative TSR metric of percentile ranking against a peer group established by our compensation committee and (ii) three-year revenue compound annual growth rate and margin targets.

(19)
No shares vested in 2013 for 2012 performance based on performance relative to Non-GAAP operating profit plan. 988 shares vested in 2014 for 2013 performance based on performance relative to Non-GAAP operating profit plan. 1,138 shares vested in 2015 for 2014 performance based on performance relative to Non-GAAP operating profit plan. 1,065 shares vested in 2016 for 2015 performance based on performance relative to Non-GAAP operating profit plan. 1,809 shares were unvested and cancelled in 2016.

(20)
13,350 shares vested in 2014 for 2013 performance based on performance relative to Non-GAAP operating profit plan and management objective achievement. 14,100 shares vested in 2015 for 2014 performance based on performance relative to Non-GAAP operating profit plan. 13,516 shares vested in 2016 for 2015 performance based on performance relative to Non-GAAP operating profit plan. If performance metrics result in 100% of Non-GAAP Operating Profit plan for 2016, 15,000 shares will vest in 2017 for 2016 performance. Any unvested shares after the 2017 vesting determination will be cancelled.

COMPENSATION INFORMATION

Option Exercises and Stock Vested
The following table shows for the fiscal year ended December 31, 2015 certain information regarding option exercises and stock awards accrued on vesting during the last fiscal year with respect to the Named Executives:
OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Thomas Carson	--	--	153,275	$3,755,329
Peter Halt	--	--	51,238	$1,186,363
John Burke	--	--	13,750	$239,924
Pamela Sergeeff	--	--	20,406	$478,781

(1)	Represents the vesting of restricted stock.

(2)	The value realized is based upon the closing market price of our common stock on the vesting date multiplied by the number of shares of restricted stock vested, less the par value of the stock issued.
Potential Payments upon Termination or Change of Control
We entered into executive severance and arbitration agreements with: Mr. Halt in connection with his appointment as Chief Financial Officer, and Ms. Sergeeff in connection with her appointment as Executive Vice President and General Counsel (see Exhibit 10.22 to the company’s Annual Report on Form 10-K filed with the SEC on February 12, 2014). Under the agreements, in the event of a change in control of Rovi, each of these executives is entitled to receive minimum severance payments in the form of twelve months of salary continuation calculated on base salary (excluding bonus) upon termination of employment by the company for any reason other than cause or by the executive with good reason within 90 days prior or 12 months following a change in control of the company. In addition, upon such event all unvested stock awards held by these executives shall become immediately vested. The only severance payments payable to these executives are those that require (1) a change in control of Rovi and (2) the executive’s termination of employment by the company without cause or by the executive with good reason. The executives are also entitled to receive all welfare benefits we have provided to them immediately prior to a change in control during the period we are obligated to make their severance payments, or if sooner, until the executive is entitled to welfare benefits from any entity employing the executive after the executive’s employment with the company terminates. The executive’s right to receive benefits under these agreements, including the executive’s right to exercise any options that have accelerated under these agreements, will cease if the executive accepts employment with one of our competitors. In addition, the executive agrees not to solicit, for one year following termination, any employee of ours to work for another business.
We entered into an executive severance and arbitration agreement with Mr. Burke in March 2014, in connection with his employment with Rovi (see Exhibit 10.2 to the company’s Current Report on Form 8-K filed with the SEC on March 13, 2014). The agreement provides, among other things, that if, at any time, the company terminates Mr. Burke’s employment without cause, and other than as a result of Mr. Burke’s death or disability, or Mr. Burke resigns for good reason, then: (i) the company shall continue to pay Mr. Burke at his regular base pay and shall provide certain welfare benefits for a period of 12 months immediately following the termination of employment; and (ii) the company shall pay Mr. Burke an amount equal to Mr. Burke’s target bonus (assuming full performance, but no over-performance, of targets, and for clarity excluding any discretionary bonuses) pro-rata for the amount of time employed during the year in which Mr. Burke’s termination occurs, payable in a lump-sum, less applicable deductions and withholdings, on the 60th day

COMPENSATION INFORMATION

following his termination date. Additionally, in the event that a change in control of the company occurs and, within the period beginning ninety (90) days before the date of the change in control and ending 12 months thereafter, Mr. Burke’s employment either is terminated by the company without cause or Mr. Burke voluntarily terminates his employment with the company with good reason, then, in addition to the severance benefits discussed above, Mr. Burke will also receive the following additional severance benefits: (i) all stock awards held by Mr. Burke as of the date of termination will immediately vest and become fully exercisable; and (ii) the company shall pay Mr. Burke an amount equal to Mr. Burke’s target bonus (assuming full performance, but no over-performance, of targets, and for clarity excluding any discretionary bonuses) for the remainder of the year in which Mr. Burke’s termination occurs (to the extent such pro rata bonus under the above severance benefit is less than the entire year), payable in a lump-sum, less applicable deductions and withholdings, on the 60th day following his termination date. If Mr. Burke commences new employment with compensation that is substantially comparable to such severance pay within the 12 month period following the termination date, Mr. Burke’s salary continuation and welfare benefits shall cease on the later of the date six months after the termination of employment with the company or the date Mr. Burke commences new employment. Payment of the severance benefits is conditioned, among other things, on Mr. Burke delivering an effective, general release of claims in favor of the company.
We originally entered into an executive severance and arbitration agreement with Mr. Carson in December 2009 to replace his employment agreement and align his benefits with those of the Named Executives other than the chief executive officer. In connection with Mr. Carson’s appointment as President and Chief Executive Officer, on December 14, 2011, the company entered into an amended and restated executive severance and arbitration agreement with Mr. Carson (see Exhibit 10.2 to the company’s Current Report on Form 8-K filed with the SEC on December 16, 2011). The agreement provides, among other things, that if, at any time, the company terminates Mr. Carson’s employment without cause, and other than as a result of Mr. Carson’s death or disability, or Mr. Carson resigns for good reason, then: (i) the company shall continue to pay Mr. Carson at his regular base pay and shall provide certain welfare benefits for a period of 12 months immediately following the termination of employment; (ii) the company shall pay Mr. Carson an amount equal to Mr. Carson’s target bonus (assuming full performance, but no over-performance, of targets, and for clarity excluding any discretionary bonuses) for the year in which Mr. Carson’s termination occurs, payable in a lump-sum, less applicable deductions and withholdings, on the 60th day following his termination date; and (iii) stock awards (other than performance-based awards and future grants of similar performance-based vesting shares) held by Mr. Carson as of the date of termination will immediately vest and become exercisable as to the number of shares that would have vested in accordance with the applicable vesting schedule as if Mr. Carson had been in service for an additional twelve months after the termination date. Additionally, in the event that a change in control of the company occurs and, within the period beginning 90 days before the date of the change in control and ending 12 months thereafter, Mr. Carson’s employment either is terminated by the company without cause or Mr. Carson voluntarily terminates his employment with the company with good reason: (i) the company shall pay Mr. Carson the severance benefits discussed above; provided, that if Mr. Carson commences within such 12 month period new employment with compensation that is substantially comparable to such severance pay, Mr. Carson’s salary continuation and welfare benefits shall cease on the later of the date six months after the termination of employment with the company or the date Mr. Carson commences new employment; and (ii) all stock awards held by Mr. Carson as of the date of termination will immediately vest and become exercisable. Payment of the severance benefits is conditioned, among other things, on Mr. Carson delivering an effective, general release of claims in favor of the company and on his resignation from the company’s Board of Directors.
Under the terms of the company’s executive severance and arbitration agreements with Messrs. Carson, Burke and Halt, and Ms. Sergeeff, a change in control occurs in the event continuing directors (as defined in such agreements) cease to constitute at least a majority of the Board of Directors. However, the occurrence of a change in control under such agreements does not, by itself, trigger any payments. Such payments are only payable if, in addition to the change in control, the executive is terminated by the company without cause or the executive voluntarily terminates employment with the company with good reason within the time periods specified in such agreements.

COMPENSATION INFORMATION

None of our Named Executives is entitled to any payments from the company in the event his or her employment by the company terminates as a result of death or disability. Furthermore, Mr. Halt and Ms. Sergeeff are not entitled to any payments from the company in the event his or her employment by the company terminates as the result of the voluntary or involuntary termination of his or her employment not in connection with a change in control of the company.
In the event that the company had terminated the employment of Mr. Halt and Ms. Sergeeff without “cause” or he or she had voluntarily terminated with good reason on December 31, 2015, and this was within 90 days prior or 12 months following a change in control of the company, then Mr. Halt would be entitled to salary continuation having a value of $413,751, accelerated vesting of stock options having a value of $0, accelerated vesting of restricted stock having a value of $3,016,095, and healthcare benefit continuation having a value of $19,974, for a total value of $3,449,820. Ms. Sergeeff would be entitled to salary continuation having a value of $335,100, accelerated vesting of stock options having a value of $0, accelerated vesting of restricted stock having a value of $1,776,799, and healthcare benefit continuation having a value of $7,496, for a total value of $2,139,395.
In the event the company had terminated Mr. Burke’s employment without cause, or Mr. Burke resigned for good reason on December 31, 2015, then Mr. Burke would be entitled to regular base pay, target bonus and certain welfare benefits for a period of 12 months immediately following the termination of employment having a total value of $827,562 comprised of the following: salary continuation having a value of $475,000, a target bonus payment of $332,500, and healthcare benefit continuation having a value of $20,062; provided, however, if such termination or resignation took place within a period beginning 90 days before or 12 months after a change in control: (i) these amounts would be adjusted in accordance with Mr. Burke’s executive severance and arbitration agreement as described above if, within the 12 month period immediately following his termination of employment, Mr. Burke commences new employment with compensation that is substantially comparable to his severance pay, and (ii) all stock awards held by Mr. Burke as of the date of termination would immediately vest and become exercisable, with additional accelerated vesting of stock options having a value of $0 and additional accelerated vesting of restricted stock having a value of $2,852,854.
In the event the company had terminated Mr. Carson’s employment without cause, or Mr. Carson resigned for good reason on December 31, 2015, then Mr. Carson would be entitled to regular base pay, target bonus and certain welfare benefits for a period of 12 months immediately following the termination of employment having a total value of $2,911,009 comprised of the following: salary continuation having a value of $625,000, a target bonus payment of $625,000, accelerated vesting of stock options having a value of $0, accelerated vesting of restricted stock having a value of $1,640,912, and healthcare benefit continuation having a value of $20,097; provided, however, if such termination or resignation took place within a period beginning 90 days before or 12 months after a change in control: (i) these amounts would be adjusted in accordance with Mr. Carson’s amended and restated executive severance and arbitration agreement as described above if, within the 12 month period immediately following his termination of employment, Mr. Carson commences new employment with compensation that is substantially comparable to his severance pay, and (ii) all stock awards held by Mr. Carson as of the date of termination would immediately vest and become exercisable, with additional accelerated vesting of stock options having a value of $0 and additional accelerated vesting of restricted stock having a value of $7,795,579.

DIRECTOR COMPENSATION
Non-Employee Director Compensation Philosophy
Our non-employee director compensation philosophy is based on the following guiding principles:

•	Aligning the long-term interests of stockholders and directors; and

•	Compensating directors appropriately and adequately for their time, effort and experience.

DIRECTOR COMPENSATION

The elements of director compensation consist of annual cash retainers and equity awards, as well as customary and usual expense reimbursement in attending company meetings. The targeted competitive position for total annual compensation for our non-employee directors is at the 50th percentile of peers. In an effort to align the long-term interests of our stockholders and non-employee directors, the mix of cash and equity compensation has historically been, and is currently, weighted more heavily to equity.
Each year, our compensation committee reviews non-employee director compensation levels with its compensation consultant and recommends to our Board, as it deems appropriate, changes to such compensation levels. Our director compensation for fiscal 2015 and fiscal 2016 is described below.
Non-Employee Director Compensation for Fiscal 2015
Effective January 1, 2015, each of the company’s non-employee directors, except for the chairman of the Board, received an annual cash retainer of $46,000, and the chairman of the Board received an annual cash retainer of $96,000. Each director serving on the committees of the company’s Board of Directors received annual cash retainers in the following amounts: the chair of the audit committee received $23,500; each other member of the audit committee received $10,000; the chair of the compensation committee received $18,500; each other member of the compensation committee received $9,000; the chair of the corporate governance and nominating committee received $10,000; and each other member of the corporate governance and nominating committee receive $5,000. The company does not pay, and directors do not receive, any “per-meeting” fees as the annual retainer and respective committee fees are ascertained to provide proper compensation for Board duties irrespective of the number of meetings held. The company does not pay, and directors do not receive, any fees for serving on the strategy committee of the Board.
For 2015, each of above-mentioned cash retainers were paid in four quarterly installments in January, April, July and October to those directors who served on the Board of Directors on such payment dates. Non-employee directors are also reimbursed for customary and usual travel expenses incurred attending company meetings.
Stock Awards. Each non-employee director also received restricted stock under the 2008 Equity Plan. Under the 2008 Equity Plan, each director received on the first eligible restricted stock granting date after such person first becomes a non-employee director an automatic initial restricted stock grant for the number of shares with a market value equal to $440,000 on the grant date. The restricted stock has a purchase price equal to $0.001 per share, par value, and is subject a three-year vesting schedule, with 1/3 of the shares vesting on the each of the first, second and third anniversary of the grant date, in each case provided that such member remains on the Board of Directors of the company through the applicable vesting date. Employee directors who terminate employment and continue as non-employee directors were not eligible to receive this initial grant.
In addition, on July 1, 2015, each non-employee director, provided that he or she served on the Board for at least a year and if he or she continued to serve as a member of the company’s Board of Directors, received an automatic annual restricted stock grant for the number of shares with a market value equal to $160,000 on the grant date. The restricted stock has a purchase price equal to $0.001 per share, par value, and is subject a one-year vesting schedule, with all of the shares vesting on the first anniversary of the Board grant date, in each case provided that such member remains on the Board of Directors of the company through the applicable vesting date.
The table below summarizes the compensation paid by the company to our non-employee directors for the fiscal year ended December 31, 2015.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION FOR FISCAL YEAR 2015

Name (a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)(1)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(f)	All Other Compensation ($)(g)	Total ($)(h)
Alan L. Earhart	$71,896	$159,980					$231,876
Eddy W. Hartenstein	$13,125	$439,948					$453,073
N. Steven Lucas	$43,604	$439,959					$483,563
Andrew K. Ludwick	$46,875						$46,875
James E. Meyer	$86,354	$159,980					$246,334
James P. O’Shaughnessy	$24,188						$24,188
Ruthann Quindlen	$56,000	$159,980					$215,980
Raghavendra Rau	$31,146	$439,964					$471,110
Glenn W. Welling	$37,615	$439,964					$477,579

(1)
Amounts disclosed under “Stock Awards” represent the aggregate grant date fair value of stock awards granted during fiscal 2015. The estimated fair value of stock awards is calculated based on the market price of our common stock on the date of grant. All non-employee directors were each granted restricted stock awards in the following amounts: Mr. Earhart - 10,037 shares, Mr. Meyer - 10,037 shares, Mr. Lucas - 25,214 shares, Ms. Quindlen - 10,037 shares, Mr. Hartenstein - 48,087 shares, Mr. Rau - 27,603 shares and Mr. Welling - 27,603 shares. The restricted stock has a purchase price equal to $0.001 per share, par value.

As of December 31, 2015, the following directors held the following number of outstanding options: Mr. Earhart - 45,000 shares, all of which are exercisable; Mr. Meyer - 45,000 shares, all of which are exercisable; Ms. Quindlen - 15,000 shares, all of which are exercisable; Mr. Ludwick - 45,000 shares, all of which are exercisable; and Mr. O’Shaughnessy - 73,000 shares, all of which are exercisable. Messrs. Lucas, Rau, Welling and Hartenstein do not hold any outstanding options.
As of December 31, 2015, the following directors held the following number of shares subject to unvested stock awards: Mr. Earhart - 10,037 shares, Mr. Meyer - 10,037 shares, Mr. Lucas - 25,214 shares, Ms. Quindlen - 10,037 shares, Mr. Hartenstein - 48,087 shares, Mr. Rau - 27,603 shares and Mr. Welling - 27,603 shares.
Non-Employee Director Compensation for Fiscal 2016
Based on the above director compensation philosophy and the review of current compensation levels, the following changes to non-employee director compensation were made for fiscal 2016:
For 2016, cash retainers payable to the each of the company’s non-employee directors, will be paid in arrears for prior quarters, in four quarterly installments, i.e. on April 1 for first quarter service; July 1 for the second quarter service; October 1 for the third quarter service and January 2 for fourth quarter service. If a Board member ceased serving prior to the end of a quarter, such Board member’s retainer payment would be pro-rated for the time served during the quarter. Non-employee directors will have the option to receive their Board retainers in cash or in equity (in the form of fully-vested restricted stock), with an annual election form to be completed prior to the beginning of the year.
Furthermore, we have eliminated an automatic initial restricted stock grant for the number of shares with a market value equal to $440,000 on the grant date under the 2008 Equity Plan to non-employee directors joining the Board after October 2015.
On July 1, 2016, each non-employee director, provided that he or she served on the Board for at least a year and if he or she continued to serve as a member of the company’s Board of Directors, will receive an automatic annual restricted stock grant for the number of shares with a market value equal to $160,000 on the grant date.

DIRECTOR COMPENSATION

Employee Director Compensation for Fiscal 2015
Mr. Carson is an employee, and, accordingly, received salary as disclosed in the “Summary Compensation Table” above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
From January 1, 2015 to the date of this report, there have not been any transactions, and there are currently no proposed transactions, in which the amount involved exceeded $120,000 to which we or any of our subsidiaries were or are to be a party and in which any executive officer, director, nominee for director, 5% beneficial owner of our common stock or member of their immediate family had or will have a direct or indirect material interest, except as disclosed below and described above under “Executive Compensation”. There are no business relationships between us and any entity of which a director of the company is an executive officer or of which a director of the company owns an equity interest in excess of 10%, involving indebtedness in excess of 5% of our total consolidated assets for 2015 or involving payments for property or services in excess of 5% of our (or the other entity’s) consolidated gross revenues for 2015.
During the 2015 fiscal year, we recorded $1.5 million in expenses related to the reimbursement of costs incurred by Engaged Capital, LLC (“Engaged”) in connection with the contested proxy election. Engaged is a related party as Glenn W. Welling is a member of the Board of Directors and is also a Principal and the Chief Investment Officer at Engaged.

Procedures for Approval of Related Party Transactions
We have a number of policies, procedures and practices that relate to the identification, review and approval of related party transactions. In accordance with our Corporate Governance Guidelines, our Board of Directors reviews the relationships that each director has with the company and shall endeavor to have a majority of directors that are “independent directors” as defined by the SEC and NASDAQ rules. As part of the review process, the company distributes and collects questionnaires that solicit information about any direct or indirect transactions with the company from each of our directors and officers and legal counsel reviews the responses to these questionnaires and reports the any related party transactions to the audit committee. We may enter into arrangements in the ordinary course of our business that involve the company receiving or providing goods or services on a non-exclusive basis and at arm’s-length negotiated rates or in accordance with regulated price schedules with corporations and other organization in which a company director, executive officer or nominee for director may also be a director, trustee or investor, or have some other direct or indirect relationship.
Our Code of Personal and Business Conduct and Ethics requires all directors, officers and employees to avoid any situation that involves an actual or apparent conflict of interest in personal and professional relationships or with their duty to, or with any interest of, the company. Depending on the nature of the potential conflict, such related party transactions involving an employee require approval by our Ethics Compliance Officer, Chief Financial Officer or Chief Executive Officer. If such transaction is determined to be material to the company by our Ethics Compliance Officer, Chief Financial Officer or Chief Executive Officer, our audit committee must review and approve in writing in advance such related party transactions. All related party transactions involving the company’s directors or executive officers or members of their immediate families must be reviewed and approved in writing in advance by the audit committee.

LEGAL PROCEEDINGS

LEGAL PROCEEDINGS
There are no material proceedings to which any director, officer or affiliate of the company, any owner of record or beneficially of more than five percent of any class of voting securities of the company, any associate of any such director, officer, affiliate of the company, or security holder is a party adverse to the company or any of its subsidiaries or has a material interest adverse to the company or any of its subsidiaries.

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION
Annual Report. Our 2015 Annual Report on Form 10-K is available at www.proxyvote.com. We have filed our Annual Report on Form 10-K for the year ended December 31, 2015 with the SEC. It is available at the SEC’s website at www.sec.gov and on our website at www.rovicorp.com. If you would like a copy of these materials, we will send them to you without charge upon written request to our Corporate Secretary at Two Circle Star Way, San Carlos, California 94070.
Stockholder Proposals for the 2017 Annual Meeting. If you want us to consider including a proposal in our proxy statement for our 2017 annual meeting of stockholders, you may do so by following the procedures prescribed in the Exchange Act. To be eligible for inclusion in our proxy statement and proxy materials, you must deliver a copy of your proposal to our Corporate Secretary at Two Circle Star Way, San Carlos, California 94070 no later than November 14, 2016, which we believe is a reasonable time before we print and mail our proxy materials. In addition, if a stockholder proposal is not submitted to us before December 28, 2016, then the proxy to be solicited by the Board of Directors for the 2017 annual meeting of stockholders will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2017 annual meeting of stockholders without any discussion of the proposal in the proxy statement for such meeting. If we do not receive your proposal within the specified time frame, you will not be permitted to raise your proposal at the annual meeting.
Proxy Solicitation Costs. We will bear the cost of solicitation of proxies from our stockholders and the cost of printing and mailing this document. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders on our behalf by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation. We may also reimburse brokerage firms, fiduciaries and other persons representing beneficial owners of shares for their reasonable out-of-pocket expenses incurred in connection with forwarding voting information to the beneficial owners.
Electronic Distribution of Proxy Materials. We are pleased to offer to our stockholders the benefits and convenience of electronic delivery of annual meeting materials, including email delivery of future proxy statements, annual reports and related materials and on-line stockholder voting. In addition to sending Notices of Availability rather than full sets of paper proxy materials, we have adopted another practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials receive only one copy of our Notice of Availability or other proxy materials at that address, unless one or more of those stockholders has notified us that they wish to receive individual copies. If you would like to receive a printed copy of this year’s Notice of Availability or proxy materials, please call 1-800-542-1061 or write to us at: Rovi Corporation, 51 Mercedes Way, Edgewood, NY 11717, Attn: Response Center. If you share an address with another Rovi Corporation stockholder and would like to start or stop householding for your account, you can call 1-800-542-1061 or write to Householding Department, 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record, if any, and your account number(s). If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, the company will send you separate copies of documents mailed at least 30 days after receipt of your revocation.
If you would like to view future proxy statements and annual reports over the Internet instead of receiving paper copies, you can elect to do so by voting at www.proxyvote.com or by visiting www.investordelivery.com. Your election to view these documents over the Internet will remain in effect until you revoke it. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote. Please be aware that, if you choose to access those materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. We encourage you to help us reduce printing and mailing costs by signing up to receive future proxy mailings by email and allowing us to household annual meeting materials.

OTHER BUSINESS

OTHER BUSINESS
The Board of Directors does not presently intend to bring any other business before the meeting and, to the knowledge of the Board, no matters are to be acted upon at the meeting other than the matters described in this proxy statement. However, if any other business should properly come before the meeting, the proxy holders named on the enclosed proxy card will vote the shares for which they hold proxies in their discretion.

By Order of the Board of Directors

Dated: March 14, 2016	Thomas Carson, President & CEO
San Carlos, California

ANNEX A - 2008 EQUITY INCENTIVE PLAN

ROVI CORPORATION
2008 EQUITY INCENTIVE PLAN
As Adopted by the Board of Directors on June 9, 2008
Approved by the Stockholders on July 15, 2008
As amended on May 24, 2011
As amended on April 30, 2013
As amended on April 29, 2014
[As amended on April 27, 2016]

Section 1.	Purpose; Definitions.

The name of the plan is the ROVI Corporation 2008 Equity Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable employees (including officers and Directors) of ROVI Corporation, a Delaware corporation (the “Company”) and its Subsidiaries, non-employee members of the Board of Directors of the Company, and those consultants and other independent contractors who provide services to the Company and its Subsidiaries and upon whose judgment, initiative and efforts the Company and its Subsidiaries depend for the successful conduct of their business to acquire proprietary interests in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on behalf of the Company and its Subsidiaries and strengthening their desire to remain with the Company and its Subsidiaries.
The following terms shall be defined as set forth below:
(a)“2013 Amendment Date” means the effective date of the 2013 amendment of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2013 provided this Plan is approved by the Company’s stockholders at such meeting.

(b)“2016 Amendment Date” means the effective date of the 2016 amendment of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2016 provided this Plan is approved by the Company’s stockholders at such meeting.

(c)“Act” means the Securities Act of 1933, as amended.

(d)“Administrator” means the Board or the Committee.

(e)“Award” or “Awards,” except where referring to a particular category of grant under the Plan, means Incentive Stock Options, Nonstatutory Stock Options, Performance Shares, Stock Appreciation Rights, Restricted Stock, and Restricted Stock Units.

(f)“Board” means the Board of Directors of the Company.

(g)“Cause,” as such term relates to the termination of any person’s status as an employee or other service provider of the Company, means the occurrence of one or more of the following: (i) such person is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company or any Subsidiary, as determined by the Board in good faith in its sole discretion, (ii) such person engages in a fraudulent act to the material damage or prejudice of the Company or any Subsidiary or in conduct or activities materially damaging to the property, business or reputation of the Company or any Subsidiary, all as determined by the Board in good faith in its sole discretion, (iii) any material act or omission by such person involving malfeasance or negligence in the performance of such person’s duties to the Company or any Subsidiary to the material

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detriment of the Company or any Subsidiary, as determined by the Board in good faith in its sole discretion, which has not been corrected by such person to the satisfaction of the Board within 30 days after written notice from the Company of any such act or omission, (iv) failure by such person to comply in any material respect with the terms of his employment agreement, if any, or any written policies or directives of the Board as determined by the Board in good faith in its sole discretion, which has not been corrected by such person to the satisfaction of the Board within 30 days after written notice from the Company of such failure, or (v) material breach by such person of any other agreement with the Company, as determined by the Board in good faith in its sole discretion.

(h)“Code” means the Internal Revenue Code of 1986, as amended, and any successor tax laws, and related rules, regulations and interpretations.

(i)“Covered Employees” means any participant who is designated by the Committee prior to the date that the Committee establishes the Performance Goals for a Performance Period, to be a Covered Employee within the meaning of Code Section 162(m).

(j)“Committee” means a committee of two or more Independent Directors appointed by the Board to administer the Plan.

(k)“Director” means a member of the Board.

(l)“Disability” means an individual’s inability to perform his normal required services for the Company and its Subsidiaries for a period of six consecutive months by reason of the individual’s mental or physical disability, as determined by the Administrator in good faith in its sole discretion.

(m)“Fair Market Value” of the Stock on any given date under the Plan shall be determined as follows:

(i)If the Stock is at the time listed on any established stock exchange, then the fair market value shall be the closing selling price per share of the Stock as quoted on such exchange on the date of determination, or if there is no reported sale of the Stock on such exchange on the date of determination, then the fair market value shall be the closing selling price on the exchange on the last preceding trading day on which sales of the Stock are reported as having occurred, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

(ii)If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the fair market value shall be the mean between the closing high bid and low asked prices for the Stock on the date of determination, or if no prices are quoted for such date, then the mean between the closing high bid and low asked prices on the last, preceding trading day on which any bid and asked prices were quoted, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

(iii)In the absence of an established market for the Stock, then the fair market value shall be determined by the Administrator after taking into account such factors as the Administrator shall deem appropriate.

(n)“Full Value Award” means an Award that is not an Option with respect to which the exercise or strike price is at least 100% of the Fair Market Value on the date of grant or a Stock Appreciation Right with respect to which the exercise or strike price is at least 100% of the Fair Market Value on the date of grant.

(o)“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

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(p)“Independent Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

(q)“Nonstatutory Stock Option” means any Stock Option that is not an Incentive Stock Option.

(r)“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

(s)“Performance-Based Award” means an Incentive Stock Option, Nonstatutory Stock Option, Performance Shares, Stock Appreciation Right, Restricted Stock or Restricted Stock Units granted to a selected Covered Employee and subject to the terms and conditions set forth in Section 9. All Performance-Based Awards are intended to qualify as Qualified Performance-Based Compensation.

(t)“Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: earnings (or net earnings, in either case before or after any or all of: interest, taxes, depreciation and amortization, and other non-cash or nonrecurring items, legal settlements or other income (expense), or stock-based compensation) (“Earnings”), net losses, sales or revenue (or growth thereof), operating income, operating cash flow, return on net assets or investments, return on stockholders’ equity, return on assets, return on capital, return on equity or average stockholders’ equity, stockholder returns, gross or net profit or earnings margin, earnings per share, price per share of Stock, market share, expenses and cost reduction goals, cash flow, cash burn, cash collections, debt reduction, operating profit or net operating profit, workforce diversity, employee retention, budget management, or strategic partnerships or transactions, including licensing agreements any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such participant.

(u)“Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending upon the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of participants (i) in the event of, or in anticipation of, any unusual or infrequent or nonrecurring corporate item, transaction, event, or development, including any merger, consolidation, acquisition or similar corporate transaction, (ii) in recognition of, or in anticipation of, any other unusual or infrequent or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions, (iii) to exclude exchange rate effects, effects of changes to generally accepted accounting principles, (iv) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans, (v) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends, or (vi) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. Where applicable, the Performance Goals may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no vesting will occur, levels of performance at which specified vesting will occur, and a maximum level of performance at which full vesting will occur.

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(v)“Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a participant’s right to a Performance-Based Award.

(w)“Performance Shares” mean an Award granted to a participant pursuant to Section 8 that entitles the participant to receive a prescribed number of shares of Stock upon achievement of Performance Goals established by the Committee for such Award.

(x)“Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

(y)“Restricted Stock” means a Restricted Stock Award granted pursuant to Section 7 by the issuance of Stock subject to restrictions.

(z)“Restricted Stock Award” means any Award granted pursuant to Section 7.

(aa)“Restricted Stock Unit” means a Restricted Stock Award granted pursuant to Section 7 to receive the economic equivalent of Restricted Stock without the issuance of Stock at time of grant.

(ab)“Retirement” means an employee’s termination of employment with the Company and its Subsidiaries after attainment of age 65 or attainment of age 55 and completion of 10 years of employment.

(ac)“Stock” means the Common Stock, par value $.001 per share, of the Company, subject to adjustments pursuant to Section 3.

(ad)“Stock Appreciation Right” means any Award granted pursuant to Section 6.

(ae)“Subsidiary” means any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities, beginning with the Company if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

Section 2.Administration of Plan; Authority to Select Participants and Determine Awards.

(a)Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
(i)to select those employees (including officers and Directors) of the Company and its Subsidiaries, Independent Directors, and consultants and other independent contractors in service to the Company and its Subsidiaries to whom Awards may from time to time be granted;

(ii)to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Nonstatutory Stock Options, Performance Shares, Stock Appreciation Rights, Restricted Stock, and Restricted Stock Units, or any combination of the foregoing, granted to any one or more participants;

(iii)to determine the number of shares of Stock to be covered by any Award;

(iv)to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and participants, and to approve the form of written instruments evidencing the Awards;

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(v)to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi)subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Stock Options may be exercised;

(vii)to determine at any time whether, to what extent, and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the participant and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Administrator) or dividends or deemed dividends on such deferrals; and

(viii)at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan (including for any subplan or portion of the Plan that the Administrator may establish for a specific group of employees or other service providers) and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and otherwise to supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan participants.
(b)Delegation of Authority to Grant Awards. The Administrator, in its discretion, may delegate to the Chief Executive Officer or Chief Operating Officer of the Company all or part of the Administrator’s authority and duties with respect to Awards, including the granting thereof, to individuals who are not subject to the reporting and other provisions of Section 16 of the Act or Covered Employees within the meaning of Section 162(m) of the Code. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

Section 3.Stock Issuable Under the Plan; Mergers; Substitution.

(a)Successor to and Continuation of Prior Plans. The Plan is the successor to and continuation of the Rovi Corporation 2000 Equity Incentive Plan and the Sonic Solutions 2004 Equity Compensation Plan (together, the “Prior Plans”). Following the 2013 Amendment Date, no additional stock awards will be granted under the Prior Plans. Any unallocated shares remaining available for issuance pursuant to the exercise of options or issuance or settlement of stock awards not previously granted under the Prior Plans as of 12:01 a.m. Pacific Standard Time on the 2013 Amendment Date (the “Prior Plans’ Available Reserve”) will cease to be available under the Prior Plans at such time and will be added to the Share Reserve (as further described in Section 3(b)) and be then immediately available for issuance pursuant to Awards. In addition, from and after 12:01 a.m. Pacific Standard Time on the 2013 Amendment Date, all outstanding stock awards granted under the Prior Plans will remain subject to the terms of the Prior Plans; provided, however, that any shares of Stock subject to outstanding options and stock appreciation rights granted under the Prior Plans (the “Prior Plans’ Appreciation Awards”) and stock awards granted under the Prior Plans that (i) expire or terminate for any reason prior to exercise or settlement, (ii) are forfeited because of the failure to meet a contingency or condition required to vest such shares, or (iii) other than with respect to a Prior Plans’ Appreciation Award, are reacquired or withheld (or not issued) to satisfy a tax withholding obligation (collectively, the “Prior Plans’ Returning Shares”) will become available for issuance pursuant to Stock Awards granted hereunder in accordance with the provisions of Section 3(c) below. All Awards granted on or after 12:01 a.m. Pacific Standard Time on the 2013 Amendment Date will be subject to the terms of the Plan.

(b)Stock Issuable. Subject to Sections 3(c) and (f), the aggregate number of shares of Stock that may be issued pursuant to Awards under the Plan will not exceed (A) 28,149,817 shares, which number is the sum of (i) the 1,849,817 shares subject to the Prior Plans’ Available Reserve and, (ii) 26,300,000 shares (which

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includes the 6,000,000 new shares added as of the 2016 Amendment Date); plus (B) the Prior Plans’ Returning Shares, if any, that become available for grant under the Plan from time to time (the aggregate number of shares described in (A) and (B) above, the “Share Reserve”). Subject to Section 3(c), the number of shares available for issuance under the Plan will be reduced by: (A) one share for each share of Stock issued pursuant to (1) an Option with respect to which the exercise price is at least 100% of the Fair Market Value on the date of grant, or (2) a Stock Appreciation Right with respect to which the strike price is at least 100% of the Fair Market Value on the date of grant; and (B) one and seven-tenths (1.7) shares (increased to two (2.0) shares as of the 2016 Amendment Date) for each share of Stock issued pursuant to a Full Value Award. Subject to such overall limitation and the individual limitations set forth in Section 3(d) and 3(e), shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company. Upon the exercise of a Stock Appreciation Right settled in shares of Stock, the right to purchase an equal number of shares of Stock covered by a related Stock Option, if any, shall be deemed to have been surrendered and will no longer be exercisable, and said number of shares of Stock shall no longer be available under the Plan.

(c)Reversion of Shares to the Share Reserve.

(i)Shares Available For Subsequent Issuance. If any shares of Stock issued pursuant to an Award are (A) not issued or forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares or such Award expires or otherwise terminates without all of the shares covered by such Award having been issued or (B) not issued or reacquired by the Company pursuant to Section 10(b) in connection with a Full Value Award, such shares will again become available for issuance under the Plan (the “2008 Plan Returning Shares”). For each (1) 2008 Plan Returning Share that is subject to a Full Value Award, (2) Prior Plans’ Returning Share pursuant to an award other than a Prior Plans’ Appreciation Award or (3) share not issued or reacquired by the Company pursuant to Section 10(b) in connection with a Full Value Award, the number of shares of Common Stock available for issuance under the Plan will increase by one and seven-tenths (1.7) shares (increased to two (2.0) shares with respect to any such shares that again become available for issuance upon and after the 2016 Amendment Date).

(ii)Shares Not Available For Subsequent Issuance. If any shares subject to an Award or a Prior Plans’ Appreciation Award are not delivered because the Award is exercised through a reduction of shares subject to the Award or Prior Plans’ Appreciation Award (i.e., “net exercised”), the number of shares that are not delivered will no longer be available for issuance under the Plan. Also, any shares reacquired by the Company pursuant to Section 10(b) (i.e., tax withholding) upon the exercise of an Option or Stock Appreciation Right or a Prior Plans’ Appreciation Award, any shares used as consideration for the exercise of an Option or Stock Appreciation Right or a Prior Plans’ Appreciation Award or any shares repurchased by the Company on the open market with the proceeds of an Option or Stock Appreciation Right exercise price or a Prior Plans’ Appreciation Award exercise price will no longer be available for issuance under the Plan.

(iii)Recapitalizations. If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, the Administrator shall make an appropriate or proportionate adjustment in (i) the Share Reserve, (ii) the maximum number of shares of Stock and Stock equivalents subject to Awards that can be granted to any one individual participant described in Section 3(d), (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, and (iv) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The adjustment by the Administrator shall be final, binding and

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conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(d)Section 162(m) Limitations. Subject to the overall stock issuable under Section 3(b): (i) a maximum of one million five hundred thousand (1,500,000) shares of Stock and Stock equivalents subject to Performance-Based Awards may be granted to any one individual participant during any one calendar year (whether the grant, vesting or exercise is contingent upon the attainment during the Performance Period of the Performance Goals) and (ii) a maximum of one million five hundred thousand (1,500,000) shares of Stock and Stock equivalents subject to Stock Options, Stock Appreciation Rights and other Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date any such Award is granted may be granted to any one individual participant during any calendar year. Notwithstanding the foregoing, if any additional Stock Options, Stock Appreciation Rights and other Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date any such Award is granted to any individual participant during any calendar year, compensation attributable to the exercise or settlement of such Award will not satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code unless such Award is approved by the Company’s stockholders.

(e)Limitation on Non-Employee Director Compensation. The aggregate value of all compensation paid or granted, as applicable, to any individual for service as an Independent Director with respect to any fiscal year (beginning with the 2016 fiscal year), including Awards granted under the Plan and cash fees paid by the Company to such Independent Director, shall not exceed $700,000 in total value, calculating the value of any Awards based on the grant date fair value of such Awards for financial reporting purposes. The Board may make an exception to the applicable limit in this Section 3(e) for individual Independent Directors in extraordinary circumstances, as Board may determine in its discretion, provided that the Independent Director who is granted or paid such additional compensation may not participate in the decision to grant or pay such additional compensation.

(f)Mergers, etc. In the event of (i) a dissolution or liquidation of the Company; (ii) a merger or consolidation in which the Company is the not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Stock Options, Stock Appreciation Rights, Performance Shares and Restricted Stock Units granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all optionees); (iii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company (other than any stockholder which merges (or which owns or controls another corporation which merges) with the Company in such merger) cease to own their shares or other equity interests in the Company; (iv) the sale of substantially all of the assets of the Company; or (v) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Internal Revenue Code of 1986, as amended, wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company from or by the stockholders of the Company), the Board, or the Board of Directors of any corporation assuming the obligations of the Company, may, in its discretion, take any one or more of the following actions, as to outstanding Stock Options and Stock Appreciation Rights: (I) provide that such Stock Options shall be assumed or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (II) upon written notice to the optionees, provide that all unexercised Stock Options and Stock Appreciation Rights will terminate immediately prior to the consummation of such transaction unless exercised by the optionee within a specified period following the date of such notice, and/or (III) in the event of a business combination under the terms of which holders of the Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the business combination, make or provide for a cash payment to the optionees, equal to the difference between (A) the value (as determined

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by the Administrator) of the consideration payable per share of Stock pursuant to the business combination (the “Merger Price”) multiplied by the number of shares of Stock subject to such outstanding Stock Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding Stock Options and Stock Appreciation Rights, in exchange for the termination of such Stock Options and Stock Appreciation Rights.

(g)Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees of another corporation who become employees of the Company or a Subsidiary as the result of a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances.

Section 4.Eligibility.

Participants in the Plan shall be such full-time or part-time employees of the Company and its Subsidiaries, Independent Directors, and consultants and other independent contractors in service to the Company and its Subsidiaries as the Administrator in its sole discretion shall select from time to time.
Section 5.Stock Options.

Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve. Stock Options granted under the Plan may be either Incentive Stock Options or Nonstatutory Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be a Nonstatutory Stock Option. The Administrator may from time to time adopt subplans to this Plan containing such additional terms, conditions and restrictions, not inconsistent with the terms of the Plan, as may be necessary to qualify the grants of Stock Options thereunder for preferential treatment under the laws of any country or other jurisdiction in which the Company or any of its Subsidiaries has employees, Independent Directors, consultants or other independent contractors.
No Incentive Stock Option shall be granted under the Plan after July 15, 2018.
(a)Terms and Conditions of Stock Options. The Administrator in its discretion may grant Stock Options subject to the following terms and conditions and such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable:

(i)Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant, but shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or of any “parent or subsidiary corporation” of the Company (within the meaning of Section 424(f) of the Code) and an Incentive Stock Option is granted to such employee, the exercise price per share for the Stock covered by such Incentive Stock Option shall be not less than 110% of the Fair Market Value of a share of Stock on the grant date.

(ii)Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than seven (7) years after the date the Option is granted, and the term of each such Option shall expire no more than seven (7) years after the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or of any “parent or subsidiary corporation” of

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the Company (within the meaning of Section 424(f) of the Code) and an Incentive Stock Option is granted to such employee, the term of such Option shall expire no more than five years after the date of grant.

(iii)Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at the time of grant, subject to the minimum vesting requirements of Section 11(b). The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(iv)Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company specifying the number of shares to be purchased. Payment of the purchase price shall be made in full concurrently with such exercise by any one of the following methods: (A) in cash; (B) if and to the extent the instrument evidencing the Option so provides and if the Company is not then prohibited from purchasing or acquiring shares of Stock, with shares of Stock that have been held by the optionee for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes, delivered in lieu of cash and valued at their Fair Market Value on the date of exercise; (C) through a “same day sale” commitment from the optionee and a broker-dealer that is a member of the National Association of Securities Dealers, Inc. (the “NASD Dealer”) whereby the optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to the Company; (D) through a “margin” commitment from the optionee and a NASD Dealer whereby the optionee irrevocably elects to exercise the Option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price , and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to the Company; or (E) any combination of the foregoing. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Stock Option or applicable provisions of laws.

(v)Termination by Reason of Death. Any Stock Option held by an optionee whose employment by (or other business relationship with) the Company and its Subsidiaries is terminated by reason of the optionee’s death may thereafter be exercised, to the extent it was exercisable by the optionee on the date of the optionee’s death, by the legal representative of the optionee’s estate or by any other person who acquires the right to exercise the option by reason of such death under the optionee’s will or the laws of intestate succession, for a period of 12 months (or such other period as the Administrator shall specify in the Stock Option) from the date of death, but not later than the expiration of the stated term of the Option, if earlier.

(vi)Termination by Reason of Disability. Any Stock Option held by an optionee whose employment by (or other business relationship with) the Company and its Subsidiaries is terminated by reason of Disability may thereafter be exercised, to the extent it was exercisable on the date of such termination, for a period of 12 months (or such other period as the Administrator shall specify in the Stock Option) from the date of such termination of employment (or business relationship), but not later than the expiration of the stated term of the Option, if earlier. The Administrator shall have sole authority and discretion to determine whether a participant’s employment (or business relationship) has been terminated by reason of Disability. The Administrator may specify in any Stock Option that the death of an optionee during the period provided in this Section 5(a)(vi) for the exercise of the Option shall extend such period for a period ending not later than 12 months following the date of the optionee’s death, subject to termination on the expiration of the stated term of the Option, if earlier.

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(vii)Termination by Reason of Retirement. Any Stock Option held by an optionee whose employment by the Company and its Subsidiaries is terminated by reason of Retirement may thereafter be exercised, to the extent it was exercisable on the date of such termination, for a period of 12 months (or such other period as the Administrator shall specify) from the date of such termination of employment, but not later than the expiration of the stated term of the Option, if earlier. The Administrator may specify in any Stock Option that the death of an optionee during the period provided in this Section 5(a)(vii) for the exercise of the Option shall extend such period for a period ending not later than 12 months following the date of the optionee’s death, subject to termination on the expiration of the stated term of the Option, if earlier.

(viii)Termination for Cause. If any optionee’s employment by (or business relationship with) the Company and its Subsidiaries is terminated for Cause, any Stock Option held by such optionee, including any Stock Option that is exercisable at the time of such termination, shall immediately terminate and be of no further force and effect; provided, however, that the Administrator may, in its sole discretion, provide in any Stock Option that such Stock Option can be exercised, to the extent it was exercisable on the date of such termination, for a period of up to 30 days from the date of termination of employment (or business relationship), but not later than the expiration of the stated term of the Option, if earlier.

(ix)Other Termination. Unless otherwise determined by the Administrator, if an optionee’s employment by (or business relationship with) the Company and its Subsidiaries terminates for any reason other than death, Disability, Retirement, or for Cause, any Stock Option held by such optionee may thereafter be exercised, to the extent it was exercisable on the date of such termination, for three months (or such other period not to exceed 60 months as the Administrator shall specify) from the date of termination of employment (or business relationship), but not later than the expiration of the stated term of the Option, if earlier.

(x)Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Nonstatutory Stock Option.

(b)Non-Transferability of Options. No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee. Notwithstanding the foregoing, the Administrator may provide in an option agreement evidencing a Nonstatutory Stock Option that the optionee may transfer, without consideration for the transfer, such Nonstatutory Stock Option to members of his immediate family, to trusts for the benefit of such family members, to partnerships in which such family members are the only partners, to charitable organizations, or pursuant to a domestic relations order in settlement of marital property rights (which shall not be a transfer for value), provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of the Plan and the applicable option agreement.

(c)Form of Settlement. Shares of Stock issued upon exercise of a Stock Option shall be free of all restrictions under the Plan, except as otherwise provided in the Plan.

Section 6.Stock Appreciation Rights.

(a)Nature of Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling the recipient to receive an amount in cash or shares of Stock or a combination thereof having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the per share exercise price of the Stock Appreciation Right set by the Administrator at the time of grant, which exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant (or not less than the Option exercise price per share, if the Stock Appreciation Right was granted in tandem with a Stock Option) multiplied by the number

ANNEX A - 2008 EQUITY INCENTIVE PLAN

of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised, with the Administrator having the right to determine the form of payment.

(b)Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator in tandem with, or independently of, any Stock Option granted pursuant to Section 5 of the Plan. In the case of a Stock Appreciation Right granted in tandem with a Nonstatutory Stock Option, such Stock Appreciation Right may be granted either at or after the time of the grant of such Option. In the case of a Stock Appreciation Right granted in tandem with an Incentive Stock Option, such Stock Appreciation Right may be granted only at the time of the grant of the Option.

(c)Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator, subject to the following:

(i)Stock Appreciation Rights granted in tandem with Options shall be exercisable at such time or times and to the extent that the related Stock Options shall be exercisable, subject to the minimum vesting requirements of Section 11(b). A Stock Appreciation Right or applicable portion thereof granted in tandem with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Option.

(ii)Upon exercise of a Stock Appreciation Right, the applicable portion of any related Option shall be surrendered. When a stock settled Stock Appreciation Right is exercised, the shares subject to a Stock Appreciation Right grant agreement shall be counted against the shares available for issuance, regardless of the number of shares used to settle the Stock Appreciation Right upon exercise.

(iii)Stock Appreciation Rights granted in tandem with an Option shall be transferable only when and to the extent that the underlying Option would be transferable. Stock Appreciation Rights not granted in tandem with an Option shall not be transferable otherwise than by will or the laws of descent or distribution. All Stock Appreciation Rights shall be exercisable during the participant’s lifetime only by the participant or the participant’s legal representative.

Section 7.Restricted Stock Awards.

(a)Nature of Restricted Stock Awards. A Restricted Stock Award is an Award entitling the participant to receive shares of Stock (“Restricted Stock”) or to receive the economic equivalent of shares of Stock (“Restricted Stock Units”) subject to such restrictions and conditions as the Administrator may determine at the time of grant, at a purchase price and for such consideration as the Administrator may determine. Restricted Stock issuances and Restricted Stock Unit grants may, at the discretion of the Administrator, be based on continuing employment (or other business relationship) with the Company and its Subsidiaries and/or achievement of Performance Goals or other pre-established performance criteria or objectives.

(b)Rights as a Stockholder. Upon execution of a written instrument for the issuance of Restricted Stock and paying any applicable purchase price, a participant shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of the Company or of a third party escrow holder until such Restricted Stock is vested as provided in Section 7(d) below. Stock underlying a Restricted Stock Unit will not be issued until the Restricted Stock Unit has vested as provided in Section 7(d) below. A participant awarded Restricted Stock Units shall have no rights as a Company stockholder with respect to such Restricted Stock Units until such time as the Restricted Stock Units have vested and Stock underlying the Restricted Stock Units has been issued.

ANNEX A - 2008 EQUITY INCENTIVE PLAN

(c)Restrictions. Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the written instrument evidencing the Restricted Stock Award. If a participant’s employment (or other business relationship) with the Company and its Subsidiaries terminates for any reason, the Company shall have the right to repurchase from the participant or the participant’s legal representative at their purchase price Restricted Stock with respect to which conditions have not lapsed.

(d)Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the cancellation of Restricted Stock Units and the non-transferability of the Restricted Stock and the Company’s right of repurchase shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established Performance Goals or other performance criteria, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be subject to the restrictions set forth above and shall be “vested.” Except as may otherwise be provided by the Administrator, a participant’s rights in any shares of Restricted Stock and Restricted Stock Units that have not vested shall terminate automatically upon the participant’s termination of employment (or other business relationship) with the Company and its Subsidiaries and shares of Restricted Stock shall be subject to the Company’s right of repurchase as provided in Section 7(c) above.

(e)Waiver, Deferral and Reinvestment of Dividends. The written instrument evidencing the Restricted Stock Award may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Stock or their economic equivalent with respect to Restricted Stock Units.

Section 8.Performance Shares.

(a)Nature of Performance Shares. An Award of Performance Shares entitles a participant to receive shares of Stock following the satisfaction of one or more Performance Goals or other specific performance criteria established by the Administrator, in each case on a specified date or dates or over any Performance Period or other period determined by the Administrator.

(b)Rights as a Stockholder. Stock underlying Performance Shares will not be issued until the Performance Shares have vested, pursuant to the Performance Goals or other specific performance criteria set by the Administrator. A participant awarded Performance Shares shall have no rights as a Company stockholder with respect to such Performance Shares until such time as the Performance Shares have vested and the Stock underlying the Performance Shares has been issued.

(c)Vesting of Performance Shares. The Administrator, at the time of grant, shall specify the Performance Goals or other specific performance criteria, objectives and conditions on which the Stock underlying the Performance Shares shall vest. Except as otherwise may be provided by the Administrator, a participant’s rights in the Stock underlying the Performance Shares that have not vested shall terminate automatically upon the participant’s termination of employment (or other business relationship) with the Company and its Subsidiaries.

Section 9.Performance-Based Awards.

(a)Purpose. The purpose of this Section 9 is to provide the Committee the ability to qualify Awards granted under the Plan as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Section 9 shall control over any contrary provision contained in the Plan; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Section 9.

ANNEX A - 2008 EQUITY INCENTIVE PLAN

(b)Applicability. This Section 9 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a participant for a Performance Period shall not in any manner entitle the participant to receive an Award for the period. Moreover, designation of a Covered Employee as a participant for a particular Performance Period shall not require designation of such Covered Employee as a participant in any subsequent Performance Period and designation of one Covered Employee as a participant shall not require designation of any other Covered Employees as a participant in such period or in any other period.

(c)Procedures With Respect to Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award that may be granted to one or more Covered Employees, no later than 90 days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (i) designate one or more Covered Employees, (ii) select the Performance Criteria applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(d)Payment of Performance-Based Awards. Unless otherwise provided in the applicable Award agreement, a participant must be employed by the Company or a Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the participant. Furthermore, a participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved. In determining the amount earned under a Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

(e)Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as Qualified Performance-Based Compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

Section 10.Tax Withholding.

(a)Payment By Participant. Each participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

(b)Payment in Stock. Subject to approval by the Administrator, a participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to

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the Company shares of Stock owned by the participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

Section 11.Transfer, Leave of Absence, Minimum Vesting.

(a)For purposes of the Plan, the following events shall not be deemed a termination of employment: (i) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or (ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

(b)Notwithstanding any other provision of this Plan to the contrary, no Options or Stock Appreciation Rights shall be granted on or after the 2016 Amendment Date that vest (or if applicable, are exercisable) until at least twelve (12) months following the date of grant of the Award; provided, however, that up to five percent (5%) of the Share Reserve (as defined in Section 3(b)) may be subject to Options or Stock Appreciation Rights granted on or after the 2016 Amendment Date which do not meet such vesting (and, if applicable, exercisability) requirements.

Section 12.Amendments and Termination.

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. The Board may at time amend the Plan to provide for the grant of automatic nondiscretionary equity grants to Independent Directors without the requirement to obtain approval from the Company’s stockholders. If and to the extent determined by the Administrator to be required to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the Company’s stockholders entitled to vote at a meeting of stockholders. Notwithstanding the foregoing, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without stockholder approval.

Section 13.	Status of Plan.

With respect to the portion of any Award which has not been exercised and any payments in cash, Stock or other consideration not received by a participant, a participant shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

Section 14.	General Provisions.

(a)No Distribution; Compliance With Legal Requirements. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. No shares of Stock shall be issued pursuant

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to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it considers appropriate.

(b)Delivery Of Stock Certificates. Delivery of stock certificates to participants under this Plan shall be deemed effected for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the participant, at the participant’s last known address on file with the Company.

(c)Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

Section 15.Effective Date of Plan.

This Plan shall become effective when approved by the Company’s stockholders.
Section 16.Governing Law.

This Plan shall be governed by California law except to the extent such law is preempted by federal law; provided, however, that the Delaware General Corporation Law shall apply to the issuance of Stock and other securities hereunder.

ANNEX B - 2008 EMPLOYEE STOCK PURCHASE PLAN

ROVI CORPORATION
2008 EMPLOYEE STOCK PURCHASE PLAN
Adopted by the Board of Directors on June 9, 2008
Approved by the Stockholders on July 15, 2008
Amended by the Compensation Committee of the Board of Directors on November 4, 2008
Amended by the Compensation Committee of the Board of Directors on October 27, 2010
Amended by the Board of Directors on March 8, 2016
Approved by the Stockholders on [April 27, 2016]

1.    Purpose. The purpose of the Rovi Corporation 2008 Employee Stock Purchase Plan (the “Plan”) is to grant to all eligible employees of Rovi Corporation, a Delaware corporation (the “Company”) and any parent or subsidiary of the Company, a favorable opportunity to acquire common stock of the Company (“Common Stock”), thereby encouraging such employees to accept, or to continue in, employment with the Company; increasing the interest of such employees in the Company’s welfare through participation in the growth and value of the Common Stock; and furnishing such employees with an incentive to improve operations and increase profits of the Company.

To accomplish the foregoing objectives, this Plan provides a means whereby all eligible employees may accrue rights to purchase shares of Common Stock.
2.    Administration. The Plan shall be administered by the Board of Directors (the “Board”) of the Company or by a committee of two or more directors appointed by the Board (the “Administrator”).
The Administrator may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper. Subject to the terms and conditions of this Plan, the Administrator shall have the sole authority, in its discretion to interpret the Plan and to make all determinations deemed necessary or advisable for the administration of the Plan.
3.    Eligibility.
3.1    Employment Requirement. Except as otherwise set forth herein, every individual who, on the date of commencement of any Offering Period pursuant to this Plan, is an employee of the Company or of any parent or subsidiary of the Company, as defined below, is eligible to receive purchase rights to acquire shares of Common Stock pursuant to this Plan. The term “employee” includes an officer or director who is an employee of the Company or a parent or subsidiary of it, as well as a non-officer, non-director employee of the Company or a parent or subsidiary of it, and excludes an individual who provides services to the Company or a parent or subsidiary of it as an independent contractor whether or not such individual is reclassified as a common law employee, unless the Company or a parent or subsidiary of it withholds or is required to withhold U.S. Federal employment taxes for such individual pursuant to Section 3402 of the Internal Revenue Code of 1986, as amended (the “IRC”). As used in this Plan, the terms “parent corporation” and “subsidiary corporation” shall have meanings set forth in Sections 424(e) and (f), respectively, of the IRC.
3.2    Permissible Employees. In no event shall a purchase right be granted to any individual who, immediately after the grant of such purchase right, would own five percent (5%) or more of the total combined voting power or value of all classes of outstanding capital stock of the Company, its parent or any subsidiary.
For purposes of this Section 3.2, in determining stock ownership, an individual shall be considered as owning the voting capital stock owned, directly or indirectly, by or for his brothers and sisters, spouse,

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ancestors and lineal descendants. Voting capital stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its stockholders, partners or beneficiaries, as applicable. An individual shall be considered as owning the shares of Common Stock issuable upon exercise of any option or purchase right which such individual holds. Additionally, for purposes of this Section 3.2, outstanding capital stock shall include all capital stock actually issued and outstanding immediately after the grant of the option or the purchase right to the individual. Outstanding capital stock shall not include capital stock authorized for issue under outstanding options or purchase rights held by any person.
3.3    Excluded Employees. The following categories of employees of the Company or any parent or subsidiary of the Company shall be excluded from participating in this Plan: (i) employees whose customary employment is twenty (20) hours or less per week; (ii) employees whose customary employment is not more than five (5) months in any calendar year; and (iii) subject to Section 4.3, employees who are citizens or residents of a foreign jurisdiction if the grant of purchase rights under the Plan to such employees is prohibited under the laws of such jurisdiction or compliance with the laws of such jurisdiction would cause the Plan to violate the requirements of Section 423 of the IRC.
3.4    Transfer to or from Related Corporation. In the event that an employee leaves the employ of the Company to become an employee of any parent or subsidiary corporation of the Company, or if the employee leaves the employ of any such parent or subsidiary corporation to become an employee of the Company or of another parent or subsidiary corporation of the Company, such employee shall be deemed to continue as an employee of the Company or its parent or subsidiary for all purposes of this Plan.
4.    Common Stock Subject to Plan; Structure of the Plan.
4.1    Shares Reserved for Issue. There shall be reserved for issue upon the exercise of purchase rights granted under this Plan 14,000,000 shares of Common Stock (“Plan Shares”), subject to adjustment as provided in Section 11 hereof. Shares issued under this Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares reacquired in private transactions or open market purchases, but all shares issued under this Plan shall be counted against the Plan Shares. If any purchase rights granted under this Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purposes of the Plan.
4.2    Aggregate Shares. Notwithstanding any other provisions of this Plan, the aggregate number of shares of Common Stock subject to outstanding purchase rights granted under this Plan, plus the aggregate number of shares issued upon the exercise of all purchase rights granted under this Plan, shall never be permitted to exceed the number of shares specified in Section 4.1 above.
4.3    Plan Structure. This Plan document is an omnibus document which includes the primary Plan document (the “Statutory Plan”) designed to permit offerings of grants to employees of the Company and any parent or subsidiary of the Company where such offerings are intended to satisfy the requirements of Section 423 of the IRC (although the Company makes no undertaking nor representation to obtain or maintain qualification under Section 423 for any parent, subsidiary, individual, offering or grant) and also a separate sub-plan (the “Non-Statutory Plan”) which permits offerings of grants to employees of certain Non-U.S. subsidiaries that are not intended to satisfy the requirements of Section 423 of the IRC.
(a)    The Statutory Plan shall be a separate and independent plan from the Non-Statutory Plan, provided, however, that the total number of shares authorized to be issued under the Plan applies in the aggregate to both the Statutory Plan and the Non-Statutory Plan. Offerings under the Non-Statutory Plan may be made to achieve desired tax or other objectives in particular locations outside the United States or to comply with local laws applicable to offerings in such foreign jurisdictions.

ANNEX B - 2008 EMPLOYEE STOCK PURCHASE PLAN

(b)    The terms of the Statutory Plan shall be those set forth in this Plan document to the extent such terms are consistent with the requirements for qualification under Section 423 of the IRC. The Board may adopt a Non-Statutory Plan applicable to particular subsidiaries, which shall be designed to achieve tax, securities law or other Company compliance objectives in particular locations outside the United States. The terms of a Non-Statutory Plan may take precedence over other provisions in this document, with the exception of Section 4.1 of the Plan with respect to the total number of shares available to be offered under the Plan. Unless otherwise superseded by the terms of such Non-Statutory Plan, the provisions of this Plan document shall govern the operation of such Non-Statutory Plan. Except to the extent expressly set forth herein or where the context suggests otherwise, any reference herein to “Plan” shall be construed to include a reference to the Statutory Plan and the Non-Statutory Plan.
5.    Nontransferability. All purchase rights acquired pursuant to this Plan shall be nontransferable, except by will or the laws of descent and distribution, and shall be exercisable during the lifetime of the participant only by the participant.
6.    Terms and Conditions of Each Offering. All offerings under this Plan shall be subject to the following terms and conditions:
6.1    Term and Frequency of Offerings. Each offering under the Plan will be for a period of approximately twenty-four (24) months (the “Offering Period”) commencing on the first business day of February and August of each year and ending approximately twenty-four (24) months thereafter on the last business day of January and July, respectively; provided, however, that, notwithstanding the foregoing, the first Offering Period will begin on August 1, 2008 and will end on July 31, 2010. Each Offering Period will consist of four (4) six-month purchase periods (each a “Purchase Period”) commencing on the first business day of February and August of each year. The Board has the power to change the duration of Offering Periods or Purchase Periods without stockholder approval, provided that the change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period or Purchase Period to be affected.
6.2    Other Terms and Conditions. Purchase rights granted under this Plan shall be subject to the terms and conditions set forth herein, and to such other terms and conditions not inconsistent herewith as the Administrator may deem appropriate, provided that, except as otherwise permitted herein, such terms and conditions shall be identical for each participant granted purchase rights pursuant to any particular offering.
6.3    Election to Participate. If an individual is an eligible employee and desires to participate in an Offering Period under the Plan, he or she should enroll in the manner determined by the Administrator no later than the day before the start of the particular Offering Period (or by such other earlier date determined by the Administrator and communicated to participants) evidencing his or her election to participate. Once an employee becomes a participant in an Offering Period, such employee will automatically participate in the Offering Period commencing immediately following the last day of the Offering Period in which he or she is currently participating, unless the employee withdraws or is deemed to withdraw from this Plan or terminates further participation in such Offering Period as set forth in Sections 6.8 and 6.9.
If the fair market value of the Common Stock on the first day of any current Offering Period in which a participant is enrolled is higher than the fair market value of the Common Stock on the first day of any subsequent Offering Period, the participant will be deemed to have withdrawn from the current Offering Period on the day immediately preceding the first day of the subsequent Offering Period, and the Company automatically will enroll such participant in the subsequent Offering Period (the participant does not need to take any action to be so enrolled). Any funds accumulated in such a participant’s account for the current Offering Period as of the day immediately preceding the first day of such subsequent Offering Period will be applied to purchase shares on the current Offering Period Purchase Date immediately prior to the first day of such subsequent Offering Period and the current Offering Period will terminate immediately following such purchase.

ANNEX B - 2008 EMPLOYEE STOCK PURCHASE PLAN

6.4    Purchase Rights. Enrollment by an eligible employee in this Plan with respect to an Offering Period will constitute the grant, as of the first day of such Offering Period, by the Company to such employee of purchase rights to acquire that number of Plan Shares (rounded down to the nearest whole share) equal to the quotient obtained by dividing (i) the amount accumulated in such employee’s payroll deduction account during each Purchase Period in the Offering Period, by (ii) eighty-five percent (85%) of the lesser of the fair market value of the Common Stock on the first day of the applicable Offering Period or on the last day of the respective Purchase Period, subject to the limitations set forth below (the “Maximum Shares”). No participant may accrue purchase rights, pursuant to this Plan (and/or any other stock purchase plan qualifying under IRC Section 423 of this Company or of any parent or subsidiary of this Company), to acquire more than twenty-five thousand dollars ($25,000) worth of Common Stock (based on the fair market value of the Common Stock on the grant date of the purchase rights) in any one calendar year. No participant may accrue purchase rights pursuant to this Plan to acquire more than a maximum number of shares, which shall be 10,000 shares in any Offering Period or such lower number as may be established for a particular Purchase Period or Offering Period by the Board or the Administrator.
6.5    Payment for Common Stock. The purchase price will be paid with funds accumulated through periodic payroll deductions from the participant’s compensation during an Offering Period. The participant should provide authorization for payroll deductions to the Company, in the manner determined by the Administrator, on or before the last day of the month preceding any Offering Period (or by such other earlier date determined by the Administrator and communicated to participants), specifying the percentage (in whole percentages (i.e. 1.5% is not acceptable)), which shall be not less than one percent (1%), nor more than one hundred percent (100%) per payroll period, in no event to exceed the net amount of pay after taxes and authorized deductions have been taken out of his or her total compensation earned during each payroll period during each Offering Period, which he or she desires to have deducted and set aside for purchases of Plan Shares for the duration of the Offering Period/s in which he or she is a participant. A participant’s “total compensation” shall include elective reductions in compensation that are excluded from income by reason of IRC Sections 125, 132(f)(4) and 402(g)(3) and shall include any amounts paid in cash that are considered “wages” under IRC Section 3101(a) (without regard to any limitation under IRC Section 3121(a)). A participant may reduce or increase the rate of payroll deductions during an Offering Period by authorizing a new rate for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing after receipt of the authorization and shall continue for the remainder of the Offering Period. Such a change in payroll deductions may be made at any time during an Offering Period, but not more than one (1) reduction and not more than one (1) increase during any Purchase Period. A participant’s reduction in the rate of payroll deductions during an Offering Period may be to zero percent (0%), but a participant may not elect zero percent (0%) at the beginning of an Offering Period. A participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by authorizing a new rate for payroll deductions not later than the day before the beginning of such Offering Period (or by such other earlier date determined by the Administrator and communicated to participants). Payroll deductions made for each participant shall be credited to a special book account on the Company’s books, but no funds will be actually set aside in any special fund or account.
6.6    Purchase Dates. The semi-annual purchase dates will occur on the last business day of each Purchase Period (the “Purchase Dates”). All payroll deductions collected from the participant and not theretofore applied to the purchase of Plan Shares, will automatically be applied to the purchase of that number of Plan Shares for which the participant was granted purchase rights for that Purchase Period pursuant to the formula set forth in Section 6.4 hereof. Any funds deducted from the participant’s compensation pursuant to this Plan during a particular Purchase Period in excess of the purchase price of the shares purchased for the Purchase Period, at the election of the participant, shall be carried over to subsequent Purchase Periods within the same Offering Period or promptly refunded to the participant following the expiration of the Purchase Period upon the participant’s request. Any funds deducted from the participant’s compensation pursuant to this Plan for a particular Offering Period in excess of the purchase price of the shares

ANNEX B - 2008 EMPLOYEE STOCK PURCHASE PLAN

purchased during the Offering Period shall be promptly refunded to the participant following the expiration of the Offering Period.
6.7    Purchase Price. The purchase price for the Common Stock purchased under the Purchase Plan is 85% of the lesser of the fair market value of the Common Stock on the first day of the applicable Offering Period or the last day of the respective Purchase Period. For all purposes of this Plan, the fair market value of the Common Stock on any particular date shall be determined as follows:
(a)    If the Common Stock is at the time listed on any established stock exchange, then the fair market value shall be the closing selling price per share of the Common Stock as quoted on such exchange on the date of determination, or if there is no reported sale of the Common Stock on such exchange on the date of determination, then the fair market value shall be the closing selling price on the exchange on the last preceding trading day on which sales of the Common Stock are reported as having occurred, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.
(b)    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the fair market value shall be the mean between the closing high bid and low asked prices for the Common Stock on the date of determination, or if no prices are quoted for such date, then the mean between the closing high bid and low asked prices on the last preceding trading day on which any bid and asked prices were quoted, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.
(c)    In the absence of an established market for the Common Stock, then the fair market value shall be determined by the Administrator after taking into account such factors as the Administrator shall deem appropriate.
6.8    Withdrawal. Each participant may withdraw from an Offering Period under this Plan by notifying the Administrator in the manner determined by the Administrator of his or her election to withdraw at any time on or before the end of an Offering Period (or by such other earlier date determined by the Administrator and communicated to participants). Upon receipt of such notice by the Administrator, all future payroll deductions for such Offering Period will cease, and any payroll deductions previously collected during such Offering Period pursuant to Section 6.5 (to the extent not already applied to the purchase of Plan Shares, and, if the withdrawal occurs on a Purchase Date, to the extent not applied to the purchase of Plan Shares on such Purchase Date) will be refunded, without interest. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal in the same manner as set forth above for initial participation in this Plan.
6.9    Termination of Participation in an Offering. A participant’s participation in an Offering Period will automatically terminate upon the participant’s cessation of employment or retirement with the Company or any parent or subsidiary of the Company, permanent and total disability, as defined in Section 22(e)(3) of the IRC, or death. Upon such event, the participant will be treated as having withdrawn from the Offering Period, and the Administrator will take the actions specified in Section 6.8. In the event a participant’s last day of employment falls on the same day as a Purchase Date, the participant will not be eligible to purchase shares on that Purchase Date.
6.10    Registration of Plan and Due Authorization. Notwithstanding anything to the contrary, express or implied herein, no rights granted under the Plan may be exercised to any extent unless the Plan (including the purchase rights and the shares covered thereby) is covered by an effective registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”). If on any Purchase Date, the Plan is not so registered, no rights granted under the Plan or any offering shall be exercised, and the

ANNEX B - 2008 EMPLOYEE STOCK PURCHASE PLAN

Purchase Date shall be delayed until the Plan is subject to an effective registration statement, except that the Purchase Date shall not be delayed more than six (6) months, and in no event shall the Purchase Date be more than twenty-seven (27) months from the commencement of the particular Offering Period. If on the Purchase Date of any offering hereunder, as delayed to the maximum extent permissible, the Plan is still not registered, no purchase rights shall be exercised and all payroll deductions accumulated (to the extent not already applied to the purchase of Plan Shares) shall be refunded to the participants, without interest. If after reasonable efforts, the Company is unable to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as counsel for the Company deems necessary or appropriate, the Company shall be relieved from any liability for failure to issue and sell Plan Shares upon exercise of such purchase rights unless and until such authority is obtained.
7.    Withholding and Employment Taxes. The Company shall be entitled to withhold and/or pay from any payroll deductions made pursuant to this Plan, the amount of any and all applicable federal, state, local and foreign withholding and employment taxes.
    8.    Equal Rights and Privileges. All participants in an Offering Period under the Statutory Plan shall have the same rights and privileges with respect to their participation in the Statutory Plan for that Offering Period in accordance with Section 423 of the IRC and the related regulations.
9.    Disqualifying Dispositions. If any Plan Shares are disposed of within two (2) years from the date the purchase rights were acquired or within one (1) year after the acquisition of the Plan Shares by the participant, immediately prior to the disposition, the participant shall promptly notify the Company in writing of the date and terms of the disposition and shall provide such other information regarding the disposition as the Company may reasonably require.
10.    Stock Issuance and Rights as Stockholder. Notwithstanding any other provisions of the Plan, no participant shall have any of the rights of a stockholder (including the right to vote and receive dividends) of the Company, by reason of the provisions of this Plan or any action taken hereunder, until the date such participant shall both have paid the purchase price for the Plan Shares and shall have been issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) the stock certificate evidencing such shares.
11.    Adjustments Upon Changes in Capitalization or Merger.
11.1    Appropriate Adjustment in Number of Shares. Subject to any required action by the Company’s stockholders, the number of shares of Common Stock covered by this Plan as provided in Section 4, the number of shares of Common Stock covered by each outstanding purchase right granted hereunder and the purchase price thereof, and the maximum number of shares of Common Stock that may be purchased by any participant in any Offering Period as provided in Section 6.4 shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of such shares or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such outstanding shares of Common Stock effected without the receipt of consideration by the Company; provided, however, that the conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”
11.2    Mergers and/or Acquisitions. Subject to any required action by the Company’s stockholders, if the Company shall be the surviving corporation in any merger or consolidation (other than one described in (iii) below), each outstanding purchase right shall pertain and apply to the securities to which a holder of the number of shares subject to the purchase right would have been entitled. In the event of (i) a dissolution or liquidation of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the

ANNEX B - 2008 EMPLOYEE STOCK PURCHASE PLAN

stockholders of the Company or their relative stock holdings and the purchase rights granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all participants); (iii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company (other than any stockholder which merges (or which owns or controls another corporation which merges) with the Company in such merger) cease to own their shares or other equity interests in the Company; (iv) the sale of substantially all of the assets of the Company; or (v) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the IRC, wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company from or by the stockholders of the Company), each outstanding purchase right shall terminate, unless the surviving corporation in the case of a merger or consolidation assumes outstanding purchase rights or replaces them with substitute purchase rights having substantially similar terms and conditions; provided, however, that if an outstanding purchase right is to terminate upon any such event, the Administrator on such terms and conditions as it deems appropriate, shall provide either by the terms of the agreement or by a resolution adopted prior to the occurrence of any such event, that, for some period of time prior to such event, such purchase right shall be exercisable as to all of the shares covered by the portion of the purchase right that previously has not lapsed, terminated, or been exercised.
11.3    Board’s Determination Conclusive. To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.
11.4    Limitation on Rights. Except as hereinabove expressly provided in this Section 11, no participant shall have any rights by reason of any subdivision or consolidation of shares of the capital stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of any class or by reason of any dissolution, liquidation, merger or consolidation or spin-off of assets or stock of another corporation, and any issue by the Company of shares of stock of any class or of securities convertible into shares of stock of any class shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to any purchase right granted hereunder.
11.5    Reservation of Rights. The grant of a purchase right pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.
12.    Securities Law Requirements.
12.1    Investment Representations. The Administrator may require an individual as a condition of the grant and of the exercise of a purchase right, to represent and establish to the satisfaction of the Administrator that all Plan Shares to be acquired will be acquired for investment and not for resale. The Administrator shall cause such legends to be placed on certificates evidencing Plan Shares as, in the opinion of the Company’s counsel, may be required by federal and applicable state securities laws.
12.2    Compliance with Applicable Securities Laws. No Plan Shares shall be issued unless and until counsel for the Company determines that: (i) the Company and the participant have satisfied all applicable requirements under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended; (ii) any applicable requirement of any stock exchange or quotation system on which the Common Stock is listed or quoted has been satisfied; and (iii) all other applicable provisions of state and federal law have been satisfied.
13.    Termination and Amendment. The Board may terminate the Plan or amend the Plan from time to time, in such respects as the Board may deem advisable; provided, however, that:

ANNEX B - 2008 EMPLOYEE STOCK PURCHASE PLAN

    (i)     any outstanding purchase rights granted before such termination or amendment will not be materially impaired by any such termination or amendment except (a) with the consent of the person to whom such purchase rights were granted, (b) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the IRC and the regulations and other interpretive guidance issued thereunder relating to employee stock purchase plans) including, without limitation, any such regulations or other guidance that may be issued or amended after the effective date of the Plan, or (c) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment; and
(ii)    the approval of the Company’s stockholders will be required for any amendment of the Plan for which stockholder approval is required by applicable law or listing requirements, including any amendment that either (a) materially increases the number of shares of Common Stock available for issuance under the Plan, (b) materially expands the class of individuals eligible to become participants and receive purchase rights under the Plan, (c) materially increases the benefits accruing to participants under the Plan or materially reduces the price at which shares of Common Stock may be purchased under the Plan, (d) materially extends the term of the Plan, or (e) expands the types of awards available for issuance under the Plan, but in each of (a) through (e) above only to the extent stockholder approval is required by applicable law or listing requirements.
14.    Termination.     The Plan will terminate automatically on the earlier of termination by the Board or issuance of all the shares reserved under the Plan. No offering shall be initiated hereunder after termination of the Plan, but such termination shall not affect the validity of any purchase rights then outstanding, except as provided in Section 13.
15.    Time of Granting Options. The date of grant of a purchase right hereunder shall, for all purposes, be the date on which the particular Offering Period commences.
16.    Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Plan.
17.    Effective Date. This Plan was adopted by the Board on June 9, 2008. The Plan was approved by the stockholders of the Company on July 15, 2008 and shall be effective on said date.